Exhibit 10.26
EXECUTION COPY

THIRD AMENDED AND RESTATED
TRANSFER AND ADMINISTRATION AGREEMENT
Dated as of September 24, 2019
by and among
GREIF RECEIVABLES FUNDING LLC,

GREIF PACKAGING LLC,
as initial Servicer
GREIF PACKAGING LLC,
DELTA PETROLEUM COMPANY, INC.,
AMERICAN FLANGE & MANUFACTURING CO. INC.,
CARAUSTAR MILL GROUP, INC.,
CARAUSTAR INDUSTRIAL AND CONSUMER PRODUCTS GROUP, INC.,
CARAUSTAR RECOVERED FIBER GROUP, INC.,
THE NEWARK GROUP, INC.,
CARAUSTAR CONSUMER PRODUCTS GROUP, LLC,
CARAUSTAR CUSTOM PACKAGING GROUP, INC.,
TAMA PAPERBOARD, LLC,
CASCADE PAPER CONVERTERS CO.
and each other entity from time to time party hereto
as an Originator, as Originators
BANK OF AMERICA, N.A.,
as a Committed Investor, a Managing Agent, an Administrator and the Agent

and
THE VARIOUS INVESTOR GROUPS, MANAGING AGENTS AND ADMINISTRATORS FROM TIME TO TIME PARTIES HERETO

Page

ARTICLE I	DEFINITIONS

Section 1.1	Certain Defined Terms 2

Section 1.2	Other Terms 22

Section 1.3	Computation of Time Periods 23

Section 1.4	Times of Day 23

Section 1.5	Changes in GAAP 23

ARTICLE II	PURCHASES AND SETTLEMENTS

Section 2.1	Transfer of Affected Assets; Intended Characterization 23

Section 2.2	Purchase Price 24

Section 2.3	Investment Procedures 24

Section 2.4	Determination of Yield and Rate Periods 26

Section 2.5	Yield, Fees and Other Costs and Expenses 27

Section 2.6	Deemed Collections 28

Section 2.7	Payments and Computations, Etc 28

Section 2.8	Reports 28

Section 2.9	Collection Account 28

Section 2.10	Sharing of Payments, Etc 28

Section 2.11	Right of Setoff 29

Section 2.12	Settlement Procedures 29

Section 2.13	Optional Reduction of Net Investment 30

Section 2.14	Application of Collections Distributable to SPV 31

Section 2.15	Collections Held in Trust 31

Section 2.16	Reduction of Facility Limit 31

Section 2.17	Increase of Facility Limit 31

ARTICLE III	ADDITIONAL COMMITTED INVESTOR PROVISIONS

Section 3.1	Assignment to Committed Investors 31

Section 3.2	[Reserved] 32

Section 3.3	Extension of Commitment Termination Date/Non-Renewing
Committed Investors                            32

ARTICLE IV	REPRESENTATIONS AND WARRANTIES

Section 4.1	Representations and Warranties of the SPV and the
Initial Servicer                            33

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(continued)

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ARTICLE V	CONDITIONS PRECEDENT

Section 5.1	Conditions Precedent to Closing 38

Section 5.2	Conditions Precedent to All Investments and Reinvestments 39

ARTICLE VI	COVENANTS

Section 6.1	Affirmative Covenants of the SPV and Servicer 40

Section 6.2	Negative Covenants of the SPV and Servicer 43

ARTICLE VII	ADMINISTRATION AND COLLECTIONS

Section 7.1	Appointment of Servicer 45

Section 7.2	Duties of Servicer 46

Section 7.3	Blocked Account Arrangements 46

Section 7.4	Enforcement Rights 46

Section 7.5	Servicer Default 47

Section 7.6	Servicing Fee 48

Section 7.7	Protection of Ownership Interest of the Investors 48

ARTICLE VIII	TERMINATION EVENTS

Section 8.1	Termination Events 48

Section 8.2	Termination 50

ARTICLE IX	INDEMNIFICATION; EXPENSES; RELATED MATTERS

Section 9.1	Indemnities by the SPV 50

Section 9.2	Indemnities by the Servicer 51

Section 9.3	Indemnity for Taxes, Reserves and Expenses 52

Section 9.4	Taxes 53

Section 9.5	Status of Investors 54

Section 9.6	Other Costs and Expenses; Breakage Costs 55

Section 9.7	Mitigation Obligations 55

Section 9.8	FATCA Compliance 55

ARTICLE X	THE AGENT

Section 10.1	Appointment and Authorization of Agent 56

Section 10.2	Delegation of Duties 56

Section 10.3	Liability of Agents and Managing Agents 56

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(continued)

Page

Section 10.4	Reliance by Agent 56

Section 10.5	Notice of Termination Event, Potential Termination Event or
Servicer Default                            56

Section 10.6	Credit Decision; Disclosure of Information by the Agent 57

Section 10.7	Indemnification of the Agent 57

Section 10.8	Agent in Individual Capacity 57

Section 10.9	Resignation of Agents 58

Section 10.10	Payments by the Agent 58

ARTICLE XI	MISCELLANEOUS

Section 11.1	Term of Agreement 58

Section 11.2	Waivers; Amendments 58

Section 11.3	Notices; Payment Information 58

Section 11.4	Governing Law; Submission to Jurisdiction; Appointment
of Service Agent                            59

Section 11.5	Integration 59

Section 11.6	Severability of Provisions 59

Section 11.7	Counterparts; Facsimile Delivery 59

Section 11.8	Successors and Assigns; Binding Effect 59

Section 11.9	Waiver of Confidentiality 61

Section 11.10	Confidentiality Agreement 61

Section 11.11	No Bankruptcy Petition Against the Conduit Investor 62

Section 11.12	No Recourse 62

Section 11.13	No Proceedings; Limitations on Payments 62

Section 11.14	Amendment and Restatement 62

Section 11.15	USA Patriot Act 62

Section 11.16	Waiver of Consequential Damages, Etc 62

Section 11.17	Acknowledgement Regarding Any Supported QFCs. 63

Section 11.18	Acknowledgement and Consent to Bail-In of EEA Financial
Institutions                                63

iii

This Third Amended and Restated Transfer and Administration Agreement (this “Agreement”), dated as of September 24, 2019, by and among:
(1)    GREIF RECEIVABLES FUNDING LLC, a Delaware limited liability company (the “SPV”);
(2)    GREIF PACKAGING LLC, a Delaware limited liability company, as an Originator (in such capacity, the “GP Originator”);
(3)    Delta Petroleum Company, Inc., a Louisiana corporation, as an originator (the “Delta Originator”);
(4)    American Flange & Manufacturing Co. Inc., a Delaware corporation, as an originator (the “AFM Originator”);
(5)    caraustar mill group, inc., an Ohio corporation, as an originator (the “Caraustar Mill Originator”);
(6)    caraustar industrial and consumer products group, inc., a Delaware corporation, as an originator (the “Caraustar Industrial Originator”);
(7)    caraustar recovered fiber group, inc., a Delaware corporation, as an originator (the “Caraustar Fiber Originator”);
(8)    THE newark group, inc., a New Jersey corporation, as an originator (the “Newark Originator”);
(9)    caraustar consumer products group, llc, a Delaware limited liability company, as an originator (the “Caraustar Consumer Originator”);
(10)    caraustar custom packaging group, inc., a Delaware corporation, as an originator (the “Caraustar Custom Originator”);
(11)    tama paperboard, llc, a Delaware limited liability company, as an originator (the “Tama Originator”);
(12)    cascade paper converters co., a Michigan corporation, as an originator (the “Cascade Originator”, and, together with the GP Originator, the Delta Originator, the AFM Originator, the Caraustar Mill Originator, the Caraustar Industrial Originator, the Caraustar Fiber Originator, the Newark Originator, the Caraustar Consumer Originator, the Caraustar Custom Originator, the Tama Originator and each other entity from time to time party hereto as an “Originator” pursuant to a joinder agreement in form and substance acceptable to the Agent, each, an “Originator” and collectively, the “Originators”);
(13)    GREIF PACKAGING LLC., as servicer (in such capacity, the “Servicer”);
(14)    BANK OF AMERICA, N.A., (“BANA”), as a Committed Investor, a Managing Agent, an Administrator and the Agent;
(15)    the various Investor Groups, Managing Agents and Administrators from time to time parties hereto.
PRELIMINARY STATEMENTS. This Agreement amends and restates in its entirety, as of the date hereof, the Second Amended and Restated Transfer and Administration Agreement, dated as of September 28, 2016 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Existing Agreement”), among the SPV, the Servicer, the Managing Agents, Investors, the Administrators from time to time party thereto and the Agent (as successor by assignment to Cooperative Rabobank U.A., New York Branch pursuant to the Rabobank Assignment). Upon the effectiveness of this Agreement, the terms and provisions of the Existing Agreement shall, subject to this paragraph, be amended and restated hereby in their entirety. Notwithstanding the amendment and restatement of the Existing Agreement by this Agreement, (i) the SPV and Servicer shall continue to be liable to each of the parties to the Existing Agreement or any other Indemnified Party or Servicer Indemnified Party (as such terms are defined in the Existing Agreement) for fees and expenses which are accrued and unpaid under the Existing Agreement on the date hereof (collectively, the “Existing Agreement Outstanding Amounts”) and all agreements to indemnify such parties in connection with events or conditions arising or existing prior to the effective date of this Agreement and (ii) the security interest created under the Existing Agreement shall remain in full force and effect as security for such Existing Agreement Outstanding Amounts. Upon the effectiveness of this Agreement, each reference to the Existing Agreement in any other document, instrument or agreement shall mean and be a reference to this Agreement. Nothing contained herein, unless expressly herein stated to the contrary, is intended to amend, modify or otherwise affect any other instrument, document or agreement executed and/or delivered in connection with the Existing Agreement.

The SPV desires to continue to sell, transfer and assign an undivided variable percentage interest in certain receivables, and the Investors desire to continue to acquire such undivided variable percentage interest, as such percentage interest shall be adjusted from time to time based upon, in part, reinvestment payments that are made by such Investors.
In consideration of the mutual agreements, provisions and covenants contained herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
SECTION 1.1    Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:
“Accounts” means the Blocked Accounts, the Collection Account and each other account into which Collections may be deposited or received.
“Adjustment” is defined in Section 2.4(c).
“Administrators” means the BANA Administrator, the MUFG Administrator, the TD Bank Administrator and any other Person that becomes a party to this Agreement as an “Administrator”.
“Adverse Claim” means a Lien on any Person’s assets or properties in favor of any other Person; provided that “Adverse Claim” shall not include any “precautionary” financing statement filed by any Person not evidencing any such Lien.
“Affected Assets” means, collectively, (a) the Receivables, (b) the Related Security, (c) with respect to any Receivable, all rights and remedies of the SPV under the First Tier Agreement, together with all financing statements filed by the SPV against the Originators in connection therewith, (d) the Collection Account and all Blocked Accounts and all funds and investments therein and all of the SPV’s rights in the Blocked Account Agreements and (e) all proceeds of the foregoing.
“Affiliate” means, as to any Person at any time, any other Person which, directly or indirectly, owns, is in control of, is controlled by, or is under common control with such Person at such time, in each case whether beneficially, or as a trustee, guardian or other fiduciary. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the other Person, whether through the ownership of voting securities or membership interests, by contract, or otherwise.
“AFM Originator” is defined in the Preamble.
“Agent” means BANA, in its capacity as agent for the Secured Parties, and any successor thereto appointed pursuant to Article X.
“Agents” means, collectively, the Managing Agents and the Agent.
“Agent-Related Persons” means, with respect to any Managing Agent or the Agent, such Person together with its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and their respective Affiliates.
“Aggregate Unpaid Balance” means, as of any date of determination, the sum of the Unpaid Balances of all Receivables which constitute Eligible Receivables as of such date of determination.
“Aggregate Unpaids” means, at any time, an amount equal to the sum of (a) the aggregate unpaid Yield accrued and to accrue through the end of all Rate Periods in existence at such time, (b) the Net Investment at such time and (c) all other amounts owed (whether or not then due and payable) hereunder and under the other Transaction Documents by the SPV and each Originator to the Agent, the Managing Agents, the Administrators, the Investors or the Indemnified Parties at such time, including, without limitation, any amounts owed pursuant to Section 9.3 hereof.
“Agreement” is defined in the Preamble.
“Agricultural Receivable” means any Eligible Receivable originated on or after April 1st of any calendar year and payable on or prior to October 15th of such calendar year to an Agricultural Receivable Eligible Obligor.

“Agricultural Receivable Eligible Obligor” means any Eligible Obligor or their corporate successor listed on Schedule 1.01(a) to the Disclosure Letter hereto as such Schedule 1.01(a) to the Disclosure Letter may be updated from time to time at the request of the SPV and with the consent of the Agent.
“Alternate Rate” means, for each day during a Rate Period for any Portion of Investment, an interest rate per annum equal to the Offshore Rate for such Rate Period; provided that if pursuant to Section 2.4(b), (x) the applicable Managing Agent is unable to determine the Offshore Rate or (y) it becomes unlawful for any Investor to fund the purchase or maintenance of any Investment accruing Yield at the Offshore Rate, then the “Alternate Rate” for each day in such Rate Period shall be an interest rate per annum equal to the Base Rate in effect for such Rate Period; provided further that if pursuant to Section 2.4(c), the Offshore Rate has been replaced by a LIBOR Successor Rate, then the “Alternate Rate” for each day in such Rate Period shall be an interest rate per annum equal to the LIBOR Successor Rate in effect on such day. The “Alternate Rate” for any date on or after the declaration or automatic occurrence of the Termination Date pursuant to Section 8.2 shall be an interest rate equal to 2.00% per annum above the Base Rate for such Rate Period. If the calculation of the Alternate Rate results in an Alternate Rate of less than zero (0), the Alternate Rate shall be deemed to be zero (0) for all purposes hereunder.
“Anti-Corruption Laws” means, all laws, rules, and regulations of any jurisdiction applicable to the SPV or any Person that is an Affiliate of the SPV from time to time concerning or relating to bribery or corruption.
“Anti-Money Laundering Laws” means Law in any jurisdiction in which the Seller Parties are located or doing business that relates to money laundering or terrorism financing, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.
“Asset Interest” is defined in Section 2.1(b).
“Assignment Amount” means, with respect to a Committed Investor at the time of any assignment pursuant to Section 3.1, an amount equal to the least of (a) such Committed Investor’s Pro Rata Share of the Net Investment requested by the Uncommitted Investor in its Investor Group to be assigned at such time; (b) such Committed Investor’s unused Commitment (minus the unrecovered principal amount of such Committed Investor’s investments in the Asset Interest pursuant to the Program Support Agreement to which it is a party); and (c) in the case of an assignment on or after the applicable Conduit Investment Termination Date, an amount equal to (A) the sum of such Committed Investor’s Pro Rata Share of the Investor Group Percentage of (i) the aggregate Unpaid Balance of the Receivables (other than Defaulted Receivables), plus (ii) all Collections received by the Servicer but not yet remitted by the Servicer to the Agent, plus (iii) any amounts in respect of Deemed Collections required to be paid by the SPV at such time.
“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit A.
“Assignment Date” is defined in Section 3.1(a).
“Attributable Indebtedness” means, on any date, but without duplication, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person.
“BANA” is defined in the Preamble.
“BANA Administrator” means BANA or an Affiliate thereof, as administrator for the BANA Investor Group.
“BANA Committed Investor” means each financial institution party to this Agreement as a BANA Committed Investor.
“BANA Investor Group” is defined in the definition of “Investor Group”.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America Assignment” means that certain Assignment, Assumption and Resignation Agreement dated as of September 30, 2013, by and among, BANA, as assignor, PNC Bank, National Association, as assignee, the SPV, the GP Originator and the GP Servicer.
“Bankruptcy Code” means Title 11 of United States Code.
“Base Rate” means, for any Rate Period or, in connection with the calculation of the Default Rate, any day, a fluctuating rate per annum calculated as of the first Business Day of such Rate Period (or, in connection with the calculation of the Default Rate, such day) equal to the highest of (a) the Federal Funds Rate for such day, plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by the applicable Managing Agent as its “prime rate” or (c) the daily Offshore Rate for such day plus 1.75%. The “prime rate” is a rate set by the applicable Managing Agent based upon various factors including such Managing Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the prime rate announced by a Managing Agent shall take effect at the opening of business on the day specified in the public announcement of such change.
“Basel II” is defined in the definition of “Existing Law”.
“Basel III” is defined in the definition of “Existing Law”.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership complying with the Beneficial Ownership Rule, in form and substance reasonably acceptable to the Agent.
“Beneficial Ownership Rule” means 31 C.F.R. § 1010.230.
“Blocked Account” means an account and any associated lock-box maintained by the SPV at a Blocked Account Bank for the purpose of receiving Collections or concentrating Collections received, set forth in Schedule 4.1(s) to the Disclosure Letter, or any account added as a Blocked Account pursuant to and in accordance with Section 4.1(s) to the Disclosure Letter and which, if not maintained at and in the name of the Agent, is subject to a Blocked Account Agreement; provided that the Specified Account shall not constitute a Blocked Account hereunder or under any Transaction Document prior to the occurrence of the Blocked Account Agreement Amendment Date.
“Blocked Account Agreement” means a deposit account control agreement among the SPV, the Agent and a Blocked Account Bank, in form and substance reasonably acceptable to the Agent.
“Blocked Account Agreement Amendment Date” means the date on which the SPV delivers to the Agent a fully executed amendment to the applicable deposit account control agreement among the SPV, the Agent and the applicable Blocked Account Bank pertaining to the Specified Account pursuant to which the Specified Account is added as a “Collateral Account” thereunder, which amendment shall be in form and substance satisfactory the Agent.
“Blocked Account Bank” means each of the banks set forth in Schedule 4.1(s) to the Disclosure Letter, as such Schedule 4.1(s) to the Disclosure Letter may be modified pursuant to Section 4.1(s).
“Business Day” means any day excluding Saturday, Sunday and any day on which banks in New York, New York or the State of Ohio, are authorized or required by law to close, and, when used with respect to the determination of any Offshore Rate or any notice with respect thereto, any such day which is also a day for trading by and between banks in United States dollar deposits in the London interbank market.
“Calculation Period” means: (a) the period from and including the Closing Date to and including the next Month End Date; and (b) thereafter, each period from but excluding a Month End Date to and including the earlier to occur of the next Month End Date or the Final Payout Date.
“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations). For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such insurance proceeds, as the case may be.
“Capitalized Lease” of a Person means any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Caraustar Consumer Originator” is defined in the Preamble.
“Caraustar Custom Originator” is defined in the Preamble.
“Caraustar Fiber Originator” is defined in the Preamble.
“Caraustar Industrial Originator” is defined in the Preamble.
“Caraustar Mill Originator” is defined in the Preamble.
“Cascade Originator” is defined in the Preamble.
“Change in Law” is defined in Section 9.3(a).
“Change of Control” means (a) any failure by Greif, Inc. to beneficially own and control, directly or indirectly, 66 2/3% or more of the total voting power and economic interests represented by the issued and outstanding Equity Interests of any Originator, (b) any failure by the GP Originator to directly own and control 100% of the total voting power and economic interests represented by the issued and outstanding Equity Interests of the SPV, or (c) any “Change of Control” as defined in the Senior Credit Agreement.
“Charged-Off Receivable” means a Receivable (a) as to which the Obligor thereof has become the subject of any Event of Bankruptcy, (b) which has been identified by the SPV, any Originator or the Servicer as uncollectible, or (c) which, consistent with the Credit and Collection Policy, would be written off as uncollectible, in any case, whether or not actually charged off on the books and records of the SPV or the Servicer.
“Closing Date” means September 24, 2019.
“Closing Fee” is defined in the Fee Letter.
“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.
“Collection Account” is defined in Section 2.9.
“Collections” means, with respect to any Receivable, all cash collections and other cash proceeds of such Receivable, including (i) all scheduled interest and principal payments, and any applicable late fees, in any such case, received and collected on such Receivable, (ii) all proceeds received by virtue of the liquidation of such Receivable, net of expenses incurred in connection with such liquidation, (iii) all proceeds received (net of any such proceeds which are required by law to be paid to the applicable Obligor) under any damage, casualty or other insurance policy with respect to such Receivable, (iv) all cash proceeds of the Related Security related to or otherwise attributable to such Receivable, (v) any repurchase payment received with respect to such Receivable pursuant to any applicable recourse obligation of the Servicer or any Originator under this Agreement or any other Transaction Document and (vi) all Deemed Collections received with respect to such Receivable.
“Commercial Paper” means the promissory notes issued or to be issued by a Conduit Investor (or its related commercial paper issuer if such Conduit Investor does not itself issue commercial paper) in the commercial paper market.
“Commitment” means, with respect to each Committed Investor, as the context requires, (a) the commitment of such Committed Investor to make Investments and to pay Assignment Amounts in accordance herewith in an amount not to exceed the amount described in the following clause (b), and (b) the dollar amount set forth opposite such Committed Investor’s signature on the signature pages hereof under the heading “Commitment” (or, in the case of a Committed Investor which becomes a party hereto pursuant to an Assignment and Assumption Agreement, as set forth in such Assignment and Assumption Agreement), minus the dollar amount of any Commitment or portion thereof assigned by such Committed Investor pursuant to an Assignment and Assumption Agreement, plus the dollar amount of any increase to such Committed Investor’s Commitment consented to by such Committed Investor prior to the time of determination; provided that, except as set forth in Section 2.17, if the Facility Limit is reduced, the aggregate of the Commitments of all the Committed Investors shall be reduced in a like amount and the Commitment of each Committed Investor shall be reduced in proportion to such reduction.
“Commitment Termination Date” means the earlier to occur of September 24, 2020, or such later date to which the Commitment Termination Date may be extended by the SPV, the Agent and the Committed Investors (each in their sole discretion).
“Committed Investors” means (a) for the BANA Investor Group, the BANA Committed Investors, (b) for the MUFG Investor Group, the MUFG Committed Investors, (c) for the TD Bank Investor Group, the TD Bank Committed Investors and (d)

for any other Investor Group, each of the Persons executing this Agreement in the capacity of a “Committed Investor” for such Investor Group in accordance with the terms of this Agreement, and, in each case, successors and permitted assigns.
“Competitors” is defined in the definition of “Disqualified Investor”.
“Concentration Percentage” means (i) for any Group A Obligor that is not a Special Obligor, 10.00%, (ii) for any Group B Obligor that is not a Special Obligor, 10.00%, (iii) for any Group C Obligor that is not a Special Obligor, 5.00%, (iv) for any Group D Obligor that is not a Special Obligor, 2.50%, and (v) for any Special Obligor, such Special Obligor’s Special Concentration Percentage.
“Concentration Reserve” means 10.00%.
“Conduit Assignee” means, with respect to any Conduit Investor, any special purpose entity that finances its activities directly or indirectly through asset backed commercial paper and is administered by a Managing Agent or any of its Affiliates and designated by such Conduit Investor’s Managing Agent from time to time to accept an assignment from such Conduit Investor of all or a portion of the Net Investment.
“Conduit Investment Termination Date” means, with respect to any Conduit Investor, the date of the delivery by such Conduit Investor to the SPV of written notice that such Conduit Investor elects, in its sole discretion, to permanently cease to fund Investments hereunder. For the avoidance of doubt, the delivery of any such written notice by such Conduit Investor shall not relieve or terminate the obligations of any Committed Investor hereunder to fund any Investment.
“Conduit Investor” means any Person that shall become a party to this Agreement in the capacity as a “Conduit Investor” and any Conduit Assignee of any of the foregoing.
“Continuing Obligations” means those obligations which are identified to continue as obligations under the Prior Assignments.
“Contract” means, in relation to any Receivable, any and all contracts, instruments, agreements, leases, invoices, notes, or other writings pursuant to which such Receivable arises or which evidence such Receivable or under which an Obligor becomes or is obligated to make payment in respect of such Receivable.
“CP Rate” means, for any day in any Rate Period for any Portion of Investment, the Alternate Rate for such day.
“Credit and Collection Policy” means the Originators’ credit and collection policy or policies and practices relating to Receivables as in effect on the Closing Date and set forth in Exhibit A to the Disclosure Letter, as modified, from time to time, in compliance with Sections 6.1(a)(vii) and 6.2(c).
“Days Sales Outstanding” means, for any Calculation Period, the ratio obtained by dividing (a) the aggregate Unpaid Balance of Receivables as of the most recent Month End Date by (b) the quotient obtained by dividing (i) the aggregate amount of sales giving rise to Receivables originated during the consecutive four (4) month period ended on the most recent Month End Date by (ii) 121.
“Debtor Relief Laws” means any applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, fraudulent conveyance, reorganization, or similar Laws affecting the rights, remedies, or recourse of creditors generally, including the Bankruptcy Code and all amendments thereto, as are in effect from time to time.
“Deemed Collections” means any Collections on any Receivable deemed to have been received pursuant to Sections 2.6.
“Default Rate” means, for any day, a per annum rate equal to the sum of (a) the Base Rate for such day plus (b) 2.00%.
“Default Ratio” means, for any Calculation Period, the ratio (expressed as a percentage) computed as of the most recent Month End Date of (i) the aggregate Unpaid Balance of all Receivables that became Defaulted Receivables during such Calculation Period, divided by (ii) the aggregate amount of sales by the Originators giving rise to Receivables in the fourth month prior to the month of determination.
“Defaulted Receivable” means a Receivable (a) as to which any payment, or part thereof, remains unpaid for 91 days or more from the original due date for such payment and (b) without any duplication, that is less than or equal to 90 days from the original due date and became a Charged-Off Receivable during any month.

“Delinquency Ratio” means, for any Calculation Period, the ratio (expressed as a percentage) equal to the quotient of (a) the aggregate Unpaid Balance of all Delinquent Receivables as of the most recent Month End Date divided by (b) the aggregate Unpaid Balance of all Receivables as of the most recent Month End Date.
“Delinquent Receivable” means a Receivable as to which any payment, or part thereof, remains unpaid for 91 days or more from the original due date for such payment.
“Delta Originator” is defined in the Preamble.
“Dilution” means, on any date, an amount equal to the sum, without duplication, of the aggregate reduction effected on such day in the Unpaid Balances of the Receivables attributable to any non-cash items including credits, rebates, billing errors, sales or similar taxes, cash discounts, volume discounts, allowances, disputes (it being understood that a Receivable is “subject to dispute” only if and to the extent that, in the reasonable good faith judgment of the applicable Originator (which shall be exercised in the ordinary course of business) such Obligor’s obligation in respect of such Receivable is reduced on account of any performance failure on the part of such Originator), set-offs, counterclaims, chargebacks, returned or repossessed goods, sales and marketing discounts, warranties, any unapplied credit memos and other adjustments that are made in respect of Obligors; provided that writeoffs related to an Obligor’s bad credit, inability to pay or insolvency shall not constitute Dilution, and contractual adjustments to the amounts payable by the Obligor that are eliminated from the Receivables balance sold through a reduction in purchase price shall not constitute Dilution.
“Dilution Horizon Ratio” means, for any Calculation Period, the ratio (expressed as a percentage) computed as of the most recent Month End Date by dividing (a) the aggregate initial Unpaid Balance of sales by the Originators giving rise to Receivables during such Calculation Period by (b) the Net Pool Balance as of such Month End Date.
“Dilution Ratio” means, for any Calculation Period, the ratio (expressed as a percentage) computed as of the most recent Month End Date by dividing (a) the aggregate Dilution incurred during such period, by (b) the aggregate amount of sales by the Originators giving rise to Receivables in the month prior to the month of determination.
“Dilution Reserve Ratio” means, for any Calculation Period, a percentage equal to:
where:
SF    =    the Stress Factor;
EDR    =    the Expected Dilution Ratio;
DS    =    the Dilution Spike; and
DHR    =    the Dilution Horizon Ratio.
“Dilution Spike” means, as of any date of determination, the highest average Dilution Ratio for any two consecutive calendar months during the immediately preceding 12 calendar months.
“Disclosure Letter” means the letter of even date herewith delivered by the SPV to the Agent and the Investors.
“Disqualified Investor” means, on any date, (a) Persons that are specifically identified by the SPV on Schedule 1.01(b) to the Disclosure Letter (as such schedule may be supplemented or updated from time to time by the SPV in accordance with this definition) prior to such date, (b) Persons that are determined by the SPV to be competitors of the Greif, Inc. or its Subsidiaries and which are specifically identified by the SPV by providing the Agent with a written supplement or update to Schedule 1.01(b) to the Disclosure Letter (“Competitors”) prior to such date, (c) in the case of the foregoing clauses (a) and (b), any of such Persons’ Affiliates to the extent such Affiliates (i)(A) are clearly identifiable as Affiliates based solely on the similarity of such Affiliates’ names and (B) are not bona fide investment funds, or (ii)(A) upon reasonable written notice to the Agent, are specifically identified as Affiliates in a written supplement or update to Schedule 1.01(b) to the Disclosure Letter and (B) are not bona fide investment funds; provided that (x) the initial Disqualified Investors shall be specifically identified as such in Schedule 1.01(b) to the Disclosure Letter and (y) any supplements or other updates to Schedule 1.01(b) to the Disclosure Letter made thereto from time to time after the Closing Date shall become effective five (5) Business Days after delivery to the Agent and the Investors (but which shall not apply retroactively to disqualify any parties that have previously acquired an interest in the Investments, whether by assignment or participation) of such supplement or update to Schedule 1.01(b) to the Disclosure Letter.
“Dollar” or “$” means the lawful currency of the United States.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Investments” means any of the following investments denominated and payable solely in Dollars: (a) readily marketable debt securities issued by, or the full and timely payment of which is guaranteed by, the full faith and credit of, the federal government of the United States, (b) insured demand deposits, time deposits and certificates of deposit of any commercial bank rated “A-1+” by S&P, “P-1” by Moody’s and “A-1+” by Fitch (if rated by Fitch), (c) no load money market funds rated in the highest ratings category by each of the Rating Agencies (without the “r” symbol attached to any such rating by S&P), and (d) commercial paper of any corporation incorporated under the laws of the United States or any political subdivision thereof, provided that such commercial paper is rated “A-1+” by S&P, “P-1” by Moody’s and “A-1+” by Fitch (if rated by Fitch) (without the “r” symbol attached to any such rating by S&P).
“Eligible Obligor” means, at any time, any Obligor:
(a)which is not an Affiliate or employee of any of the Originators, SPV or Servicer;
(b)which is not an Official Body;
(c)[Reserved];
(d)which is not a Sanctioned Person; and
(e)which does not have more than 50.0% of Defaulted Receivables with respect to the Receivables owed by such Obligor.
“Eligible Receivable” means, at any time, any Receivable:
(a)which was originated by an Originator on an arm’s length basis in the ordinary course of its business;
(b)(i)    with respect to which each of the applicable Originator and the SPV has performed all obligations required to be performed by it thereunder or under any related Contract, including shipment of the merchandise and/or the performance of the services purchased thereunder; (ii) which has been billed to the relevant Obligor; and (iii) which, according to the Contract related thereto, is required to be paid in full within 120 days of the original billing date therefor unless such Receivable is an Agricultural Receivable, provided, however, that the Agent may deem any Extended Term Receivable or Agricultural Receivable to be ineligible at any time in its discretion upon twenty (20) days advance written notice to the SPV;
(c)which was originated in accordance with and satisfies in all material respects all applicable requirements of the Credit and Collection Policy;
(d)which has been sold or contributed to the SPV pursuant to (and in accordance with) the First Tier Agreement and to which the SPV has good and marketable title, free and clear of all Adverse Claims;
(e)the Obligor of which has been directed to make all payments to a Blocked Account;
(f)which is assignable without the consent of, or notice to, the Obligor thereunder unless such consent has been obtained and is in effect or such notice has been given;

(g)which (i) together with the related Contract, is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms and (ii) is not subject to any asserted litigation, dispute, offset, holdback, counterclaim or other defense; provided that, with respect to offsets and holdbacks included in the calculation of Offset Payable, (x) at any time Greif, Inc.’s corporate family rating is greater than or equal to “BB” by S&P and “Ba2” by Moody’s, such holdbacks and offsets shall not render all or any portion of such Receivable ineligible pursuant to this clause (g)(ii) and (y) at any time Greif, Inc.’s corporate family rating is below “BB” by S&P or “Ba2” by Moody’s, only the portion of such Receivable that is the subject of such offset or holdback shall be deemed to be ineligible pursuant to the terms of this clause (g)(ii);
(h)which is denominated and payable only in Dollars in the United States;
(i)which is not a Delinquent Receivable or Defaulted Receivable;
(j)which is not a Charged-Off Receivable;
(k)which has not been compromised, adjusted or modified (including by the extension of time for payment or the granting of any discounts, allowances or credits) in a manner not otherwise authorized by this Agreement; provided that only such portion of such Receivable that is the subject of such compromise, adjustment or modification shall be deemed to be ineligible pursuant to the terms of this clause (k);
(l)which is an “account” within the meaning of Article 9 of the UCC of all applicable jurisdictions and is not evidenced by instruments or chattel paper;
(m)which, together with the Contract related thereto, does not contravene in any material respect any Laws applicable thereto (including Laws relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy);
(n)the assignment of which under the First Tier Agreement by the applicable Originator to the SPV and hereunder by the SPV to the Agent does not violate, conflict or contravene any applicable Law or any enforceable contractual or other restriction, limitation or encumbrance;
(o)such Receivable is not a Receivable which arose as a result of the sale of consigned inventory owned by a third party or a sale in which the Originator acted as agent of any other Person or otherwise not as principal;
(p)such Receivable has not been selected for funding under the Facility pursuant to any “adverse selection” procedures;
(q)such Receivable does not arise under a Contract which contains a confidentiality provision that purports to restrict the ability of the SPV or its assignees to exercise their rights under such Contract or the First Tier Agreement, including, without limitation, the SPV’s or its assignees’ right to review such Contract;
(r)which (together with the Related Security related thereto) has been the subject of either a valid transfer and assignment from, or the grant of a first priority perfected security interest therein by, the SPV to the Agent, on behalf of the Investors, of all of the SPV’s right, title and interest therein, effective until the Final Payout Date (unless repurchased by the SPV at an earlier date pursuant to this Agreement); and
(s)the Obligor of which is an Eligible Obligor.
“Equity Interests” means, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or non-voting or whether certificated or not certificated), of capital of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership, whether outstanding on the date hereof or issued thereafter.
“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended, and any regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” means, with respect to any Person, any corporation, partnership, trust, sole proprietorship or trade or business which, together with such Person, is treated as a single employer under Section 414(b) or (c) of the Code or, with respect to any liability for contributions under Section 302(b) of ERISA, Section 414(m) or Section 414(o) of the Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Eurodollar Reserve Percentage” means, for any day during any Rate Period, the reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day, whether or not applicable to any Investor, under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “eurocurrency liabilities”). The Offshore Rate shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.
“Event of Bankruptcy” means, with respect to any Person, (a) that such Person becomes unable or admits in writing its inability or fails generally to pay its debts as they become due; (b) that any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; (c) that such Person institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors, or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; (d) that any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or (e) that any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding.
“Excess Concentration” means, at any time, the sum of the following (without duplication):
(a)    the aggregate of the amounts calculated for each Obligor of a Receivable equal to the amount (if any) by which (i) the aggregate Unpaid Balance of all Eligible Receivables of such Obligor exceeds (ii) an amount equal to the Concentration Percentage for such Obligor, multiplied by the Aggregate Unpaid Balance at such time; plus
(b)    the amount (if any) by which the aggregate Unpaid Balance of all Eligible Receivables with respect to which, as of such date, any payment, or any part thereof, remains unpaid 31 days or more, but not more than 60 days, from the original due date thereof, exceeds 25.00% of the aggregate amount of sales by the Originators giving rise to Receivables in the second month prior to the month of determination; plus
(c)    the amount (if any) by which the aggregate Unpaid Balance of all Eligible Receivables with respect to which, as of such date, any payment, or any part thereof, remains unpaid 61 days or more, but not more than 90 days, from the original due date thereof, exceeds 25.00% of the aggregate amount of sales by the Originators giving rise to Receivables in the third month prior to the month of determination; plus
(d)    the amount (if any) by which (i) the aggregate Unpaid Balance of all Eligible Receivables with a maturity greater than 60 days but less than 121 days exceeds (ii) an amount equal to 17.50% multiplied by the Aggregate Unpaid Balance at such time, plus
(e)    the amount (if any) by which (i) the aggregate Unpaid Balance of all Eligible Receivables with a maturity greater than 90 days but less than 121 days exceeds (ii) an amount equal to 7.50% multiplied by the Aggregate Unpaid Balance at such time, plus
(f)    the amount (if any) by which (i) the aggregate Unpaid Balance of all Eligible Receivables originated on or after April 1st of any calendar year and payable on or prior to October 15th of such calendar year to an Obligor designated as an “Agricultural Receivable Eligible Obligor” by the SPV with the consent of the Agent exceeds (ii) an amount equal to 10.00% multiplied by the Aggregate Unpaid Balance at such time, plus
(g)    the amount (if any) by which (i) the aggregate Unpaid Balance of all Eligible Receivables with foreign (non-U.S. and Canada) Obligors (denominated in Dollars) exceeds (ii) an amount equal to 5.00% multiplied by the Aggregate Unpaid Balance at such time.
“Excluded Amounts” is defined in Section 4.1(s).
“Excluded Taxes” means, with respect to the Managing Agent, any Investor, any other Secured Party, or any other recipient of any payment to be made by or on account of any obligation of a payor hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Investor, in which its applicable Funding Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the payor is located and U.S. federal backup withholding, (c) in the case of a Foreign Investor, any withholding tax that is imposed on amounts payable to such Foreign Investor at the time such Foreign Investor becomes a party hereto (or designates a new Funding Office) or is attributable to such Foreign Investor’s failure or inability (other than as a result of a Change in Law) to comply with Section 9.5, except to the extent that such Foreign Investor (or its assignor, if any) was entitled, at the time of designation of a new Funding Office (or assignment), to receive additional amounts from the SPV with respect to such withholding tax pursuant to Section 9.4 and (d) any U.S. federal withholding taxes imposed under FATCA.
“Existing Agreement” is defined in the preliminary statements.
“Existing Agreement Closing Date” means September 28, 2016.
“Existing Agreement Outstanding Amounts” is defined in the preliminary statements.
“Existing First Tier Agreement” means that certain second amended and restated sale agreement, dated as of September 28, 2016, between the SPV and the Originators party thereto.
“Existing Law” means (a) the final rule title “Risk-Based Capital Guidelines: Capital Adequacy Guidelines: Capital Maintenance: Regulatory Capital: Impact of Modifications to Generally Accepted Accounting Principles: Consolidation of Asset-Backed Commercial Paper Programs: and Other Related Issues,” adopted by the United States bank regulatory agencies on December 15, 2009 (the “FAS 166/167 Capital Guidelines”); (b) the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd Frank Act”); (c) the revised Basel Accord prepared by the Basel Committee on Banking Supervision as set out in the publication entitled “Basel II: International Convergence of Capital Measurements and Capital Standards: A Revised Framework” (as updated from time to time, “Basel II”); (d) the agreements reached by the Basel Committee on Banking Supervision in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems” (as amended, supplemented or otherwise modified or replaced from time to time, “Basel III”); or (e) any rules, regulations, guidance, interpretations, directives or requests from any Official Body relating to, or implementing the FAS 166/167 Capital Guidelines, the Dodd-Frank Act, Basel II or Basel III (whether or not having the force of law).
“Expected Dilution Ratio” means, for any Calculation Period, the average of the Dilution Ratios for the 12 calendar months ending on the most recent Month End Date.
“Extended Term Receivable” means any Eligible Receivable with a maturity greater than 60 days but less than 121 days.
“Facility Fee” is defined in the Fee Letter.
“Facility Limit” means at any time $275,000,000, as such amount may be increased in accordance with Section 2.17 or reduced in accordance with Section 2.16 or 2.17; provided that such amount may not at any time exceed the aggregate Commitments then in effect.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the applicable Managing Agent on such day on such transactions as determined by it.
“Fee Letter” means, as applicable, (i) the confidential letter agreement among the SPV, the Agent and the Managing Agent for each Investor Group and (ii) each confidential letter agreement entered into by the SPV, the Agent and any Managing Agent for an Investor Group that becomes a party to this Agreement on or after the Closing Date.
“Final Payout Date” means the date, after the Termination Date, on which the Net Investment has been reduced to zero, all accrued Servicing Fees have been paid in full and all other Aggregate Unpaids have been paid in full in cash.

“First Tier Agreement” means the Third Amended and Restated Sale Agreement, dated as of the Closing Date, among the Originators and the SPV.
“Foreign Investor” means (a) if the SPV is a U.S. Person, an Investor that is not a U.S. Person, and (b) if the SPV is not a U.S. Person, an Investor that is a resident or organized under the laws of a jurisdiction other than that in which the SPV is resident for tax purposes.
“Funding Office” of an Investor means the office from which such Investor funds its Investment.
“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such accounting profession, in effect from time to time.
“GP Originator” is defined in the Preamble.
“Greif Guaranty” or “Guaranty” means the Third Amended and Restated Guaranty dated as of the date hereof (as hereafter amended, supplemented or restated) delivered by Greif, Inc. to the Persons named therein in relation to the obligations of the Originators and the Servicer under the Transaction Documents.
“Group A Obligor” means any Obligor (or, if such Obligor is not rated, its parent company) with a short-term rating of at least: (a) “A-1” by S&P, or if such Obligor (or, if applicable, such parent company) does not have a short-term rating from S&P, a long-term rating of “A+” or better by S&P, and (b) “P-1” by Moody’s, or if such Obligor (or, if applicable, such parent company) does not have a short-term rating from Moody’s, a long-term rating of “A1” or better by Moody’s.
“Group B Obligor” means any Obligor that is not a Group A Obligor, which Obligor (or, if such Obligor is not rated, its parent company) has a short-term rating of at least: (a) “A-2” by S&P, or if such Obligor does not have a short-term rating from S&P, a long-term rating of “BBB+” to “A” by S&P, and (b) “P-2” by Moody’s, or if such Obligor (or, if applicable, such parent company) does not have a short-term rating from Moody’s, a long-term rating of “Baa1” to “A2” by Moody’s.
“Group C Obligor” means any Obligor that is not a Group A Obligor or Group B Obligor, which Obligor (or, if such Obligor is not rated, its parent) has a short-term rating of at least: (a) “A-3” by S&P, or if such Obligor does not have a short-term rating from S&P, a long-term rating of “BBB-” to “BBB” by S&P, and (b) “P-3” by Moody’s, or if such Obligor (or, if applicable, such parent company) does not have a short-term rating from Moody’s, a long-term rating of “Baa3” to “Baa2” by Moody’s.
“Group D Obligor” means any Obligor that is not a Group A Obligor, Group B Obligor or Group C Obligor.
“Guarantee” means, with respect to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Increase Amount” is defined in Section 2.17.
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
(c)net obligations of such Person under any Swap Contract;
(d)all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts and other accrued liabilities incurred payable in the ordinary course of business);
(e)indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(f)all Attributable Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and Synthetic Debt of such Person; and
(g)all Guarantees of such Person in respect of any of the foregoing.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation, limited liability company or other entity the obligations of which are not, by operation of law, the joint or several obligations of the holders of its Equity Interests) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person or such Indebtedness would not be required to be consolidated with the other Indebtedness of such Person under GAAP. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.
“Indemnified Amounts” is defined in Section 9.1.
“Indemnified Parties” is defined in Section 9.1.
“Interest Component” means, at any time of determination for any Conduit Investor, the aggregate Yield accrued and to accrue through the end of the current Rate Period for the Portion of Investment accruing Yield calculated by reference to the CP Rate at such time (determined for such purpose using the CP Rate most recently determined by its Administrator).
“Investment” is defined in Section 2.2(a).
“Investment Date” is defined in Section 2.3(a).
“Investment Request” means each request substantially in the form of Exhibit C.
“Investor(s)” means the Conduit Investors, the Committed Investors and/or the Uncommitted Investors, as the context may require.
“Investor Group” means each of the following groups of Investors:
(a)BANA, as Administrator and Managing Agent, and the BANA Committed Investors from time to time party hereto (the “BANA Investor Group”);
(b)MUFG, as Administrator and Managing Agent and the MUFG Committed Investors from time to time party hereto (the “MUFG Investor Group”);
(c)TD Bank, as Administrator and Managing Agent, the TD Bank Conduit Investor and the TD Bank Committed Investors from time to time party hereto (the “TD Bank Investor Group”); and
(d)any Conduit Investor, its Administrator, its Managing Agent and its related Committed Investors from time to time party hereto.
“Investor Group Percentage” means, for any Investor Group, the percentage equivalent (carried out to five decimal places) of a fraction the numerator of which is the aggregate amount of the Commitments of all Committed Investors in that Investor Group and the denominator of which is the sum of such numerators for each of the Investor Groups.
“KYC Package” means the documentation and other information requested by any Agent-Related Person in any KYC Request.

“KYC Request” means any reasonable request of any Agent-Related Person for documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act.
“Law” means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree, judgment or award of any Official Body.
“LIBOR Screen Rate” is defined in the definition of “Offshore Base Rate”.
“LIBOR Successor Rate” is defined in Section 2.4(c).
“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, Offshore Base Rate, Rate Period and any related definitions, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of the Agent in consultation with the SPV, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Agent determines in consultation with the SPV).
“Lien” means any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing).
“Loss Horizon Ratio” means, for any Calculation Period, the quotient, expressed as a percentage, of (a) the aggregate initial Unpaid Balance of Eligible Receivables which arose during the four most recent Calculation Periods, divided by (b) the Net Pool Balance as of the most recent Month End Date.
“Loss Reserve Ratio” means, for any Calculation Period, the product, expressed as a percentage, of (a) the Stress Factor, (b) the highest three-month average, during the twelve-month period ending on the most recent Month End Date, of the Default Ratio and (c) the Loss Horizon Ratio for such Calculation Period.
“Majority Investors” means, (i) at any time there are two or fewer Committed Investors, all Committed Investors, (ii) at any time there are three Committed Investors, at least two such Committed Investors that hold Commitments aggregating in excess of fifty percent (50%) of the Facility Limit as of such date (or, if the Commitments shall have been terminated, the Investors whose aggregate pro rata shares of the Net Investment exceed fifty percent (50%) of the Net Investment) and (iii) at any time there are four or more Committed Investors, those Committed Investors that hold Commitments aggregating in excess of fifty percent (50%) of the Facility Limit as of such date (or, if the Commitments shall have been terminated, the Investors whose aggregate pro rata shares of the Net Investment exceed fifty percent (50%) of the Net Investment); provided that, in each of the cases of clauses (ii) and (iii), at any time BANA is the Agent hereunder, the BANA Committed Investors must be among the Majority Investors.
“Managing Agent” means, with respect to any Investor Group, the Person acting as Managing Agent for such Investor Group and designated as such on the signature pages hereto or in any Assignment and Assumption Agreement for such Investor Group under this Agreement, and each of its successors and assigns.
“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that materially and adversely affects (a) the collectibility of a material portion of the Receivables, (b) the operations, business, properties, liabilities (actual or contingent), or condition (financial or otherwise) of the SPV individually or Greif, Inc. and its consolidated Subsidiaries (taken as a whole), (c) the ability of any of the SPV, the Servicer or any of the Originators to perform its respective material obligations under the Transaction Documents to which it is a party, or (d) the rights of or benefits available to the Agent, the Managing Agents or the Investors under the Transaction Documents.
“Material Subsidiary” has the meaning assigned to such term in the Senior Credit Agreement.
“Maximum Commitment” means, as of any date of determination, the sum of the maximum Commitments of all Committed Investors hereunder.
“Maximum Net Investment” means, at any time, an amount equal to the Facility Limit.

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of Greif, Inc. or any other Originator, as applicable.
“Minimum Dilution Reserve” means, at any time, the product (expressed as a percentage) of (a) the Expected Dilution Ratio and (ii) the Dilution Horizon Ratio.
“Minimum Reserve Ratio” means, for any Calculation Period, the sum, expressed as a percentage, of (a) the Minimum Dilution Reserve and (b) the Concentration Reserve.
“Month End Date” means the last day of each calendar month.
“Moody’s” means Moody’s Investors Service, Inc., or any successor that is a nationally recognized statistical rating organization.
“MUFG” means MUFG Bank, Ltd..
“MUFG Administrator” means MUFG, as administrator for the MUFG Investor Group.
“MUFG Committed Investor” means the financial institution party to this Agreement as a Committed Investor for the MUFG Investor Group.
“MUFG Investor Group” is defined in the definition of “Investor Group”.
“Multiemployer Plan” is defined in Section 4001(a)(3) of ERISA.
“Net Investment” at any time means (a) the cash amounts paid to the SPV pursuant to Sections 2.2 and 2.3, together with the amount of any funding under a Program Support Agreement allocated to the Interest Component at the time of such funding less (b) the aggregate amount of Collections theretofore received and applied by the Agent to reduce such Net Investment pursuant to Section 2.12; provided that the Net Investment shall be restored and reinstated in the amount of any Collections so received and applied if at any time the distribution of such Collections is rescinded or must otherwise be returned for any reason; and provided further that the Net Investment shall be increased by the amount described in Section 3.1(b) as described therein.
“Net Pool Balance” means, at any time, (a) the Aggregate Unpaid Balance at such time, minus (b) the Excess Concentration, minus, (c) solely if Greif, Inc.’s corporate family rating is below “BB” by S&P or “Ba2” by Moody’s, Offset Payables.
“Newark Originator” is defined in the Preamble.
“Notice Letter Agreement” means the letter agreement, dated as of the date hereof, among the parties hereto, setting forth certain notice and account information.
“Obligor” means, with respect to any Receivable, the Person obligated to make payments in respect of such Receivable pursuant to a Contract.
“OFAC” is defined in the definition of “Sanctioned Person”.
“Official Body” means any government, supra-national body or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of any such government or political subdivision, or any court, tribunal, grand jury or arbitrator, or any accounting board or authority (whether or not a part of government) which is responsible for the establishment or interpretation of national or international accounting principles, in each case whether foreign or domestic.
“Offset Payables” means sum for each Eligible Receivable of the portion of the Unpaid Balance of such Eligible Receivable that is subject to offsets and holdbacks; provided, that for such purpose, “Offset Payables” shall be calculated without duplication of clause (g)(ii) of the definition of “Eligible Receivable”.
“Offshore Base Rate” means, for any Rate Period:
(i)the rate per annum (carried out to the fifth decimal place) equal to the rate determined by the Agent to be the offered rate that appears on the page of the applicable Bloomberg screen page at 11:00 a.m. (London time) on the day that is two Business Days prior to the first day of such Rate Period that displays the London interbank offered rate administered by ICE Benchmark Administration Limited (such page currently being LIBOR01, the “LIBOR Screen Rate”) for deposits in United States dollars with a term equivalent to one month;
(ii)in the event the rate referenced in the preceding subsection (i) does not appear on such page or service or such page or service shall cease to be available, the rate per annum (carried to the fifth decimal place) equal to the rate determined by the Agent to be the offered rate on the day that is two Business Days prior to the first day of such Rate Period on such other page or other service that displays the London interbank offered rate administered by ICE Benchmark Administration Limited for deposits in United States dollars with a term equivalent to one month; or
(iii)in the event the rates referenced in the preceding subsections (i) and (ii) are not available, the rate per annum determined by the Agent on the day that is two Business Days prior to the first day of such Rate Period as the rate of interest at which Dollar deposits in same day funds in the approximate amount of the applicable investment to be funded by reference to the Offshore Rate and with a term equivalent to one month would be offered by its London Branch to major banks in the London interbank eurodollar market at their request.
“Offshore Rate” means, for any day during any Rate Period, a rate per annum determined by the applicable Managing Agent pursuant to the following formula:
“Originator” is defined in the Preamble.
“PATRIOT Act” is defined in Section 11.15.
“Pension Plan” means an employee pension benefit plan as defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Plan) and to which any Originator, the SPV or an ERISA Affiliate of any of them may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.
“Person” means an individual, partnership, limited liability company, corporation, joint stock company, trust (including a business trust), unincorporated association, joint venture, firm, enterprise, Official Body or any other entity.
“PNC Assignment” means that certain Assignment, Assumption and Resignation Agreement dated as of September 28, 2016, by and among, PNC Bank, National Association, as assignor, Cooperatieve Rabobank U.A., New York Branch, as assignee, the SPV, the GP Originator and the Servicer.
“Portion of Investment” is defined in Section 2.4(a).
“Potential Termination Event” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Termination Event.
“Prior Assignments” means the Bank of America Assignment, the PNC Assignment and the Rabobank Assignment.
“Pro Rata Share” means, with respect to a Committed Investor and a particular Investor Group at any time, the Commitment of such Committed Investor, divided by the sum of the Commitments of all Committed Investors in such Investor Group (or, if the Commitments shall have been terminated, its pro rata share of the Net Investment funded by such Investor Group).
“Program Fee” is defined in the Fee Letter.
“Program Support Agreement” means and includes, with respect to any Conduit Investor, any agreement entered into by any Program Support Provider providing for the issuance of one or more letters of credit for the account of the Conduit Investor (or any related commercial paper issuer that finances the Conduit Investor), the issuance of one or more surety bonds for which the Conduit Investor (or such related issuer) is obligated to reimburse the applicable Program Support Provider for any drawings thereunder, the sale by the Conduit Investor (or such related issuer) to any Program Support Provider of the Asset Interest (or portions thereof or participations therein) and/or the making of loans and/or other extensions of credit to the Conduit Investor (or such related issuer) in connection with its commercial paper program, together with any letter of credit, surety bond or other instrument issued thereunder.

“Program Support Provider” means and includes, with respect to any Conduit Investor, any Person now or hereafter extending credit or having a commitment to extend credit to or for the account of, or to make purchases from, the Conduit Investor (or any related commercial paper issuer that finances the Conduit Investor) or issuing a letter of credit, surety bond or other instrument to support any obligations arising under or in connection with the Conduit Investor’s (or such related issuer’s) commercial paper program.
“Rabobank Assignment” means that certain Assignment, Assumption and Resignation Agreement dated as of September 24, 2019, by and among, Cooperative Rabobank U.A., New York Branch, as assignor, Bank of America, N.A., as assignee, the SPV, the GP Originator and the Servicer.
“Rate Period” means with respect to any Portion of Investment (a) initially the period commencing on (and including) the date of the initial purchase or funding of such Portion of Investment and ending on (but excluding) the next following Settlement Date, and (b) thereafter, each period commencing on (and including) a Settlement Date and ending on (but excluding) the next following Settlement Date; provided that
(A)    any Rate Period with respect to any Portion of Investment that would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day; provided that if Yield in respect of such Rate Period is computed by reference to the Offshore Rate, and such Rate Period would otherwise end on a day which is not a Business Day, and there is no subsequent Business Day in the same calendar month as such day, such Rate Period shall end on the next preceding Business Day; and
(B)    in the case of any Rate Period for any Portion of Investment that commences before the Termination Date and would otherwise end on a date occurring after the Termination Date, such Rate Period shall end on such Termination Date and the duration of each Rate Period which commences on or after the Termination Date shall be of such duration as shall be selected by such Managing Agent.
“Rate Type” means the Offshore Rate, the Base Rate or the CP Rate.
“Receivable” means any right to payment owed by any Obligor or evidenced by a Contract arising in connection with the sale of goods or the rendering of services by an Originator or any right of an Originator or the SPV to payment from or on behalf of an Obligor, in respect of any scheduled payment of interest, principal or otherwise under a Contract, or any right to reimbursement for funds paid or advanced by an Originator or the SPV on behalf of an Obligor under such Contract, whether constituting an account, chattel paper, instrument, payment intangible, or general intangible, (whether or not earned by performance), together with all supplemental or additional payments required by the terms of such Contract with respect to insurance, maintenance, ancillary products and services and any other specific charges (including the obligation to pay any finance charges, fees and other charges with respect thereto), other than a Retained Receivable.
“Recipient” is defined in Section 2.10.
“Records” means all Contracts and other documents, purchase orders, invoices, agreements, books, records and any other media, materials or devices for the storage of information (including tapes, disks, punch cards, computer programs and databases and related property) maintained by the SPV, any Originator or the Servicer with respect to the Receivables, any other Affected Assets or the Obligors.
“Register” is defined in Section 11.8.
“Reinvestment” is defined in Section 2.2(b).
“Reinvestment Period” means the period commencing on the Closing Date and ending on the Termination Date.
“Related Committed Investor” means, with respect to any Uncommitted Investor, the Committed Investors in such Uncommitted Investor’s Investor Group.
“Related Security” means, with respect to any Receivable, all of the applicable Originator’s (without giving effect to any transfer under the First Tier Agreement) or the SPV’s rights, title and interest in, to and under:
(a)any goods (including returned or repossessed goods) and documentation or title evidencing the shipment or storage of any goods relating to any sale giving rise to such Receivable;

(b)all other Liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the related Contract or otherwise, together with all financing statements and other filings authorized by an Obligor relating thereto;
(c)all guarantees, indemnities, warranties, letters of credit, insurance policies and proceeds and premium refunds thereof and other agreements or arrangements of any kind from time to time supporting or securing payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise;
(d)all records, instruments, documents and other agreements (including any Contract with respect thereto) related to such Receivable;
(e)all Collections with respect to such Receivable and all of the SPV’s or the applicable Originator’s right, title and interest in and to any deposit or other account (including the Blocked Accounts and the Collection Account) into which such Collections may be deposited or received; and
(f)all proceeds of the foregoing.
“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York for the purpose of recommending a benchmark rate to replace LIBOR in facilities similar to this Agreement.
“Reportable Event” means any event, transaction or circumstance which is required to be reported with respect to any Pension Plan under Section 4043 of ERISA and the applicable regulations thereunder.
“Reporting Date” is defined in Section 2.8.
“Required Reserves” at any time means the product of (x) the Net Pool Balance and (y) the greater of (I) 13.00% and (II) the sum of (a) the Yield Reserve Ratio, plus (b) the Servicing Fee Reserve Ratio, plus (c) the greater of (i) the sum of the Loss Reserve Ratio and the Dilution Reserve Ratio and (ii) the Minimum Reserve Ratio, each as in effect at such time.
“Responsible Officer” means: (a) in the case of a corporation, its president, senior vice president, executive vice president or treasurer, and, in any case where two Responsible Officers are acting on behalf of such corporation, the second such Responsible Officer may be a secretary or assistant secretary; (b) in the case of a limited partnership, the Responsible Officer of the general partner, acting on behalf of such general partner in its capacity as general partner; and (c) in the case of a limited liability company, the chairman, chief executive officer, president, chief operating officer, chief financial officer, executive vice president, senior vice president or treasurer of such limited liability company or of the manager, managing member or sole member of such limited liability company, acting on behalf of such manager, managing member or sole member in its capacity as manager, managing member or sole member.
“Restricted Payments” is defined in Section 6.2(l).
“Retained Receivable” has the meaning provided in the First Tier Agreement.
“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor that is a nationally recognized statistical rating organization.
“Sanctioned Country” is defined in the definition of “Sanctioned Person”.
“Sanctioned Person” means a Person that is, or is owned more than 50% or otherwise controlled by Persons that are: (i) listed in any Sanctions related list of designated Persons that is published publicly and maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority of a jurisdiction in which a Seller Party is located (collectively, “Sanctions”), or (ii) located, organized, operating or resident in a country or territory that is, or whose government is, the subject or target of Sanctions (a “Sanctioned Country”).
“Sanctions” is defined in the definition of “Sanctioned Person”.
“Scheduled Unavailability Date” is defined in Section 2.4(c).
“Seasonal Facility Limit Increase” is defined in Section 2.17.
“Seasonal Facility Limit Increase Request” is defined in Section 2.17.

“Seasonal Period” is defined in Section 2.17.
“Secured Parties” means the Investors, the Agent, each Managing Agent, each Administrator and the Program Support Providers.
“Seller Parties” means the SPV, each Originator, the initial Servicer, and Greif, Inc.
“Senior Credit Agreement” means:
(a)the Amended and Restated Credit Agreement dated as of February 11, 2019 (as amended, restated, supplemented or otherwise modified and in effect from time to time), by and mong Greif, Inc., a Delaware corporation, Greif Packaging LLC, a Delaware limited liability company, Greif UK International Holding Ltd., a private limited liability company incorporated and existing under the laws of the United Kingdom, Greif International Holding, B.V., a private limited liability company (besloten vennootschap met beperlite aansprakelijkheid) incorporated and existing under the laws of The Netherlands with statutory seat in Amstelveen, Greif Luxembourg Holding S.A R.L., a Luxembourg private limited liability company (societe a responsabilite limitee), organized under the laws of the Grand Duchy of Luxembourg, having its registered office at 12C, rue Guillaume Kroll, L-1882 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) and certain other wholly-owned subsidiaries of Greif, Inc. party thereto, each lender from time to time party thereto, and JPMorgan Chase Bank, National Association, as administrative agent and letter of credit issuer; or
(b)if the agreement referred to in paragraph (a) is terminated or cancelled, any secured or unsecured revolving credit or term loan agreement between or among Greif, Inc., as borrower, and any bank or banks or financial institutions, as lenders(s), for borrowed monies to be used for general corporate purposes of Greif, Inc. and/or its Subsidiaries, with an original term of not less than 3 years and an original aggregate loan commitment of at least U.S.$250,000,000 or the equivalent thereof in any other currency and, if there is more than one such revolving credit or term loan agreement, then such agreement which involves the greatest original aggregate loan commitment(s) and, as between agreements having the same aggregate original loan commitment(s), then the one which has the most recent date; or
(c)if the agreement referred to in paragraph (a) above and all agreements, if any, which apply under paragraph (b) have been terminated or cancelled, then so long as paragraph (b) does not apply as the result of one or more new agreements being entered into, the agreement which is the last such agreement under paragraph (a) or (b) to be so terminated or cancelled as in effect (for purposes of this definition) pursuant to such paragraphs immediately prior to such termination or cancellation.
“Servicer” is defined in the Preamble.
“Servicer Default” is defined in Section 7.5.
“Servicer Indemnified Amounts” is defined in Section 9.2.
“Servicer Indemnified Parties” is defined in Section 9.2.
“Servicer Report” means a report, in substantially the form attached hereto as Exhibit D or in such other form as is mutually agreed to by the SPV, the Servicer and the Agent, furnished by the Servicer pursuant to Section 2.8.
“Servicing Fee” means the fees payable to the Servicer from Collections, in an amount equal to either (i) at any time when the Servicer is an Affiliate of Greif, Inc., 1.0% per annum on the weighted daily average of the aggregate Unpaid Balances of the Receivables for the preceding calendar month, or (ii) at any time when the Servicer is not an Affiliate of Greif, Inc., the amount determined upon the agreement of the Servicer, and the Agent, payable in arrears on each Settlement Date from Collections pursuant to, and subject to the priority of payments set forth in, Section 2.12. With respect to any Portion of Investment, the Servicing Fee allocable thereto shall be equal to the Servicing Fee determined as set forth above, times a fraction, the numerator of which is the amount of such Portion of Investment and the denominator of which is the Net Investment.
“Servicing Fee Reserve Ratio” means, at any time, the quotient, expressed as a percentage, of (a) the product of (i) 1.5 times (ii) the current Servicing Fee rate, times (iii) the Days Sales Outstanding in effect on such date, divided by (b) the number of days in the calendar year in which such Servicing Fee rate is calculated (i.e., 365/366).
“Settlement Date” means (a) prior to the Termination Date, the 17th day of each calendar month (or, if such day is not a Business Day, the immediately succeeding Business Day) or such other day as agreed upon in writing by the SPV and the Agent, after consultation with the Managing Agents, and (b) for any Portion of Investment on and after the Termination Date, each day selected from time to time by the Agent, after consultation with the Managing Agents (it being understood that the Agent may select such Settlement Date to occur as frequently as daily) or, in the absence of any such selection, the date which would be the Settlement Date for such Portion of Investment pursuant to clause (a) of this definition.
“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source) and, in each case, that has been selected or recommended by the Relevant Governmental Body.
“SOFR-Based Rate” means SOFR or Term SOFR.
“Solvent” has the meaning provided in the First Tier Agreement.
“Special Concentration Percentage” means, for any Special Obligor, the “Special Concentration Percentage” assigned to such Special Obligor and agreed to in writing by the agent, the Majority Investors and the SPV substantially in the form of Exhibit G hereto.
“Specified Account” means the “Specified Account” set forth on Schedule 4.1(s) to the Disclosure Letter.
“Special Obligor” means any Obligor designated as a “Special Obligor” after the Closing Date by the Agent and the SPV pursuant to a written notice substantially in the form of Exhibit G hereto; provided that the Agent and the Majority Investors may revoke the designation of any Obligor as a Special Obligor at any time upon two (2) Business Days’ prior written notice to the SPV.
“Stress Factor” means 2.0.
“SPV” is defined in the Preamble.
“Subsidiary” means, with respect to any Person, any corporation or other Person (a) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person or (b) that is directly or indirectly controlled by such Person within the meaning of control under Section 15 of the Securities Act of 1933.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.
“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.
“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“Tama Originator” is defined in the Preamble.
“Taxes” is defined in Section 9.4(a).
“TD Bank” means The Toronto Dominion Bank.
“TD Bank Administrator” means TD Bank or an Affiliate thereof, as administrator for the TD Bank Investor Group.
“TD Bank Committed Investor” means the financial institution party to this Agreement as a TD Bank Committed Investor.
“TD Bank Conduit Investor” means Reliant Trust.
“TD Bank Investor Group” is defined in the definition of “Investor Group”.
“Term SOFR” means the forward-looking term rate for any period that is approximately (as determined by the Agent”) as long as any of the Rate Period options set forth in the definition of “Rate Period” and that is based on SOFR and that has been selected or recommended by the Relevant Governmental Body, in each case as published on an information service as selected by the Agent from time to time in its reasonable discretion.
“Termination Date” means the earliest of (a) the Business Day designated by the SPV to the Agent and the Managing Agents as the Termination Date at any time following not less than five (5) days’ written notice to the Agent and the Managing Agents, (b) the day upon which the Termination Date is declared or automatically occurs pursuant to Section 8.2 and (c) the Commitment Termination Date.
“Termination Event” is defined in Section 8.1.
“Three-Month Days Sales Outstanding” means, for any Calculation Period, the average of the Days Sales Outstanding for such Calculation Period and each of the two immediately preceding Calculation Periods.
“Three-Month Default Ratio” means, for any Calculation Period, the average of the Default Ratio for such Calculation Period and each of the two immediately preceding Calculation Periods.
“Three-Month Delinquency Ratio” means, for any Calculation Period, the average of the Delinquency Ratio for such Calculation Period and each of the two immediately preceding Calculation Periods.
“Transaction Costs” is defined in Section 9.6(a).
“Transaction Documents” means, collectively, this Agreement, the First Tier Agreement, the Fee Letters, the Blocked Account Agreements, Guaranty, each Assignment and Assumption Agreement, the Disclosure Letter, the Notice Letter Agreement and all of the other instruments, documents and other agreements executed and delivered by the Servicer, any Originator or the SPV in connection with any of the foregoing.
“Two-Month Dilution Ratio” means, for any Calculation Period, the average of the Dilution Ratio for such Calculation Period and the immediately preceding Calculation Period.
“UCC” means the Uniform Commercial Code as in effect in the applicable jurisdiction or jurisdictions.
“Uncommitted Investor” means (a) the TD Bank Conduit Investor and (b) any other Conduit Investor designated as an “Uncommitted Investor” for any Investor Group and any of their respective Conduit Assignees.
“Unpaid Balance” of any Receivable means at any time the unpaid principal amount thereof.
“U.S.” or “United States” means the United States of America.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” is defined in Section 9.5(iii).

“Volcker Rule” means Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
“Yield” means, for any Rate Period, the sum for each day in such Rate Period of:
(i)for any Portion of Investment to the extent a Conduit Investor funds such Portion of Investment through the issuance of Commercial Paper (directly or indirectly through a related commercial paper issuer) on such day,
(ii)for any Portion of Investment funded by a Committed Investor on such day and for any Portion of Investment to the extent a Conduit Investor will not be funding such Portion of Investment through the issuance of Commercial Paper (directly or indirectly through a related commercial paper issuer) on such day, where:

AR	= the Alternate Rate for such Portion of Investment for such day,

CPR	= the CP Rate for such Conduit Investor for such Portion of Investment for such day,

D	= 1, and

I	= such Portion of Investment for such day;
provided that no provision of this Agreement shall require the payment or permit the collection of Yield in excess of the maximum permitted by applicable law; and provided further that notwithstanding the forgoing, all computations of Yield based on the Base Rate shall be based on a year of 365 or 366 days, as applicable.
“Yield Reserve Ratio” means, as of any date of determination, the quotient, expressed as a percentage, of (a) the product of (i) 1.5 times (ii) the Days Sales Outstanding in effect on such date times (iii) the Base Rate in effect on such date (as determined by the Agent), divided by (b) the number of days in the calendar year in which such Base Rate is calculated (i.e., 365/366).
SECTION 1.2    Other Terms. All terms defined directly or by incorporation herein shall have the defined meanings when used in any certificate or other document delivered pursuant thereto unless otherwise defined therein. For purposes of this Agreement and all such certificates and other documents, unless the context otherwise requires: (a) accounting terms not otherwise defined herein, and accounting terms partly defined herein to the extent not defined, shall have the respective meanings given to them under, and shall be construed in accordance with, GAAP; (b) terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9; (c) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (d) the words “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement (or the certificate or other document in which they are used) as a whole and not to any particular provision of this Agreement (or such certificate or document); (e) references to any Section, Schedule or Exhibit are references to Sections, Schedules and Exhibits in or to this Agreement (or the certificate or other document in which the reference is made) and references to any paragraph, subsection, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition; (f) the term “including” means “including without limitation”; (g) references to any Law refer to that Law as amended from time to time and include any successor Law; (h) references to any agreement refer to that agreement as from time to time amended or supplemented or as the terms of such agreement are waived or modified in accordance with its terms; (i) references to any Person include that Person’s successors and permitted assigns; and (j) headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

SECTION 1.3    Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each means “to but excluding”, and the word “within” means “from and excluding a specified date and to and including a later specified date”.
SECTION 1.4    Times of Day. Unless otherwise specified in this Agreement, time references are to time in New York, New York.
SECTION 1.5    Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Transaction Document, and either the SPV or the Majority Investors shall so request, the Agent, the Investors and the SPV shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Investors); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the SPV shall provide to the Agent and the Investors financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding the foregoing, with respect to the accounting for leases as either operating leases or capital leases, the impact of FASB ASC 840 and FASB ASC 842 or any subsequent pronouncement having similar effect shall be disregarded.

ARTICLE II
PURCHASES AND SETTLEMENTS
SECTION 2.1 Transfer of Affected Assets; Intended Characterization. (a) Sale of Asset Interest. In consideration of the payment by each Managing Agent (on behalf of the applicable Investors in the related Investor Group as determined pursuant to Section 2.3 of the Existing Agreement and of this Agreement) of the amount of the applicable Investor Group Percentage of the initial Investment on the Existing Agreement Closing Date and each Managing Agent’s agreement (on behalf of the applicable Investors as determined below) to make payments to the SPV from time to time in accordance with Sections 2.2 and 2.3 of the Existing Agreement and of this Agreement, effective upon the SPV’s (or its designee’s) receipt of payment for such Investment on the Existing Agreement Closing Date, the SPV sold, conveyed, transferred and assigned, and as of the Closing Date, hereby sells, conveys, transfers and assigns, to the Agent, on behalf of the Investors, (i) all Receivables existing on the Existing Agreement Closing Date or thereafter arising or acquired by the SPV from time to time prior to the date hereof under the Existing First Tier Agreement and under the First Tier Agreement, and (ii) all other Affected Assets, whether existing on the Existing Agreement Closing Date or thereafter arising at any time and acquired by the SPV under the Existing First Tier Agreement and under the First Tier Agreement.
(b)Purchase of Asset Interest. Subject to the terms and conditions hereof, the Agent (on behalf of the Investors) hereby purchases and accepts from the SPV the Receivables and all other Affected Assets sold, assigned and transferred pursuant to Section 2.1(a). The Agent’s right, title and interest in and to such Receivables and all other Affected Assets (on behalf of the Investors) hereunder is herein called the “Asset Interest”. Each Investment hereunder shall be made by the Investor Groups pro rata according to their respective Investor Group Percentages. The Agent shall hold the Asset Interest on behalf of the Investors in each Investor Group in accordance with the respective portions of the Net Investment funded by that Investor Group from time to time. Within each Investor Group, the Agent shall hold the applicable Investor Group Percentage of the Asset Interest on behalf of the Investors in that Investor Group in accordance with the respective outstanding portions of the Net Investment funded by them.
(c)Obligations Not Assumed. The foregoing sale, assignment and transfer does not constitute and is not intended to result in the creation, or an assumption by the Agent, the Managing Agents or any Investor, of any obligation of the SPV, any Originator, or any other Person under or in connection with the Receivables or any other Affected Asset, all of which shall remain the obligations and liabilities of the SPV and/or the Originators, as applicable.
(d)Intended Characterization; Grant of Security Interest.
(i)The SPV, the Agent, the Managing Agents and the Investors intend that the sale, assignment and transfer of the Affected Assets to the Agent (on behalf of the Investors) hereunder shall be treated as a sale for all purposes, other than accounting and federal and state income tax purposes. If notwithstanding the intent of the parties, the sale, assignment and transfer of the Affected Assets to the Agent (on behalf of the Investors) is not treated as a sale for all purposes, other than accounting and federal and state income tax purposes, the sale, assignment and transfer of the Affected Assets shall be treated as the grant of, and the SPV hereby does grant, a security interest in the Affected Assets to secure the payment and performance of the SPV’s obligations to the Agent (on behalf of the Investors) hereunder and under the other Transaction Documents or as may be determined in connection therewith by applicable Law. The SPV and Agent agree, and each Investor by acquiring an Investment or other interest in the Affected Assets agrees, to treat and report such Investment or other interests in the Affected Assets as indebtedness for U.S. federal and state income tax purposes. The SPV hereby authorizes the Agent to file financing statements naming the SPV as debtor or seller and describing as the collateral covered thereby as “all of the debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the collateral described in this Agreement.
(ii)The SPV hereby grants to the Agent (on behalf of the Investors) a security interest in the Accounts as additional collateral to secure the payment and performance of the SPV’s obligations to the Agent (on behalf of the Investors) hereunder and under the other Transaction Documents or as may be determined in connection therewith by applicable Law.
(iii)Each of the parties hereto further expressly acknowledges and agrees that the Commitments of the Committed Investors hereunder, regardless of the intended true sale nature of the overall transaction, are financial accommodations (within the meaning of Section 365(c)(2) of the Bankruptcy Code) to or for the benefit of SPV.
SECTION 2.2 Purchase Price. Subject to the terms and conditions hereof, including Article V, in consideration for the sale, assignment and transfer of the Affected Assets by the SPV to the Agent (on behalf of the Investors) hereunder:
(a)Investments. On the Closing Date, and thereafter from time to time prior to the Termination Date, on request of the SPV in accordance with Section 2.3, each Managing Agent (on behalf of the applicable Investors as determined pursuant to Section 2.3) shall pay to the Agent, and the Agent shall pay to the SPV, the applicable Investor Group Percentage of an amount equal in each instance to the lesser of (i) the amount requested by the SPV under Section 2.3(a), and (ii) the largest amount that will not cause (A) the Net Investment to exceed the Maximum Net Investment and (B) the sum of the Net Investment and Required Reserves to exceed the Net Pool Balance. Each such payment is herein called an “Investment”. Notwithstanding anything to the contrary in this Agreement, each Investor Group agrees to make the initial Investment on the Closing Date in accordance with the funds flow memorandum attached as Schedule 1.01(d) to the Disclosure Letter and agrees that, after giving effect to the making of such Investment in accordance with such funds flow memorandum, each Investor Group shall hold its Investor Group Percentage of the Net Investment.
(b)Reinvestments. On each Business Day during the Reinvestment Period, the Servicer, on behalf of the Agent (on behalf of the Managing Agents and the Investors), shall pay to the SPV, out of Collections, the amount available for Reinvestment in accordance with Section 2.12(a)(iii). Each such payment is hereinafter called a “Reinvestment”. All Reinvestments with respect to the applicable Investor Group Percentage of the Asset Interest shall be made ratably on behalf of the Investors in the relevant Investor Group in accordance with the respective outstanding portions of the Net Investment funded by them.
(c)Deferred Purchase Price. On each Business Day on and after the Final Payout Date, the Servicer, on behalf of the Agent, shall pay to the SPV an amount equal to the Collections of Receivables received by the SPV less the accrued and unpaid Servicing Fee (and the SPV (or the Servicer on its behalf) shall apply such Collections in the manner described in Section 2.14).
(d)SPV Payments Limited to Collections. Notwithstanding any provision contained in this Agreement to the contrary, no Managing Agent shall, nor shall be obligated (whether on behalf of the applicable Uncommitted Investor or the Committed Investors in such Managing Agent’s Investor Group) to, pay any amount to the SPV as the purchase price of Receivables pursuant to subsections (b) and (c) above except to the extent of Collections on Receivables available for distribution to the SPV in accordance with this Agreement (but without otherwise limiting any obligations under Section 2.3). Any amount that any Managing Agent (whether on behalf of the Uncommitted Investors or the Committed Investors in such Managing Agent’s Investor Group) does not pay pursuant to the preceding sentence shall not constitute a claim (as defined in § 101 of the Bankruptcy Code) against or corporate obligation of such Managing Agent for any such insufficiency unless and until such amount becomes available for distribution to the SPV under Section 2.12.
SECTION 2.3 Investment Procedures.
(a)Notice. The SPV shall request an Investment hereunder, by request to the Agent (which shall promptly provide a copy to each Managing Agent) given by facsimile or e-mail in the form of an Investment Request at least one (1) Business Day prior to the proposed date of any Investment (including the initial Investment). Each such Investment Request shall specify

(i) the desired amount of such Investment (which shall be at least $1,000,000 in the aggregate for all Investor Groups or an integral aggregate multiple of $100,000 in excess thereof per Investor Group or, to the extent that the then available unused portion of the Maximum Net Investment is less than such amount, such lesser amount equal to such available unused portion of the Maximum Net Investment), and (ii) the desired date of such Investment (the “Investment Date”) which shall be a Business Day.
(b)Conduit Investor Acceptance or Rejection; Investment Request Irrevocable.
(i)Each Managing Agent will promptly notify the Conduit Investors in its Investor Group and their respective Administrators of the Managing Agent’s receipt of any Investment Request. If the Investment Request is received prior to the Conduit Investment Termination Date, each Conduit Investor shall instruct its Administrator to cause its Managing Agent to accept or reject such Investment Request by notice given to the SPV, its Managing Agent and the Agent by telephone or facsimile by no later than the close of its business on the Business Day following its receipt of any such Investment Request. Any rejection by a Conduit Investor shall not relieve or terminate the obligations of any Committed Investor hereunder to fund any Investment.
(ii)Each Investment Request shall be irrevocable and binding on the SPV, and the SPV shall indemnify each Investor against any loss or expense incurred by such Investor, either directly or indirectly (including, in the case of any Conduit Investor, through a Program Support Agreement) as a result of any failure by the SPV to complete such Investment, including any loss (including loss of profit) or expense incurred by the Agent, any Managing Agent or any Investor, either directly or indirectly (including, in the case of any Conduit Investor, pursuant to a Program Support Agreement) by reason of the liquidation or reemployment of funds acquired by such Investor (or the applicable Program Support Provider(s)) (including funds obtained by issuing commercial paper or promissory notes or obtaining deposits or loans from third parties) in order to fund such Investment.
(c)Committed Investor’s Commitment. Subject to the satisfaction of the conditions precedent set forth in Sections 5.1 and 5.2 and the other terms and conditions hereof, each Committed Investor hereby agrees to make Investments during the period from and including the Closing Date to but not including the Commitment Termination Date in an aggregate amount up to but not exceeding the Commitment of such Committed Investor as in effect from time to time. Subject to Section 2.2(b) concerning Reinvestments, at no time will any Uncommitted Investor have any obligation to fund an Investment or Reinvestment. At all times on and after the Conduit Investment Termination Date with respect to a Conduit Investor, all Investments and Reinvestments shall be made by the Managing Agent on behalf of the Committed Investors in such Investor Group. At any time when any Uncommitted Investor has rejected a request to fund its Investor Group Percentage of an Investment, its Managing Agent shall so notify the Related Committed Investors and such Related Committed Investors shall fund their respective share of such Investment, on a pro rata basis, in accordance with their respective Pro Rata Shares. Notwithstanding anything contained in this Section 2.3(c) or elsewhere in this Agreement to the contrary, no Committed Investor shall be obligated to provide its Managing Agent or the SPV with funds in connection with an Investment in an amount that would result in the portion of the Net Investment then funded by it exceeding its Commitment then in effect (inclusive of any amounts funded by such Committed Investor under the Program Support Agreement to which it is a party). The obligation of the Committed Investors in each Investor Group to remit the applicable Investor Group Percentage of any Investment shall be several from that of the other Committed Investors in the other Investor Groups and within the each Investor Group each Committed Investor’s obligation to fund its portion of the Investments shall be several from the obligations of the other Investors. The failure of any Committed Investor to so make such amount available to its Managing Agent shall not relieve any other Committed Investor of its obligation hereunder.
(d)Payment of Investment. On any Investment Date, each Uncommitted Investor or each Committed Investor, as the case may be, shall remit its share of the aggregate amount of such Investment (determined pursuant to Section 2.2(a)) to the account of the Managing Agent specified therefor from time to time by the Managing Agent by notice to such Persons by wire transfer of same day funds. Following the Managing Agent’s receipt of funds from the Investors as aforesaid, the Managing Agent shall remit such funds received to the Agent, and the Agent shall remit such funds to the SPV’s account at the location indicated in the Notice Letter Agreement, by wire transfer of same day funds.
(e)Managing Agent May Advance Funds. Unless a Managing Agent shall have received notice from any Investor in its Investor Group that such Person will not make its share of any Investment available on the applicable Investment Date therefor, a Managing Agent may (but shall have no obligation to) make any such Investor’s share of any such Investment available to the Agent in anticipation of the receipt by the Managing Agent of such amount from the applicable Investor. Subject to Section 2.3(c), to the extent any such Investor fails to remit any such amount to its Managing Agent after any such advance by such Managing Agent on such Investment Date, such Investor, and if such Investor does not, upon the request of the applicable Managing Agent, the SPV, shall be required to pay such amount to the Agent for payment to such Managing Agent for its own account, together with interest thereon at a per annum rate equal to the Federal Funds Rate, in the case of such Investor, or the Base Rate, in the case of the SPV, to the Agent for payment to such Managing Agent (provided that a Conduit Investor shall have no obligation to pay such interest amounts except to the extent that it shall have sufficient funds to pay the face amount of its Commercial Paper in full). Until such amount shall be repaid, such amount shall be deemed to be Net Investment paid by the applicable Managing Agent and such Managing Agent shall be deemed to be the owner of an interest in the Asset Interest hereunder to the extent of such Investment. Upon the payment of such amount to the Agent for payment to the applicable Managing Agent (i) by the SPV, the amount of the aggregate Net Investment shall be reduced by such amount or (ii) by such Investor, such payment shall constitute such Person’s payment of its share of the applicable Investment.
SECTION 2.4 Determination of Yield and Rate Periods.
(a)From time to time, for purposes of determining the Rate Periods applicable to the different portions of the Net Investment funded by its Investor Group and of calculating Yield with respect thereto, each Managing Agent shall allocate the Net Investment allocable to its Investor Group to one or more tranches (each a “Portion of Investment”). At any time, each Portion of Investment shall have only one Rate Period and one Rate Type.
(b)Offshore Rate Protection; Illegality. (i) If any Managing Agent is unable to obtain on a timely basis the information necessary to determine the Offshore Rate for any proposed Rate Period, then:
(A)    such Managing Agent shall forthwith notify its Conduit Investor or Committed Investors, as applicable, and the SPV that the Offshore Rate cannot be determined for such Rate Period, and
(B)    while such circumstances exist, none of such Conduit Investor, such Committed Investors or such Managing Agent shall allocate any Portion of Investment with respect to Investments made during such period or reallocate any Portion of Investment allocated to any then existing Rate Period ending during such period, to a Rate Period with respect to which Yield is calculated by reference to the Offshore Rate.
(i)If, with respect to any outstanding Rate Period, a Conduit Investor or any Committed Investor on behalf of which a Managing Agent holds any Portion of Investment notifies such Managing Agent that it is unable to obtain matching deposits in the London interbank market to fund its purchase or maintenance of such Portion of Investment or that the Offshore Rate applicable to such Portion of Investment will not adequately reflect the cost to the Person of funding or maintaining such Portion of Investment for such Rate Period, then (A) such Managing Agent shall forthwith so notify the SPV and (B) upon such notice and thereafter while such circumstances exist none of such Managing Agent, such Conduit Investor or such Committed Investor, as applicable, shall allocate any other Portion of Investment with respect to Investments made during such period or reallocate any Portion of Investment allocated to any Rate Period ending during such period, to a Rate Period with respect to which Yield is calculated by reference to the Offshore Rate.
(ii)Notwithstanding any other provision of this Agreement, if a Conduit Investor or any of the Committed Investors, as applicable, shall notify their respective Managing Agent that such Person has determined (or has been notified by any Program Support Provider) that the introduction after the Closing Date of or any change in or in the interpretation of any Law makes it unlawful (either for such Conduit Investor, such Committed Investor or such Program Support Provider, as applicable), or any central bank or other Official Body asserts that it is unlawful for such Conduit Investor, such Committed Investor or such Program Support Provider, as applicable, to fund the purchases or maintenance of any Portion of Investment accruing Yield calculated by reference to the Offshore Rate, then (A) as of the effective date of such notice from such Person to its Managing Agent, the obligation or ability of such Conduit Investor or such Committed Investor, as applicable, to fund the making or maintenance of any Portion of Investment accruing Yield calculated by reference to the Offshore Rate shall be suspended until such Person notifies its Managing Agent that the circumstances causing such suspension no longer exist and (B) each Portion of Investment made or maintained by such Person shall either (1) if such Person may lawfully continue to maintain such Portion of Investment accruing Yield calculated by reference to the Offshore Rate until the last day of the applicable Rate Period, be reallocated on the last day of such Rate Period to another Rate Period and shall accrue Yield calculated by reference to the Base Rate (determined without regard to clause (c) of the definition thereof) or (2) if such Person shall determine that it may not lawfully continue to maintain such Portion of Investment accruing Yield calculated by reference to the Offshore Rate until the end of the applicable Rate Period, such Person’s share of such Portion of Investment allocated to such Rate Period shall be deemed to accrue Yield at the Base Rate from the effective date of such notice until the end of such Rate Period.
(c)Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, if the Agent determines (which determination shall be conclusive absent manifest error), or the SPV or the Majority Investors notify the Agent (with, in the case of the Majority Investors, a copy to the SPV) that the SPV or Majority Investors (as applicable) have determined, that:
(i)    adequate and reasonable means do not exist for ascertaining the Offshore Base Rate for any requested Rate Period, including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or
(ii)    the administrator of the LIBOR Screen Rate or an Official Body having jurisdiction over the Agent has made a public statement identifying a specific date after which the Offshore Base Rate or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Agent, that will continue to provide the Offshore Base Rate after such specific date (such specific date, the “Scheduled Unavailability Date”); or
(iii)    syndicated loans currently being executed, or that include language similar to that contained in this Section 2.4, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace the Offshore Base Rate, then, reasonably promptly after such determination by the Agent or receipt by the Agent of such notice, as applicable, the Agent and the SPV may amend this Agreement to replace the Offshore Base Rate with (x) one or more SOFR-Based Rates or (y) another alternate benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated facilities for such alternative benchmarks and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated facilities for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Agent from time to time in its reasonable discretion and may be periodically updated (the “Adjustment;” and any such proposed rate, a “LIBOR Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Agent shall have posted such proposed amendment to all Investors and the SPV unless, prior to such time, Majority Investors have delivered to the Agent written notice that such Majority Investors (A) in the case of an amendment to replace the Offshore Base Rate with a rate described in clause (x), object to the Adjustment; or (B) in the case of an amendment to replace the Offshore Base Rate with a rate described in clause (y), object to such amendment; provided that for the avoidance of doubt, in the case of clause (A), the Majority Investors shall not be entitled to object to any SOFR-Based Rate contained in any such amendment. Such LIBOR Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Agent, such LIBOR Successor Rate shall be applied in a manner as otherwise reasonably determined by the Agent.
If no LIBOR Successor Rate has been determined and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Agent will promptly so notify the SPV and each Investor. Thereafter, (x) the obligation of the Investors to make or maintain a Portion of Investment with an interest rate equal to the Offshore Rate shall be suspended (to the extent of the affected Portion of Investment or Rate Periods), and (y) the Offshore Rate component shall no longer be utilized in determining the Base Rate. Upon receipt of such notice, the SPV may revoke any pending Investment Request for a Portion of Investment with an interest rate equal to the Offshore Rate or request for conversion to or continuation of a Portion of Investment with an interest rate equal to the Offshore Rate (to the extent of the affected Portion of Investment or Rate Periods) or, failing that, will be deemed to have converted any such request into a request for a Portion of Investment with an interest rate equal to the Base Rate (subject to the foregoing clause (y)) in the amount specified therein.
Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.
In connection with the implementation of a LIBOR Successor Rate, the Agent in consultation with the SPV will have the right to make LIBOR Successor Rate Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such LIBOR Successor Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement.
SECTION 2.5 Yield, Fees and Other Costs and Expenses. Notwithstanding any limitation on recourse herein, the SPV shall pay, as and when due in accordance with this Agreement:
(a)to the Agent, and to the Agent for the benefit of each Managing Agent, all fees hereunder and under each Fee Letter, all amounts payable pursuant to Article IX, if any, and the Servicing Fees, if required pursuant to Section 2.12(b); and

(b)on each Settlement Date, to the extent not paid pursuant to Section 2.12 for any reason, to the Agent, on behalf of the Conduit Investor or the Committed Investors, as applicable, an amount equal to the accrued and unpaid Yield for the related Rate Period.
Nothing in this Agreement shall limit in any way the obligations of the SPV to pay the amounts set forth in this Section 2.5.
SECTION 2.6 Deemed Collections. (a) Dilutions. If on any day the Unpaid Balance of an Eligible Receivable is reduced (but not cancelled) as a result of any Dilution, the SPV shall be deemed to have received on such day a Collection of such Receivable in the amount of such reduction. If on any day an Eligible Receivable is canceled as a result of any Dilution, the SPV shall be deemed to have received on such day a Collection of such Eligible Receivable in the amount of the Unpaid Balance (as determined immediately prior to such Dilution) of such Eligible Receivable. Any amount deemed to have been received under this Section 2.6(a) shall constitute a “Deemed Collection”. Upon any such Deemed Collection, the SPV shall, on the second Business Day following its knowledge of such Dilution, pay to the Servicer an amount equal to such Deemed Collection and such amount shall be applied by the Servicer as a Collection in accordance with Section 2.12.
(b)Breach of Representation or Warranty. If on any day any representation or warranty in Sections 4.1(d), (k), (t) or (u) with respect to any Eligible Receivable (whether on or after the date of transfer thereof to the Agent, for the benefit of the Investors, as contemplated hereunder) is determined to have been incorrect at the time such representation or warranty was made or deemed made, the SPV shall be deemed to have received on such day a Collection of such Eligible Receivable equal to its Unpaid Balance. Any amount deemed to have been received under this Section 2.6(b) shall constitute a “Deemed Collection”. Upon any such Deemed Collection, the SPV shall, on the second Business Day following its knowledge thereof, deposit into the Collection Account an amount equal to such Deemed Collection and such amount shall be applied by the Servicer as a Collection in accordance with Section 2.12.
SECTION 2.7 Payments and Computations, Etc. All amounts to be paid or deposited by the SPV or the Servicer hereunder shall be paid or deposited in accordance with the terms hereof no later than 12:00 noon on the day when due in immediately available funds; if such amounts are payable to the Agent (whether on behalf of any Managing Agent, Investor or otherwise) they shall be paid or deposited in the account indicated under the heading “Payment Information” in Section 11.3, until otherwise notified by the Agent. The Agent shall pay all amounts payable to each Managing Agent at the direction of such Managing Agent. The SPV shall, to the extent permitted by Law, pay to the Agent, or to the Agent for the benefit of the Investors, as applicable, upon demand, interest on all amounts not paid or deposited when due hereunder (subject to any applicable grace period) at the Default Rate. All computations of per annum fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed. Any computations made by the Agent of amounts payable by the SPV hereunder shall be binding upon the SPV absent manifest error.
SECTION 2.8 Reports. By no later than 4:00 p.m. on the second Business Day prior to each Settlement Date and, so long as Greif, Inc.’s corporate family rating is below “BB-” by S&P or “Ba3” by Moody’s, on a weekly basis, within four (4) Business Days after a request from the Agent (each, a “Reporting Date”), the Servicer shall prepare and forward to the Agent and each Managing Agent a Servicer Report, certified by the Servicer.
SECTION 2.9 Collection Account. The SPV shall establish in its name on or prior to the Closing Date and shall maintain a segregated account (the “Collection Account”), bearing a designation clearly indicating that the funds deposited therein are held for the benefit of the Agent, on behalf of the Secured Parties. The Agent shall have exclusive dominion and control over the Collection Account and all monies, instruments and other property from time to time in the Collection Account; provided that the Servicer and the SPV shall be permitted to withdraw amounts from the Collection Account so long as (x) no Potential Termination Event or Termination Event has occurred and is continuing and (y) such withdrawal is otherwise permitted hereunder. The SPV and the Servicer shall remit to the Collection Account on the dates specified in Section 2.12(b) all amounts due and owing thereunder. At all other times, any Collections received directly by the SPV, any of the Originators or the Servicer shall be sent promptly (but in any event within two (2) Business Days of receipt) to a Blocked Account. Funds on deposit in the Collection Account (other than investment earnings) shall be invested, prior to the occurrence and continuance of a Potential Termination Event or Termination Event, by the SPV or the Servicer (on behalf of the SPV) in Eligible Investments that will mature so that such funds will be available so as to permit amounts in the Collection Account to be paid and applied on the next Settlement Date and otherwise in accordance with the provisions of Section 2.12; provided that such funds shall not reduce the Net Investment or accrued Yield hereunder until so applied under Section 2.12. On each Settlement Date, all interest and earnings (net of losses and investment expenses) on funds on deposit in the Collection Account shall be applied as Collections. On the Final Payout Date, any and all funds remaining on deposit in the Collection Account shall be paid to the SPV.
SECTION 2.10 Sharing of Payments, Etc. If any Investor (for purposes of this Section only, being a “Recipient”) shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of the portion of the Asset Interest owned by it (other than pursuant to a Fee Letter or Article IX and other than as a result of the differences in the timing of the applications of Collections pursuant to Section 2.12 and other than a result of the different methods for calculating Yield) in excess of its ratable share of payments on account of the Asset Interest obtained by the Investors entitled thereto, such Recipient shall forthwith purchase from the Investors entitled to a share of such amount participations in the portions of the Asset Interest owned by such Persons as shall be necessary to cause such Recipient to share the excess payment ratably with each such other Person entitled thereto; provided that if all or any portion of such excess payment is thereafter recovered from such Recipient, such purchase from each such other Person shall be rescinded and each such other Person shall repay to the Recipient the purchase price paid by such Recipient for such participation to the extent of such recovery, together with an amount equal to such other Person’s ratable share (according to the proportion of (a) the amount of such other Person’s required payment to (b) the total amount so recovered from the Recipient) of any interest or other amount paid or payable by the Recipient in respect of the total amount so recovered.
SECTION 2.11 Right of Setoff. Without in any way limiting the provisions of Section 2.10, each of the Agent, each Managing Agent and each Investor is hereby authorized (in addition to any other rights it may have) at any time after the occurrence of the Termination Date due to the occurrence and continuation of a Termination Event, upon prior written notice to the SPV, to set-off, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by the Agent, the Managing Agent or such Investor to, or for the account of, the SPV against the amount of the Aggregate Unpaids owing by the SPV to such Person or to the Agent or the Managing Agent on behalf of such Person (even if contingent or unmatured).
SECTION 2.12 Settlement Procedures. (a) Daily Procedure. On each day, the Servicer shall, out of the Collections received or deemed received by the SPV and after return of any Excluded Amounts received in error, any of the Originators or the Servicer (including in any Blocked Account) on such day:
(i)hold in trust for the benefit of the Agent (on behalf of each Managing Agent and such Managing Agents’ Investor Groups) an amount equal to the aggregate of the Yield and the Program Fee, in each case for the related Rate Period accrued through such day for all Portions of Investment, the Facility Fee and the Servicing Fee accrued through such day, and any other Aggregate Unpaids (other than Net Investment not then due and owing) accrued through such day and not previously held in trust (and which are then due);
(ii)hold in trust for the benefit of the Agent (on behalf of each Managing Agent and such Managing Agents’ Investor Groups) an amount equal to the excess, if any, of:
(A)    the greatest of:

(1)	if the SPV shall have elected to reduce the Net Investment under Section 2.13, the amount of the proposed reduction,

(2)
the amount, if any, by which the sum of the Net Investment and Required Reserves shall exceed the Net Pool Balance, together with the amount, if any, by which the Net Investment shall exceed the Maximum Net Investment, and

(3)	if such day is on or after the Termination Date, the Net Investment; over
(B)    the aggregate of the amounts theretofore set aside and then so held for the benefit of the Managing Agents (on behalf of such Managing Agents’ Investor Groups) pursuant to this clause (ii); and
(iii)pay the remainder, if any, of such Collections to the SPV for application to Reinvestment, for the benefit of the Agent (for the benefit of the Investor), in the Receivables and other Affected Assets in accordance with Section 2.2(b). To the extent and for so long as such Collections may not be reinvested pursuant to Section 2.2(b), the Servicer shall hold such Collections in trust for the benefit of the Agent (for the benefit of the Investors).
(b)Settlement Procedures.
(i)The Servicer shall deposit into the Collection Account, on each Business Day selected by the SPV for a reduction of the Net Investment under Section 2.13 the amount of Collections held for the Agent pursuant to Section 2.12(a)(ii)(A)(1).
(ii)On any date on or prior to the Termination Date, if the sum of the Net Investment and Required Reserves exceeds the Net Pool Balance, the Servicer shall immediately pay to the Collection Account from amounts set aside pursuant to Section 2.12(a)(ii)(A)(2) an amount equal to such excess.

(iii)On each Settlement Date, the Servicer shall deposit to the Collection Account out of the amount, if any, held in trust pursuant to Section 2.12(a)(i) and (to the extent not theretofore reinvested) Section 2.12(a)(iii) and not theretofore deposited to the Collection Account pursuant to this Section 2.12(b), an amount equal to the lesser of such amount and the Net Investment;
provided, that if the Agent gives its consent (which consent may be revoked at any time during the continuation of a Termination Event or a Potential Termination Event), the Servicer may retain amounts which would otherwise be deposited in respect of the accrued and unpaid Servicing Fee, in which case no distribution shall be made in respect of such Servicing Fee under clause (c) below. Any amounts set aside pursuant to Section 2.12(a) in excess of the amount required to be deposited in the Collection Account pursuant to this subsection (b) shall continue to be set aside and held in trust by the Servicer for application on the next succeeding Settlement Date, and provided, further, that if (i) the Servicer makes a deposit into the Collection Account in respect of a Collection of a Receivable and such Collection was received by the Servicer in the form of a check that is not honored for any reason, (ii) the Servicer makes a mistake with respect to the amount of any Collection and deposits an amount that is less than or more than the actual amount of such Collection or (iii) the deposit was made in error and constitutes an Excluded Amount, the Servicer shall appropriately adjust the amount subsequently deposited into the Collection Account to reflect such dishonored check or mistake. Any payment in respect of which a dishonored check is received shall be deemed not to have been paid.
(c)Order of Application. Upon receipt by the SPV of funds deposited to the Collection Account pursuant to Section 2.12(b), the Servicer or, following the occurrence and during the continuance of a Potential Termination Event or Termination Event, the Agent shall distribute them to the Persons, for the purposes and in the order of priority set forth below:
(i)to the Agent, for the benefit of each Managing Agent, pro rata based on the amount of accrued and unpaid Yield owing to such Managing Agent’s Investor Group, in payment of the accrued and unpaid Yield and Program Fee on all Portions of Investment and for the related Rate Period and the Facility Fee then due and owing;
(ii)if an Originator or any Affiliate of an Originator is not then the Servicer, to the Servicer, in payment of the accrued and unpaid Servicing Fee then due and owing on such Settlement Date;
(iii)to the Agent, for the benefit of each Managing Agent, (A) prior to the Termination Date, except as otherwise provided in Section 2.17, pro rata based upon the Net Investment attributable to such Managing Agent’s Investor Group in reduction of the outstanding Net Investment, an amount equal to the sum of (x) the positive difference (if any) of (I) the sum of the Net Investment plus the Required Reserves minus (II) the Net Pool Balance and (y) the amount of any optional reduction of the Net Investment specified by the SPV in accordance with Section 2.13, and (B) on or after the Termination Date, pro rata based upon the Net Investment attributable to such Managing Agent’s Investor Group in reduction of the outstanding Net Investment, an amount equal to the outstanding Net Investment;
(iv)to the Agent, and to the Agent for the benefit of each other Secured Party as such Secured Party may be entitled to such payment, pro rata based on the amounts due and owing to each of them, in payment of any other Aggregate Unpaids (other than Net Investment not then due and owing) then due and owing by the SPV hereunder to such Person (including, without limitation, any amounts owed pursuant to Section 9.3 hereof) (in each case, without duplication);
(v)if an Originator or any Affiliate of an Originator is the Servicer, to the Servicer in payment of the accrued Servicing Fee then due and owing on such Settlement Date, to the extent not paid pursuant to clause (ii) above or retained pursuant to Section 2.12(b) above; and
(vi)to the SPV, any remaining amounts.
SECTION 2.13     Optional Reduction of Net Investment. The SPV may at any time elect to cause the reduction of the Net Investment as follows:
(a)the SPV shall instruct the Servicer to (and the Servicer shall) set aside Collections and hold them in trust for the Managing Agents (on behalf of such Managing Agents’ Investor Groups) under Section 2.12(a)(ii)(A)(1) until the amount so set aside shall equal the desired amount of reduction;

(b)the SPV shall give the Agent and the Managing Agents at least one (1) Business Day’s prior written notice of the amount of such reduction and the date on which such reduction will occur; and
(c)on any Business Day occurring at least one (1) Business Day after the date of the SPV’s notice, the Servicer shall pay to each applicable Managing Agent (on a pro rata basis based on the Net Investment attributed to such Managing Agents’ Investor Group), in reduction of the Net Investment, the amount of such Collections so held or, if less, the Net Investment (it being understood that the Net Investment shall not be deemed reduced by any amount set aside or held pursuant to this Section 2.13 unless and until, and then only to the extent that, such amount is finally paid to the applicable Managing Agents as aforesaid); provided that the amount of any such reduction shall be not less than $1,000,000 or an integral aggregate multiple of $100,000 in excess thereof.
SECTION 2.14     Application of Collections Distributable to SPV. The Servicer shall allocate and apply, on behalf of the SPV, Collections distributable to the SPV hereunder pursuant to Section 2.12(c)(vi), in accordance with the instructions of the SPV, provided that the SPV shall instruct the Servicer to allocate and apply such Collections so that the operating expenses and other contractual obligations of the SPV are timely paid when due.
SECTION 2.15     Collections Held in Trust. So long as the SPV or the Servicer shall hold any Collections or Deemed Collections then or thereafter required to be paid by the SPV to the Servicer or by the SPV or the Servicer to the Agent, it shall hold such Collections in trust, and shall deposit such Collections into a Blocked Account or the Collection Account at such times otherwise required by this Agreement. The Net Investment shall not be deemed reduced by any amount held in trust or in the Collection Account pursuant to Sections 2.12 or 2.13 unless and until, and then only to the extent that, such amount is finally paid to the Agent or the applicable Managing Agent in accordance with Sections 2.12 or 2.13.
SECTION 2.16     Reduction of Facility Limit. The SPV may, upon at least ten (10) Business Days’ written notice to the Agent and each Managing Agent, terminate the facility provided in this Article II in whole or, from time to time, irrevocably reduce in part the unused portion of the Facility Limit; provided that each partial reduction shall be in the amount of at least $5,000,000, or an integral multiple of $1,000,000 in excess thereof, and that, unless terminated in whole, the Facility Limit shall in no event be reduced below $50,000,000; and provided further that (in addition to and without limiting any other requirements for termination or prepayment hereunder) no such termination in whole shall be effective unless and until all Aggregate Unpaids have been paid in full. The Agent shall advise the Managing Agents of any notice it receives pursuant to this Section 2.16.
SECTION 2.17     Increase of Facility Limit. So long as the Commitment Termination Date has not occurred and no Termination Event exists, at any time during the period commencing on June 1st and ending on September 30th of each calendar year (the “Seasonal Period”), the Servicer may, upon 10 Business Days’ prior written notice to each Committed Investor, request (a “Seasonal Facility Limit Increase Request”) that the Facility Limit be increased by an amount not to exceed $25,000,000 (the “Increase Amount”) and that each Committed Investor’s Commitment be increased ratably based upon such Committed Investor’s pro rata share of the Increase Amount; provided that (x) no Committed Investor’s Commitment shall be increased as a result of a Seasonal Facility Limit Increase Request unless such Committed Investor has consented to such increase in its sole discretion in writing and (y) on the last day of the Seasonal Period, (A) the Commitment of each Committed Investor that has agreed to increase such Committed Investor’s Commitment for such Seasonal Period (each, an “Increasing Committed Investor”) shall be automatically reduced by the amount by which such Committed Investor has agreed to increase its Commitment during such Seasonal Period, (B) the Facility Limit shall be automatically reduced by the aggregate amount by which each Committed Investor’s Commitment is reduced pursuant to clause (A) above and (C) the SPV shall pay the Agent the amount, if any, by which the Net Investment exceeds the Maximum Net Investment after giving effect to the automatic reduction of the Facility Limit pursuant to clause (B) above and, unless a Potential Termination Event or a Termination Event exists, the Agent shall remit such payment to the Increasing Committed Investors ratably, based upon the amount by which each such Increasing Committed Investor’s Commitment increased during such Seasonal Period.
ARTICLE III
ADDITIONAL COMMITTED INVESTOR PROVISIONS
SECTION 3.1    Assignment to Committed Investors.
(a)Assignment Amounts. At any time on or prior to the Commitment Termination Date for the applicable Conduit Investor, if the related Administrator on behalf of such Conduit Investor in such Investor Group so elects, by written notice to the Agent, the SPV hereby irrevocably requests and directs that such Conduit Investor assign, and such Conduit Investor does hereby assign effective on the Assignment Date referred to below all or such portions as may be elected by the Conduit Investor of its interest in the Net Investment and the Asset Interest at such time to the Committed Investors in its Investor Group pursuant to this Section 3.1 and the SPV hereby agrees to pay the amounts described in Section 3.1(b); provided that unless such signment is an assignment of all of such Conduit Investor’s interest in the Net Investment and the Asset Interest in whole on or after such Conduit Investment Termination Date, no such assignment shall take place pursuant to this Section 3.1 if a Termination Event described in Section 8.1(g) shall then exist; and provided further that no such assignment shall take place pursuant to this Section 3.1 at a time when an Event of Bankruptcy with respect to such Conduit Investor exists. No further documentation or action on the part of such Conduit Investor or the SPV shall be required to exercise the rights set forth in the immediately preceding sentence, other than the giving of the notice by the related Administrator on behalf of such Conduit Investor referred to in such sentence and the delivery by the related Administrator of a copy of such notice to each Committed Investor in its Investor Group (the date of the receipt by such Administrator of any such notice being the “Assignment Date”). Each Committed Investor hereby agrees, unconditionally and irrevocably and under all circumstances, without setoff, counterclaim or defense of any kind, to pay the full amount of its Assignment Amount on such Assignment Date to the applicable Conduit Investor in immediately available funds to an account designated by the related Administrator. Upon payment of its Assignment Amount, each related Committed Investor shall acquire an interest in the Asset Interest and the Net Investment equal to its pro rata share (based on the outstanding portions of the Net Investment funded by it) of the assigned portion of the Net Investment. Upon any assignment in whole by a Conduit Investor to the Committed Investors in its Investor Group on or after the Conduit Investment Termination Date as contemplated hereunder, such Conduit Investor shall cease to make any additional Investments or Reinvestments hereunder. At all times prior to the Conduit Investment Termination Date, nothing herein shall prevent the Conduit Investor from making a subsequent Investment or Reinvestment hereunder, in its sole discretion, following any assignment pursuant to this Section 3.1 or from making more than one assignment pursuant to this Section 3.1.
(b)SPV’s Obligation to Pay Certain Amounts; Additional Assignment Amount. The SPV shall pay to the applicable Administrator, for the account of the applicable Uncommitted Investor, in connection with any assignment by such Uncommitted Investor to the Committed Investors in its Investor Group pursuant to this Section 3.1, an aggregate amount equal to all Yield to accrue through the end of the current Rate Period to the extent attributable to the portion of the Net Investment so assigned to the Committed Investors (as determined immediately prior to giving effect to such assignment), plus all other Aggregate Unpaids then owing to such Uncommitted Investor (other than the Net Investment and other than any Yield not described above) related to the portion of the Net Investment so assigned to the Committed Investors in its Investor Group. If the SPV fails to make payment of such amounts at or prior to the time of assignment by the Uncommitted Investor to the Committed Investors, such amount shall be paid by the Committed Investors (in accordance with their respective Pro Rata Shares) to the Uncommitted Investor as additional consideration for the interests assigned to the Committed Investors and the amount of the “Net Investment” hereunder held by the Committed Investors shall be increased by an amount equal to the additional amount so paid by the Committed Investors.
(c)Administration of Agreement after Assignment from Conduit Investor to Committed Investors following the Conduit Investment Termination Date. After any assignment in whole by a Conduit Investor to the Committed Investors in its Investor Group pursuant to this Section 3.1 at any time on or after the related Conduit Investment Termination Date (and the payment of all amounts owing to the Conduit Investor in connection therewith), all rights of the applicable Administrator set forth herein shall be given to the Managing Agent on behalf of the applicable Committed Investors instead of the Administrator.
(d)Payments to Agent’s Account. After any assignment in whole by a Conduit Investor to the Committed Investors in its Investor Group pursuant to this Section 3.1 at any time on or after the related Conduit Investment Termination Date, all payments to be made hereunder by the SPV or the Servicer to such Conduit Investor shall be made to the Agent’s account, for the benefit of the Managing Agent of such Conduit Investor, as such account shall have been notified to the SPV and the Servicer.
(e)Recovery of Net Investment. In the event that the aggregate of the Assignment Amounts paid by the Committed Investors pursuant to this Section 3.1 on any Assignment Date occurring on or after the Conduit Investment Termination Date is less than the Net Investment of the Conduit Investor on such Assignment Date, then to the extent Collections thereafter received by its Managing Agent hereunder in respect of the Net Investment exceed the aggregate of the unrecovered Assignment Amounts and Net Investment funded by such Committed Investors, such excess shall be remitted by such Managing Agent to the Conduit Investor (or to the applicable Administrator on its behalf) for the account of the Conduit Investor.
SECTION 3.2     [Reserved].
SECTION 3.3     Extension of Commitment Termination Date/Non-Renewing Committed Investors. If at any time the SPV requests that the Committed Investors renew their Commitments hereunder and some but less than all the Committed Investors consent to such renewal, the SPV may arrange for an assignment, and such non-consenting Committed Investors shall agree to assign and to cause their related Conduit Investors (if any) to assign, to one or more financial institutions (and, if applicable, related commercial paper conduits) acceptable to the Agent, the Majority Investors and the SPV of all the rights and obligations hereunder of each such non-consenting Committed Investor and Conduit Investor (if applicable) in accordance with Section 11.8. Any such assignment shall become effective on the then-current Commitment Termination Date. Each Committed Investor which does not so consent to any renewal shall cooperate fully with the SPV in effectuating any such assignment. If none or less than all the Commitments of the non-renewing Committed Investors are so assigned as provided above, then the Commitment Termination Date shall not be renewed.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
SECTION 4.1    Representations and Warranties of the SPV and the Initial Servicer. Each of the SPV and the initial Servicer represents and warrants to the Agent, each Managing Agent, the Administrators, the Investors and the other Secured Parties, as to itself only, that, on the Closing Date, on each Investment Date and on each date of Reinvestment:
(a)Corporate Existence and Power. It (i) is validly existing and in good standing under the laws of its jurisdiction of formation, (ii) with respect to the SPV, was duly organized, (iii) with respect to the Servicer, was duly organized, (iv) has all limited liability company power and all licenses, authorizations, consents and approvals of all Official Bodies required to carry on its business in each jurisdiction in which its business is now and proposed to be conducted (except where the failure to have any such licenses, authorizations, consents and approvals would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect) and (v) is duly qualified to do business and is in good standing in every other jurisdiction in which the nature of its business requires it to be so qualified, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.
(b)Authorization; No Contravention. The execution, delivery and performance by it of this Agreement and the other Transaction Documents to which it is a party (i) are within its limited liability company powers, (ii) have been duly authorized by all necessary limited liability company action, (iii) require no action by or in respect of, or filing with, any Official Body or official thereof (except as contemplated by this Agreement, all of which have been (or as of the Closing Date will have been) duly made and in full force and effect), (iv) do not contravene or constitute a default under (A) its organizational documents, (B) any Law applicable to it, (C) any contractual restriction binding on or affecting it or its property or (D) any order, writ, judgment, award, injunction, decree or other instrument binding on or affecting it or its property or (v) result in the creation or imposition of any Adverse Claim upon or with respect to its property (except as contemplated hereby).
(c)Binding Effect. Each of this Agreement and the other Transaction Documents to which it is a party has been duly executed and delivered and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally (whether at law or equity).
(d)Perfection. In the case of the SPV, the representations and warranties set forth on Schedule 4.1(d) hereto are true and correct.
(e)Accuracy of Information. All factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the SPV, the Servicer, each Originator or Greif, Inc. or any of their Subsidiaries or Affiliates in writing to any Investor, Managing Agent or the Agent (including, without limitation, all information contained in the Transaction Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of the SPV, the Servicer, each Originator or Greif, Inc. or any of their Subsidiaries or Affiliates in writing to any Investor, Managing Agent or the Agent for purposes of or in connection with this Agreement or any transaction contemplated herein, when taken as a whole, do not contain as of the date furnished any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. The SPV, the Servicer, each Originator and Greif, Inc. and any of their Subsidiaries or Affiliates have disclosed to each Investor, each Managing Agent and the Agent (a) all agreements, instruments and corporate or other restrictions to which SPV, the Servicer, each Originator or Greif, Inc. or any of their Subsidiaries or Affiliates is subject, and (b) all other matters known to any of them, that individually or in the aggregate with respect to (a) and (b) above, would reasonably be expected to result in a Material Adverse Effect. The information included in any Beneficial Ownership Certification is true and correct in all respects.
(f)Tax Status. It has (i) timely filed all material tax returns (federal, state and local) required to be filed and (ii) paid or made adequate provision for the payment of all taxes, assessments and other governmental charges, except (a) taxes, assessments and other governmental charges that are being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside on the books and records, or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(g)Action, Suits. It is not in violation of any order of any Official Body. Except as set forth in Schedule 4.1(g) to the Disclosure Letter, there are no actions, suits or proceedings pending or, to the best knowledge of the SPV, threatened (i) against the SPV, the Servicer, any Originator or Greif, Inc. or any of their Subsidiaries or Affiliates challenging the validity or enforceability of any material provision of any Transaction Document, or (ii) that would reasonably be expected to have a Material Adverse Effect.
(h)Use of Proceeds. In the case of the SPV, no proceeds of any Investment or Reinvestment will be used by it (i) to acquire any security in any transaction which is subject to Section 13 or 14 of the Securities Exchange Act of 1934, (ii) to acquire any equity security of a class which is registered pursuant to Section 12 of such act or (iii) for any other purpose that violates applicable Law, including Regulation U of the Federal Reserve Board.
(i)Principal Place of Business; Chief Executive Office; Location of Records. Its principal place of business, chief executive office and the offices where it keeps all its Records, are located at the address(es) described on Schedule 4.1(i) to the Disclosure Letter or such other locations notified to each Managing Agent in accordance with Section 7.7 in jurisdictions where all action required by Section 7.7 has been taken and completed.
(j)Subsidiaries; Tradenames, Etc. In the case of the SPV, as of the Closing Date: (i) it has no Subsidiaries; and (ii) it has not, within the last five (5) years, operated under any tradename other than its legal name, and, within the last five (5) years, it has not changed its name, merged with or into or consolidated with any other Person or been the subject of any proceeding under the Bankruptcy Code. Schedule 4.1(j) to the Disclosure Letter lists the correct Federal Employer Identification Number of the SPV.
(k)Good Title. In the case of the SPV, upon each Investment and Reinvestment, the Agent shall acquire a valid and enforceable perfected first priority ownership interest or a first priority perfected security interest in each Receivable and all other Affected Assets that exist on the date of such Investment or Reinvestment, with respect thereto, free and clear of any Adverse Claim.
(l)Nature of Receivables. Each Receivable (i) represented by it to be an Eligible Receivable in any Servicer Report or (ii) included in the calculation of the Net Pool Balance in such Servicer Report in fact satisfies at the time of such calculation the definition of “Eligible Receivable” set forth herein. On the date of the applicable initial Investment therein by the Investors hereunder, it has no knowledge of any fact (including any defaults by the Obligor thereunder on any other Receivable) that would cause it or should have caused it to expect any payments on such Eligible Receivable not to be paid in full when due. Substantially all of the Receivables arise from the sale of goods or services.
(m)Coverage Requirement. In the case of the SPV, the sum of the Net Investment plus the Required Reserves does not exceed the Net Pool Balance.
(n)Credit and Collection Policy. It has at all times complied in all material respects with the Credit and Collection Policy with regard to each Eligible Receivable.
(o)Material Adverse Effect. On and since the Closing Date, there has been no Material Adverse Effect.
(p)No Termination Event or Potential Termination Event. In the case of the SPV, no event has occurred and is continuing and no condition exists which constitutes a Termination Event or a Potential Termination Event.
(q)Not an Investment Company or Covered Fund. It is (i) not a "covered fund" under the Volcker Rule and (ii) it is not, and is not controlled by, an “investment company” within the meaning of the Investment Company Act of 1940, or is exempt from all provisions of such act. In determining that the SPV is not an investment company, the SPV is relying on the exemption from the definition of "investment company" set forth in Section 3(c)(5) of the Investment Company Act of 1940, as amended.
(r)ERISA. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect, no steps have been taken by any Person to terminate any Pension Plan the assets of which are not sufficient to satisfy all of its benefit liabilities (as determined under Title IV of ERISA), no contribution failure has occurred or is expected to occur with respect to any Pension Plan sufficient to give rise to a lien under Section 303(k) of ERISA, and each Pension Plan has been administered in all material respects in compliance with its terms and applicable provision of ERISA and the Code.
(s)Accounts. The names and addresses of all the Blocked Account Banks, together with the account numbers of the Blocked Accounts and the Collection Account at such Blocked Account Banks, are specified in Schedule 4.1(s) to the Disclosure Letter (or at such other Blocked Account Banks and/or with such other Blocked Accounts as have been notified to each Managing Agent and for which Blocked Account Agreements have been executed in accordance with Section 7.3 and delivered to the Servicer and the Agent). All Blocked Accounts and the Collection Account are subject to Blocked Account Agreements. All Obligors have been instructed to make payment to a Blocked Account; provided that if cash or cash proceeds other than Collections on Receivables are deposited into a Blocked Account or the Collection Account (the “Excluded Amounts”), such Excluded Amounts shall not constitute Related Security, and the Agent shall have no right, title or interest in any such Excluded Amounts.
(t)Bulk Sales. In the case of the SPV, no transaction contemplated hereby or by the First Tier Agreement requires compliance with any bulk sales act or similar law.
(u)Transfers Under First Tier Agreement. In the case of the SPV, each Receivable has been purchased or otherwise acquired by it from the applicable Originator pursuant to, and in accordance with, the terms of the First Tier Agreement.
(v)Preference; Voidability. In the case of the SPV, it shall have given reasonably equivalent value to each Originator in consideration for the transfer to it of the Affected Assets from such Originator, and each such transfer shall not have been made for or on account of an antecedent debt owed by any Originator to it and no such transfer is or may be voidable under any section of the Bankruptcy Code.
(w)Compliance with Applicable Laws; Licenses, etc. (i) Each of the SPV and Servicer is in compliance in all material respects with the requirements of all applicable laws, rules, regulations, and orders of all Official Bodies (including the Federal Consumer Credit Protection Act, as amended, Regulation Z of the Board of Governors of the Federal Reserve System, as amended, laws, rules and regulations relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy and all other consumer laws, rules and regulations applicable to the Receivables), a breach of any of which, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect; and
(ii)it has not failed to obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or to the conduct of its business (including any registration requirements or other actions as may be necessary in any applicable jurisdiction in connection with the ownership of the Contracts or the Receivables and other related assets), which violation or failure to obtain would be reasonably likely to have a Material Adverse Effect.
(x)Nonconsolidation. The SPV is operated in such a manner that the separate corporate existence of the SPV, on the one hand, and the Servicer and each Originator or any Affiliate thereof, on the other, would not be disregarded in the event of the bankruptcy or insolvency of the Servicer, such Originator or any Affiliate thereof and, without limiting the generality of the foregoing:
(i)the SPV is a limited purpose entity whose activities are restricted in its organizational documents to activities related to purchasing or otherwise acquiring receivables (including the Receivables) and related assets and rights and conducting any related or incidental business or activities it deems necessary or appropriate to carry out its primary purpose, including entering into the Transaction Documents;
(ii)the SPV has not engaged, and does not presently engage, in any activity other than those activities expressly permitted hereunder and under the other Transaction Documents, nor, after the execution of the Rabobank Assignment, will the SPV be party to any agreement other than this Agreement, the other Transaction Documents to which it is a party and a services agreement with its independent manager, and with the prior written consent of the Agent, any other agreement necessary to carry out more effectively the provisions and purposes hereof or thereof;
(iii)(A) the SPV maintains its own deposit account or accounts, separate from those of any of its Affiliates, with commercial banking institutions, (B) the funds of the SPV are not and have not been diverted to any other Person or for other than the corporate use of the SPV and (C) except as may be expressly permitted by this Agreement, the funds of the SPV are not and have not been commingled with those of any of its Affiliates;
(iv)to the extent that the SPV contracts or does business with vendors or service providers where the goods and services provided are partially for the benefit of any other Person, the costs incurred in so doing are fairly allocated to or among the SPV and such entities for whose benefit the goods and services are provided, and each of the SPV and each such entity bears its fair share of such costs; and  all material transactions between the SPV and any of its Affiliates shall be on an arm’s-length basis;

(v)the SPV maintains a principal executive and administrative office through which its business is conducted and a telephone number and stationery through which all business correspondence and communication are conducted, in each case separate from those of any Originator and its Affiliates;
(vi)the SPV conducts its affairs strictly in accordance with its organizational documents and observes all necessary, appropriate and customary limited liability company formalities, including (A) holding all regular and special directors’/managers’ meetings appropriate to authorize all limited liability company action, (B) keeping separate and accurate minutes of such meetings, (C) passing all resolutions or consents necessary to authorize actions taken or to be taken, and (D) maintaining accurate and separate books, records and accounts, including intercompany transaction accounts;
(vii)all decisions with respect to its business and daily operations are independently made by the SPV (although the officer making any particular decision may also be an employee, officer or director of an Affiliate of the SPV) and are not dictated by any Affiliate of the SPV (it being understood that the Servicer, which is an Affiliate of the SPV, will undertake and perform all of the operations, functions and obligations of it set forth herein and it may appoint Sub-Servicers, which may be Affiliates of the SPV, to perform certain of such operations, functions and obligations);
(viii)the SPV acts solely in its own name and through its own authorized officers and agents, and no Affiliate of the SPV shall be appointed to act as its agent, except as expressly contemplated by this Agreement;
(ix)no Affiliate of the SPV advances funds to the SPV, other than as is otherwise provided herein or in the other Transaction Documents, and no Affiliate of the SPV otherwise supplies funds to, or guaranties debts of, the SPV; provided that an Affiliate of the SPV may provide funds to the SPV in connection with the capitalization of the SPV;
(x)other than organizational expenses and as expressly provided herein, the SPV pays all expenses, Indebtedness and other obligations incurred by it;
(xi)the SPV does not guarantee, and is not otherwise liable, with respect to any obligation of any of its Affiliates;
(xii)any financial reports required of the SPV comply with GAAP and are issued separately from, but may be consolidated with, any reports prepared for any of its Affiliates;
(xiii)at all times the SPV is adequately capitalized to engage in the transactions contemplated in its organizational documents;
(xiv)the financial statements and books and records of the SPV and the Originators reflect the separate limited liability company existence of the SPV;
(xv)the SPV does not act as agent for any of the Originators or any Affiliate thereof, but instead presents itself to the public as an entity separate from each such Person and independently engaged in the business of purchasing and financing Receivables;
(xvi)the SPV maintains a five-person board of managers, including at least one independent manager, who (A) for the five-year period prior to his or her appointment as independent manager has not been, and during the continuation of his or her service as independent manager shall not be: (I) an employee, director, stockholder, member, manager, partner or officer of the SPV, Greif, Inc. or any of their respective Affiliates (other than his or her service as an independent manager of the SPV); (II) except for CT Corporation, Corporation Service Company, Global Securitization Services, LLC, Lord Securities Corporation, AMACAR Group, L.L.C. or any of their respective Affiliates or any other similar service provider unless objected to in writing by Agent (collectively, the “Approved Service Providers”), a customer or supplier of the SPV, Greif, Inc. or any of their respective Affiliates (other than his or her service as an independent manager of the SPV); or (iii) any member of the immediate family of a person described in (I) or (II), (B) has, (I) prior experience as an independent manager for a corporation or limited liability company whose charter documents required the unanimous consent of all independent manager thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (II) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities, and (C) if approved as an independent manager of the SPV after the Closing Date and is not otherwise affiliated with an Approved Service Provider, has been consented to in writing by the Agent (such consent not to be unreasonably withheld or delayed);
(xvii)the organizational documents of the SPV require the affirmative vote of the independent manager before a voluntary petition under Section 301 of the Bankruptcy Code may be filed by the SPV; and
(xviii)the SPV complies with (and causes to be true and correct) each of the facts and assumptions relating to it contained in the opinion(s) of Vorys, Sater, Seymour and Pease LLP, delivered pursuant to Section 5.1(m) of the Existing Agreement and this Agreement.
(y)Other Debt. Except as provided herein, the SPV has not created, incurred, assumed or suffered to exist any Indebtedness whether current or funded, or any other liability other than (i) Indebtedness of the SPV representing fees, expenses and indemnities arising hereunder or under the First Tier Agreement for the purchase price of the Receivables and other Affected Assets under the First Tier Agreement, (ii) indebtedness to one or more Originators for the Deferred Purchase Price, (iii) other outstanding Indebtedness incurred in the ordinary course of its business in an amount that does not exceed $16,750 and (iv) Continuing Obligations.
(z)Representations and Warranties in other Related Documents. Each of the representations and warranties made by it contained in the Transaction Documents is true, complete and correct in all material respects (except any representation or warranty qualified by materiality or by reference to a material adverse effect, which is true, complete and correct in all respects) on and as of such day as though made on and as of such day and shall be deemed to have been made on such day (unless such representations and warranties specifically refer to a previous day, in which case, they shall be complete and correct in all material respects (or with respect to such representations and warranties qualified by materiality or by reference to a material adverse effect complete and correct in all respects) on and as of such previous day), and it hereby makes each such representation and warranty to, and for the benefit of, the Agent, each Managing Agent, the Administrators, the Investors and the other Secured Parties as if the same were set forth in full herein.
(aa)No Servicer Default. In the case of the Servicer, no event has occurred and is continuing and no condition exists which constitutes or may reasonably be expected to constitute a Servicer Default.
(bb)    [Reserved].
(cc)    Ordinary Course of Business. In the case of the SPV, that each remittance of Collections by or on behalf of the SPV to the Agent and the Managing Agents under this Agreement will have been (i) in payment of a debt incurred by the SPV in the ordinary course of business or financial affairs of the SPV and (ii) made in the ordinary course of business or financial affairs of the SPV.
(dd)    Senior Credit Agreement. The transactions contemplated by this Agreement and the other Transaction Documents constitute a “Permitted Accounts Receivable Securitization” under and as defined in the Senior Credit Agreement, and the execution, delivery and performance by the SPV and the Servicer of this Agreement and the other Transaction Documents to which such Person is a party do not contravene or constitute a default or breach under the Senior Credit Agreement.
(ee)    Anti-Corruption Laws and Sanctions. Each Seller Party has implemented and maintains in effect policies and procedures reasonably designed to promote and achieve compliance in all material respects by it and its directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.  Each Seller Party, its Affiliates and Subsidiaries and their respective officers and directors and, to the knowledge of Greif, Inc., their employees and agents are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.  No Seller Party, nor any Person directly or indirectly controlling or controlled by a Seller Party, or any Affiliate of any of the foregoing, (a) is a Sanctioned Person; (b) is controlled by or is acting on behalf of a Sanctioned Person; or (c) will use any proceeds of an Investment in any manner that would result in violation of any Sanctions applicable to any party hereto.  The transactions contemplated by this Agreement will not violate Anti-Corruption Laws or applicable Sanctions. No Seller Party, its respective Subsidiaries and their respective officers and directors and, to the knowledge of Greif, Inc., its employees and agents are knowingly engaged in any activity that would reasonably be expected to result in such Seller Party, any such Subsidiary, and any of their respective officers or directors or, to the knowledge of Greif, Inc., any of its employees and agents, being designated as a Sanctioned Person.
(ff)    Beneficial Ownership. In the case of the SPV, as of the Closing Date, the SPV is an entity that is organized under the laws of the United States or of any state and at least 51 percent of whose common stock or analogous equity interest is owned by a listed entity and is excluded on that basis from the definition of Legal Entity Customer as defined in the Beneficial Ownership Rule.
ARTICLE V
CONDITIONS PRECEDENT
SECTION 5.1    Conditions Precedent to Closing. The occurrence of the Closing Date and the effectiveness of the Commitments hereunder shall be subject to the conditions precedent that (i) the SPV or the Originators shall have paid in full (A) all amounts required to be paid by each of them on or prior to the Closing Date pursuant to the Fee Letters and (B) the fees and expenses described in clause (i) of Section 9.4(a) and invoiced prior to the Closing Date, (ii) satisfactory completion by the Agent of its due diligence process, and (iii) each Managing Agent shall have received, for itself and each of the Investors in its Investor Group, counterparts of each of the following documents, each in form and substance satisfactory to each Managing Agent:
(a)A duly executed counterpart of this Agreement, the First Tier Agreement, the Guaranty, the Fee Letters, the Notice Letter Agreement and each of the other Transaction Documents executed by the Originators, the SPV or the Servicer, as applicable.
(b)A certificate, substantially in the form of Exhibit E, of the secretary or assistant secretary of the SPV, certifying and attaching as exhibits thereto, among other things:
(i)the organizational documents;
(ii)resolutions of the board of managers or other governing body of the SPV authorizing the execution, delivery and performance by the SPV of this Agreement, the First Tier Agreement and the other Transaction Documents to be delivered by the SPV hereunder or thereunder and all other documents evidencing necessary limited liability company action and government approvals, if any; and
(iii)the incumbency, authority and signature of each officer of the SPV executing the Transaction Documents or any certificates or other documents delivered hereunder or thereunder on behalf of the SPV.
(c)A certificate, substantially in the form of Exhibit F, of the secretary or assistant secretary of each Originator and the Servicer certifying and attaching as exhibits thereto, among other things:
(i)the articles of incorporation or other organizing document of each Originator and the Servicer (certified by the Secretary of State or other similar official of its jurisdiction of incorporation or organization, as applicable, as of a recent date);
(ii)the by-laws or operating agreement, as applicable, of each Originator and the Servicer;
(iii)resolutions of the board of directors or other governing body of each Originator and the Servicer authorizing the execution, delivery and performance by it of this Agreement, the First Tier Agreement and the other Transaction Documents to be delivered by it hereunder or thereunder and all other documents evidencing necessary corporate action (including shareholder consents) and government approvals, if any; and
(iv)the incumbency, authority and signature of each officer of each of the Originators and the Servicer executing the Transaction Documents or any certificates or other documents delivered hereunder or thereunder on its behalf.
(d)A good standing certificate for the SPV issued by the Secretary of State or a similar official of the SPV’s jurisdiction of formation, dated as of a recent date.
(e)A good standing certificate for each of the Originators and the Servicer issued by the Secretary of State or a similar official of its jurisdiction of incorporation or organization, as applicable, dated as of a recent date.
(f)Acknowledgment copies or other evidence of filing acceptable to the Agent of proper financing statements, naming the SPV, as debtor, in favor of the Agent, as secured party, for the benefit of the Secured Parties or other similar instruments or documents as may be necessary or in the reasonable opinion of the Agent desirable under the UCC of all appropriate jurisdictions or any comparable law to perfect the Agent’s ownership or security interest in all Receivables and the other Affected Assets.

(g)Acknowledgment copies or other evidence of filing acceptable to the Agent of proper financing statements, naming each Originator, as the debtor, in favor of the SPV, as assignor secured party, and the Agent, for the benefit of the Secured Parties, as assignee secured party, or other similar instruments or documents as may be necessary or in the reasonable opinion of the Agent desirable under the UCC of all appropriate jurisdictions or any comparable law to perfect the SPV’s ownership interest in all Receivables and the other Affected Assets.
(h)Copies of proper financing statements necessary to terminate all security interests and other rights of any Person in Receivables or the other Affected Assets previously granted by each Originator and the SPV.
(i)Certified copies of requests for information or copies (or a similar search report certified by parties acceptable to the Agent) dated a date reasonably near the Closing Date listing all effective financing statements which name the SPV or each Originator as debtor and which are filed in jurisdictions in which the filings were made pursuant to clauses (f) or (g) above and such other jurisdictions where the Agent may reasonably request, together with copies of such financing statements, and similar search reports with respect to federal tax liens and liens of the Pension Benefit Guaranty Corporation in such jurisdictions.
(j)Executed copies of the Blocked Account Agreements relating to each of the Blocked Accounts.
(k)A favorable opinion of Gary R. Martz, General Counsel of Greif, Inc., covering certain corporate matters with respect to the Servicer, the Delta Originator, the AFM Originator, the Caraustar Mill Originator, the Caraustar Industrial Originator, the Caraustar Fiber Originator, the Newark Originator, the Caraustar Consumer Originator, the Caraustar Custom Originator, the Tama Originator, the Cascade Originator and the SPV in form and substance satisfactory to the Agent and Agent’s counsel.
(l)A favorable opinion of Vorys, Sater, Seymour and Pease LLP, special counsel to the SPV, the Servicer and the Originators, covering certain corporate and UCC matters in form and substance satisfactory to the Agent and Agent’s counsel.
(m)A favorable opinion of Vorys, Sater, Seymour and Pease LLP, special counsel to the SPV and the Originators, covering certain bankruptcy and insolvency matters in form and substance satisfactory to the Agent and Agent’s counsel.
(n)An electronic file identifying all Receivables and the Unpaid Balances thereon and such other information with respect to the Receivables as any Managing Agent may reasonably request.
(o)Satisfactory results of a review and audit of the SPV’s and the Originators’ collection, operating and reporting systems, Credit and Collection Policy, historical receivables data and accounts, including satisfactory results of a review of the Originators’ operating location(s) and satisfactory review and approval of the Eligible Receivables in existence on the date of the initial purchase under the First Tier Agreement and a written outside audit report of a nationally-recognized accounting firm as to such matters.
(p)A Servicer Report as of August 31, 2019.
(q)Evidence that the Collection Account has been established.
(r)Executed copies of the Rabobank Assignment, in form and substance satisfactory to the Agent and Agent’s counsel.
(s)Such other approvals, documents, instruments, certificates and opinions as the Agent, any Managing Agent, any Administrator or any Investor may reasonably request.
SECTION 5.2    Conditions Precedent to All Investments and Reinvestments. Each Investment hereunder (including the initial Investment) and each Reinvestment hereunder shall be subject to the conditions precedent that (i) the Closing Date shall have occurred, and (ii) on the date of such Investment or Reinvestment, as the case may be, the following statements shall be true (and the SPV by accepting the amount of such Investment or Reinvestment shall be deemed to have certified that):
(a)The representations and warranties contained in Section 4.1 are true and correct in all material respects (except those representations and warranties qualified by materiality or by reference to a material adverse effect, which are true and correct in all respects) on and as of such day as though made on and as of such day and shall be deemed to have been made on such day (unless such representations and warranties specifically refer to a previous day, in which case, they shall be complete and correct in all material respects (or, with respect to such representations or warranties qualified by materiality or by reference to a material adverse effect, complete and correct in all respects) on and as of such previous day); provided that no such representation, warranty, or certification hereunder shall be deemed to be incorrect or violated to the extent any affected Receivable is subject to a Deemed Collection and all required amounts with respect to which have been deposited into a Blocked Account or the Collection Account.
(b)In the case of an Investment, each Managing Agent shall have received an Investment Request, appropriately completed, within the time period required by Section 2.3.
(c)In the case of an Investment, the Agent and each Managing Agent shall have received a Servicer Report dated no more than 30 days prior to the proposed Investment Date, and the information set forth therein shall be true, complete and correct in all material respects.
(d)The Termination Date has not occurred.
(e)In the case of an Investment, the amount of such Investment will not exceed the amount available therefor under Section 2.2 and, after giving effect thereto, the sum of the Net Investment and the Required Reserves will not exceed the Net Pool Balance.
ARTICLE VI
COVENANTS
SECTION 6.1    Affirmative Covenants of the SPV and Servicer. At all times from the date hereof to the Final Payout Date, unless the Majority Investors shall otherwise consent in writing:
(a)Reporting Requirements. The SPV shall furnish to the Agent (with a copy to each Managing Agent):
(i)Annual Reporting. (A) Within ninety (90) days after the close of Greif, Inc.’s fiscal year, audited financial statements, prepared by a nationally-recognized accounting firm in accordance with GAAP on a consolidated basis for Greif, Inc. and its Subsidiaries (which shall include the SPV), including balance sheets as of the end of such period, related statements of operations, shareholder’s equity and cash flows, accompanied by an unqualified audit report certified by independent certified public accountants, acceptable to each Managing Agent, prepared in accordance with GAAP and any management letter prepared by said accountants and a certificate of said accountants that, in the course of the foregoing, they have obtained no knowledge of any Termination Event or Potential Termination Event, or if, in the opinion of such accountants, any Termination Event or Potential Termination Event shall exist, stating the nature and status thereof, and (B) prior to each annual anniversary of the Closing Date, a report covering such fiscal year to the effect that such accounting firm has applied certain agreed-upon procedures (a copy of which procedures are attached as Schedule 6.1(a) to the Disclosure Letter, it being understood that the Servicer and the Agent will provide an updated Schedule 6.1(a) to the Disclosure Letter reflecting any further amendments to such Schedule 6.1(a) to the Disclosure Letter prior to the issuance of the first such agreed-upon procedures report, a copy of which shall replace the then existing Schedule 6.1(a) to the Disclosure Letter) to certain documents and records relating to the Collateral under any Transaction Document, compared the information contained in the Servicer Reports delivered during the period covered by such report with such documents and records and that no matters came to the attention of such accountants that caused them to believe that such servicing was not conducted in compliance with this Article VI, except for such exceptions as such accountants shall believe to be immaterial and such other exceptions as shall be set forth in such statement.
(ii)Quarterly Reporting. Within forty-five (45) days after the close of the first three quarterly periods of Greif, Inc.’s fiscal year, for Greif, Inc. and its other Subsidiaries (which shall include the SPV), in each case, consolidated balance sheets as at the close of each such period and consolidated related statements of operations, shareholder’s equity and cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer or treasurer.
(iii)Compliance Certificate. Together with the financial statements required hereunder, a compliance certificate signed by Greif, Inc.’s chief financial officer or treasurer stating that (A) the attached financial statements have been prepared in accordance with GAAP and accurately reflect the financial condition of the SPV or the Originators and their respective Subsidiaries, as applicable, and (B) to the best of such Person’s knowledge, no Termination Event or Potential Termination Event exists, or if any Termination Event or Potential Termination Event exists, stating the nature and status thereof and showing the computation of, and showing compliance with, each of the financial triggers set forth in Sections 7.5(g) and (h) and Sections 8.1(h), (i), (j) and (k) hereof.
(iv)Notices.    Promptly after receipt thereof, copies of all notices received by the SPV from any Originator. Promptly following any change that would result in a change to the status as an excluded Legal Entity Customer under and as defined in the Beneficial Ownership Rule, the SPV shall execute and deliver to the Agent a Beneficial Ownership Certification complying with the Beneficial Ownership Rule, in form and substance reasonably acceptable to the Agent.
(v)SEC Filings. So long as they include the information set forth in subclauses (i) and (ii), the timely filings by Greif, Inc. of its form 10-K and form 10-Q, respectively, will satisfy the delivery requirements set forth in such clauses. Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports and all special shareholder reports and proxy statements, if any, which any Originator or any Subsidiary thereof files with the Securities and Exchange Commission; provided that, so long as such reports are publicly available on the SEC’s EDGAR website or any successor thereto, physical delivery of such documents shall not be required.
(vi)Notice of Termination Events or Potential Termination Events; Etc. (A) As soon as possible and in any event within two (2) Business Days after it obtains knowledge of the occurrence of each Termination Event or Potential Termination Event, a statement of its chief financial officer or chief accounting officer setting forth details of such Termination Event or Potential Termination Event and the action which it proposes to take with respect thereto, which information shall be updated promptly from time to time upon the request of the Agent; (B) promptly after it obtains knowledge thereof, notice of any litigation, investigation or proceeding that may exist at any time between it and any Person, as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected to have a Material Adverse Effect or any litigation or proceeding relating to any Transaction Document; and (C) promptly after knowledge of the occurrence thereof, notice of a Material Adverse Effect.
(vii)Change in Credit and Collection Policy. At least ten (10) Business Days prior to the date any material change in or amendment to the Credit and Collection Policy is made, a copy of the Credit and Collection Policy then in effect indicating such change or amendment.
(viii)Credit and Collection Policy. If so requested by the Agent, within ninety (90) days after the close of each of the Originator’s and the SPV’s fiscal years, a complete copy of the Credit and Collection Policy then in effect, if requested by any Managing Agent in writing.
(ix)ERISA. Promptly after the filing, giving or receiving thereof, copies of all reports and notices with respect to any Reportable Event pertaining to any Pension Plan and copies of any notice by any Person of its intent to terminate any Pension Plan, and promptly upon the occurrence thereof, written notice of any contribution failure with respect to any Pension Plan sufficient to give rise to a lien under Section 303(k) of ERISA, in each case if it is reasonably likely that such occurrence would have a Material Adverse Effect.
(x)Change in Accountants or Accounting Policy. Promptly after the occurrence thereof, notice of any change in the accountants of the SPV or any of the Originators.
(xi)Other Information. Such other information (including non-financial information) as the Agent, any Managing Agent or the Administrators may from time to time reasonably request with respect to any Originator, the SPV or the Servicer.
(b)Conduct of Business; Ownership. Each of the SPV and the Servicer shall continue to engage in business of the same general types as now conducted by them (including businesses reasonably related or incidental thereto) as it is presently conducted and do all things necessary to remain duly organized, validly existing and in good standing in its jurisdiction of formation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted. The SPV shall at all times be a wholly-owned direct or indirect Subsidiary of Greif, Inc.
(c)Compliance with Laws, Etc. Each of the SPV and the Servicer shall comply in all material respects with all Laws to which it or its respective properties may be subject and preserve and maintain its limited liability company existence, rights, franchises, qualifications and privileges, except to the extent any non-compliance would not reasonably be expected to have a Material Adverse Effect.

(d)Furnishing of Information and Inspection of Records. Each of the SPV and the Servicer shall furnish to the Agent and each Managing Agent from time to time such information with respect to the Affected Assets as the Agent or a Managing Agent may reasonably request, including listings identifying the Obligor and the Unpaid Balance for each Receivable. Each of the SPV and the Servicer shall, at any time and from time to time during regular business hours upon reasonable notice (which shall be at least two (2) Business Days), as requested by the Agent or a Managing Agent, permit the Agent or Managing Agent, or its agents or representatives, (i) to examine and make copies of and take abstracts from all books, records and documents (including computer tapes and disks) relating to the Receivables or other Affected Assets, including the related Contracts and (ii) to visit the offices and properties of the SPV, each Originator or the Servicer, as applicable, for the purpose of examining such materials described in clause (i), and to discuss matters relating to the Affected Assets or the SPV’s, each Originator’s or the Servicer’s performance hereunder, under the Contracts and under the other Transaction Documents to which such Person is a party with any of the officers, directors, employees or independent public accountants of the SPV (but only in the presence of an officer of the SPV), each Originator or the Servicer, as applicable, having knowledge of such matters; provided that unless a Termination Event or Potential Termination Event shall have occurred and be continuing, the SPV and the Servicer shall not be required to reimburse the reasonable expenses of more than one (1) such visit in the aggregate among the SPV and the Servicer per calendar year.
(e)Keeping of Records and Books of Account. Each of the SPV and the Servicer shall maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, computer tapes, disks, records and other information, reasonably necessary or advisable for the collection of all Receivables (including records adequate to permit the daily identification of each new Receivable and all Collections of and adjustments to each existing Receivable). Each of the SPV and the Servicer shall give the Agent and each Managing Agent prompt notice of any material change in its administrative and operating procedures referred to in the previous sentence.
(f)Performance and Compliance with Receivables, Contracts and Credit and Collection Policy. Each of the SPV and the Servicer shall, (i) at its own expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables in accordance with the Credit and Collection Policy; and (ii) timely and fully comply in all material respects with the Credit and Collection Policy in regard to each Eligible Receivable and the related Contract.
(g)Notice of Agent’s Interest. In the event that the SPV shall sell or otherwise transfer any interest in accounts receivable or any other financial assets (other than as contemplated by the Transaction Documents), any computer tapes or files or other documents or instruments provided by the Servicer in connection with any such sale or transfer shall disclose the SPV’s ownership of the Receivables and the Agent’s interest therein.
(h)Collections. The SPV and the Servicer have instructed, or shall instruct, all Obligors to cause all Collections to be deposited directly to a Blocked Account or to post office boxes to which only Blocked Account Banks have access and shall instruct the Blocked Account Banks to cause all items and amounts relating to such Collections received in such post office boxes to be removed and deposited into a Blocked Account on a daily basis.
(i)Collections Received. Each of the SPV and the Servicer shall hold in trust, and deposit, promptly, but in any event not later than two (2) Business Days following its receipt thereof, to a Blocked Account or, if required by Section 2.9, to the Collection Account, all Collections received by it from time to time.
(j)Accounts. Each Blocked Account and the Collection Account shall at all times be subject to a Blocked Account Agreement.
(k)Sale Treatment. The SPV shall not (i) treat the transactions contemplated by the First Tier Agreement in any manner other than as a sale or contribution (as applicable) of Receivables by the Originators to the SPV, except to the extent that such transactions are not recognized on account of consolidated financial reporting in accordance with GAAP or are disregarded for tax purposes or (ii) treat (other than for tax and accounting purposes) the transactions contemplated hereby in any manner other than as a sale of the Asset Interest by the SPV to the Agent on behalf of the Investors. In addition, the SPV shall disclose (in a footnote or otherwise) in all of its financial statements (including any such financial statements consolidated with any other Person’s financial statements) the existence and nature of the transaction contemplated hereby and by the First Tier Agreement and the interest of the SPV (in the case of an Originator’s financial statements) and the Agent, on behalf of the Investors, in the Affected Assets.
(l)Separate Business; Nonconsolidation. The SPV shall not (i) engage in any business not permitted by its organizational documents or (ii) conduct its business or act in any other manner which is inconsistent with Section 4.1(w).

(m)Corporate Documents. The SPV shall only amend, alter, change or repeal its organizational documents with the prior written consent of the Agent.
(n)Ownership Interest, Etc. The SPV shall, at its expense, take all action necessary or desirable to establish and maintain a valid and enforceable ownership or security interest in the Receivables, the Related Security and proceeds with respect thereto, and a first priority perfected security interest in the Affected Assets, in each case free and clear of any Adverse Claim, in favor of the Agent for the benefit of the Secured Parties, including taking such action to perfect, protect or more fully evidence the interest of the Agent, as any Managing Agent may request.
(o)Enforcement of First Tier Agreement. The SPV, on its own behalf and, during the continuation of a Termination Event or Potential Termination Event, on behalf of the Agent, each Managing Agent and each Secured Party, shall promptly enforce all covenants and obligations of the Originators contained in the First Tier Agreement. During the continuation of a Termination Event or Potential Termination Event, the SPV shall deliver consents, approvals, directions, notices, waivers and take other actions under the First Tier Agreement as may be directed by any Managing Agent consistent with the SPV’s rights thereunder.
(p)Perfection Covenants. The SPV shall comply with each of the covenants set forth in the Schedule 4.1(d) which are incorporated herein by reference.
(q)Solvency of SPV. The fair value of the assets of the SPV, at a fair valuation, will, at all times prior to the Final Payout Date, exceed its debts and liabilities, subordinated, contingent or otherwise. The present fair saleable value of the property of the SPV, at all times prior to the Final Payout Date, will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured. The SPV will, at all times prior to the Final Payout Date, be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured. The SPV will not, at any time prior to the Final Payout Date, have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.
(r)Good Title. In the case of the SPV, upon each Investment and Reinvestment, the Agent shall acquire a valid and enforceable perfected first priority ownership interest or a first priority perfected security interest in each Eligible Receivable and all other Affected Assets that exist on the date of such Investment or Reinvestment, with respect thereto, free and clear of any Adverse Claim.
(s)Regulation W. The SPV agrees to respond promptly to any reasonable requests for information related to its use of Investment proceeds to the extent required by any Investor in connection with such Investor’s determination of its compliance with Section 23A of the Federal Reserve Act (12 U.S.C. § 371c) and the Federal Reserve Board’s Regulation W (12 C.F.R. Part 223). The SPV shall not to its actual knowledge use the proceeds of any Investment hereunder to purchase any asset or securities from any Investor’s “affiliate” as such term is defined in 12 C.F.R. Part 223. In connection with each request for an Investment hereunder, the SPV shall be deemed to have represented and warranted to the Agent and Managing Agents on the date such Investment is made that, to its actual knowledge, as of such date, the proceeds of such Investment will not be used by the SPV to, directly or indirectly, either (x) purchase any asset or securities from any Investor’s “affiliate” as such term is defined in 12 C.F.R. Part 223 or (y) invest in any fund sponsored by an Investor or Affiliate thereof.
(t)Sanctions; Anti-Corruption Laws and Anti-Money Laundering Laws. Neither the Servicer nor the SPV shall request or use the proceeds of any Investment hereunder, or lend, contribute, or otherwise make available such proceeds to any subsidiary, joint venture partner, or other Person (i) in furtherance of a direct offer, payment, promise to pay, or authorization of the direct payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws, (ii) for the purpose of directly funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by an entity organized in the United States, the United Kingdom or in a European Union member state, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto. Grief Inc. will maintain in effect and enforce policies and procedures reasonably designed to promote and achieve compliance in all material respects by the Seller Parties, each Subsidiary and Affiliate of the Seller Parties and their respective officers, directors, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.
SECTION 6.2    Negative Covenants of the SPV and Servicer. At all times from the date hereof to the Final Payout Date, unless the Majority Investors shall otherwise consent in writing:
(a)No Sales, Liens, Etc. (i) Except as otherwise provided herein and in the First Tier Agreement, neither the SPV nor the Servicer shall sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon (or the filing of any financing statement) or with respect to (A) any of the Affected Assets, or (B) any proceeds of inventory or goods, the sale of which may give rise to a Receivable, or assign any right to receive income in respect thereof and (ii) the SPV shall not issue any security to, or sell, transfer or otherwise dispose of any of its property or other assets (including the property sold to it by an Originator under Section 2.1 of the First Tier Agreement) to, any Person other than an Affiliate (which Affiliate is not a special purpose entity organized for the sole purpose of issuing asset backed securities) or as otherwise expressly provided for in the Transaction Documents.
(b)No Extension or Amendment of Receivables. Except as otherwise permitted in Section 7.2, neither the SPV nor the Servicer shall extend, amend or otherwise modify the terms of any Receivable, or amend, modify or waive any term or condition of any Contract related thereto.
(c)No Change in Business or Credit and Collection Policy. Neither the SPV nor the Servicer shall make any change in the character of its business or in the Credit and Collection Policy, which change would, in either case, materially impair the collectibility of any Eligible Receivable or reasonably be expected to have a Material Adverse Effect.
(d)No Subsidiaries, Divisions, Mergers, Etc. Neither the SPV nor the Servicer shall consolidate or merge with or into, or sell, lease or transfer all or substantially all of its assets to, any other Person, unless in the case of any such action by the Servicer (i) no Termination Event or Material Adverse Effect would occur or be reasonably likely to occur as a result of such transaction and (ii) such Person executes and delivers to the Agent and each Managing Agent an agreement by which such Person assumes the obligations of the Servicer hereunder and under the other Transaction Documents to which it is a party, or confirms that such obligations remain enforceable against it, together with such certificates and opinions of counsel as any Managing Agent may reasonably request. The SPV shall not form or create any Subsidiary or division or create a plan of division.
(e)Change in Payment Instructions to Obligors. Neither the SPV nor the Servicer shall add or terminate any bank as a Blocked Account Bank or any account as a Blocked Account or the Collection Account to or from those listed in Schedule 4.1(s) to the Disclosure Letter or make any change in its instructions to Obligors regarding payments to be made to any Blocked Account, unless (i) such instructions are to deposit such payments to another existing Blocked Account or to the Collection Account or (ii) the Agent shall have received written notice of such addition, termination or change at least thirty (30) days prior thereto and the Agent shall have received a Blocked Account Agreement executed by each new Blocked Account Bank or an existing Blocked Account Bank with respect to each new Blocked Account or the Collection Account, as applicable.
(f)Deposits to Blocked Accounts. Neither the SPV nor the Servicer shall deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Blocked Account or the Collection Account cash or cash proceeds other than Collections. If any Excluded Amounts are deposited or credited to any Blocked Account or the Collection Account, the SPV shall transfer such Excluded Amounts to an account of the SPV or an Originator other than the Blocked Accounts or the Collection Account within two (2) Business Days of such deposit or credit thereof to the applicable Blocked Account or the Collection Account, as applicable.  The Agent and the other Secured Parties acknowledge they shall have no right, title or interest in any such Excluded Amounts. The SPV and the Servicer shall cause the Blocked Account Agreement Amendment Date to occur within five (5) Business Days after the Specified Account becomes operational and is ready to receive deposits; provided that no amounts shall be deposited to the Specified Account prior to the Blocked Account Agreement Amendment Date.
(g)Change of Name, Etc. The SPV shall not change its name, identity or structure (including a merger) or the location of its jurisdiction of formation or any other change which could render any UCC financing statement filed in connection with this Agreement or any other Transaction Document to become “seriously misleading” under the UCC, unless at least thirty (30) days prior to the effective date of any such change the SPV delivers to each Managing Agent (i) such documents, instruments or agreements, executed by the SPV as are necessary to reflect such change and to continue the perfection of the Agent’s ownership interests or security interests in the Affected Assets and (ii) new or revised Blocked Account Agreements executed by the Blocked Account Banks which reflect such change and enable the Agent to continue to exercise its rights contained in Section 7.3.
(h)Amendment to First Tier Agreement. The SPV shall not amend, modify, or supplement the First Tier Agreement or waive any provision thereof, in each case except with the prior written consent of the Majority Investors; nor shall the SPV take, or permit any Originator to take, any other action under the First Tier Agreement that would reasonably be expected to result in a material adverse effect on the Agent, any Managing Agent or any Investor or which is inconsistent in any material manner with the terms of this Agreement.
(i)Amendment to Organizational Documents.    The SPV will not amend its Articles of Organization filed with the Secretary of the State of Delaware or any provision of its limited liability company operating agreement without the consent of the Agent.

(j)Other Debt. Except as provided herein and the Continuing Obligations, after the date hereof, the SPV shall not create, incur, assume or suffer to exist any Indebtedness whether current or funded, or any other liability other than (i) Indebtedness of the SPV representing fees, expenses and indemnities arising hereunder or under the First Tier Agreement for the purchase price of the Receivables and other Affected Assets under the First Tier Agreement, (ii) the Deferred Purchase Price payable in respect of the Receivables acquired pursuant to the First Tier Agreement and (iii) other Indebtedness incurred in the ordinary course of its business in an amount not to exceed $16,750 at any time outstanding.
(k)Payment to the Originators. The SPV shall not acquire any Receivable other than through, under, and pursuant to the terms of the First Tier Agreement, through the payment by the SPV either in cash or by increase of the capital contribution of the Originators pursuant to the First Tier Agreement, by increase in the Deferred Purchase Price, in an amount equal to the unpaid purchase price for such Receivable as required by the terms of the First Tier Agreement.
(l)Restricted Payments. The SPV shall not (A) purchase or redeem any equity interest in the SPV, (B) prepay, purchase or redeem any Indebtedness, (C) lend or advance any funds or (D) repay any loans or advances to, for or from any of its Affiliates (the amounts described in clauses (A) through (D) being referred to as “Restricted Payments”), except that the SPV may (1) make Restricted Payments out of funds received pursuant to Section 2.2 and (2) may make other Restricted Payments (including the payment of dividends or distributions, and payments of the Deferred Purchase Price) if, after giving effect thereto, no Termination Event or Potential Termination Event shall have occurred and be continuing.
ARTICLE VII
ADMINISTRATION AND COLLECTIONS
SECTION 7.1    Appointment of Servicer.
(a)The servicing, administering and collection of the Receivables shall be conducted by the Person (the “Servicer”) so designated from time to time as Servicer in accordance with this Section 7.1. Each of the SPV, the Managing Agents and the Investors hereby appoints as its agent the Servicer, from time to time designated pursuant to this Section, to enforce its respective rights and interests in and under the Affected Assets. To the extent permitted by applicable law, each of the SPV and the Originators (to the extent not then acting as Servicer hereunder and only to the extent consistent with its obligations under the First Tier Agreement) hereby grants to any Servicer appointed hereunder an irrevocable power of attorney to take any and all steps in the SPV’s and/or such Originator’s name and on behalf of the SPV or such Originator as necessary or desirable, in the reasonable determination of the Servicer, to collect all amounts due under any and all Receivables, including endorsing the SPV’s and/or such Originator’s name on checks and other instruments representing Collections and enforcing such Receivables and the related Contracts and to take all such other actions set forth in this Article VII. Until the Agent gives notice to the existing Servicer (in accordance with this Section 7.1) of the designation of a new Servicer, the existing Servicer is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof. At any time following the occurrence and during the continuation of a Servicer Default, the Agent may upon the direction of the Majority Investors, designate as Servicer any Person (including the Agent) to succeed the initial Servicer or any successor Servicer, on the condition in each case that any such Person so designated shall agree to perform the duties and obligations of the Servicer pursuant to the terms hereof.
(b)Upon the designation of a successor Servicer as set forth above, the existing Servicer agrees that it will terminate its activities as Servicer hereunder in a manner which the Agent determines will facilitate the transition of the performance of such activities to the new Servicer, and the existing Servicer shall cooperate with and assist such new Servicer. Such cooperation shall include access to and transfer of records and use by the new Servicer of all records, licenses, hardware or software necessary or desirable to collect the Receivables and the Related Security.
(c)The existing Servicer acknowledges that the SPV, the Agent, each Managing Agent and the Investors have relied on the existing Servicer’s agreement to act as Servicer hereunder in making their decision to execute and deliver this Agreement. Accordingly, the existing Servicer agrees that it will not voluntarily resign as Servicer.
(d)The Servicer may delegate its duties and obligations hereunder to any subservicer (each, a “Sub-Servicer”); provided that, in each such delegation, (i) such Sub-Servicer shall agree in writing to perform the duties and obligations of the Servicer pursuant to the terms hereof, (ii) the Servicer shall remain primarily liable to the SPV, the Agent, the Managing Agents and the Investors for the performance of the duties and obligations so delegated, (iii) the SPV and the Majority Investors shall consent in writing to any material delegation of servicing duties different in scope or nature than those delegations typically made by the Servicer as of the Closing Date and (iv) the terms of any agreement with any Sub-Servicer shall provide that the Agent may terminate such agreement upon the termination of the Servicer hereunder by giving notice of its desire to terminate such agreement to the Servicer (and the Servicer shall provide appropriate notice to such Sub-Servicer).

SECTION 7.2    Duties of Servicer. (a) The Servicer shall take or cause to be taken all reasonable action as may be necessary or advisable to collect each Receivable from time to time, all in accordance with this Agreement and all applicable Law, with reasonable care and diligence, and in accordance with the Credit and Collection Policy. The Servicer shall set aside (and, if applicable, segregate) and hold in trust for the accounts of the SPV, the Agent and each Managing Agent the amount of the Collections to which each is entitled in accordance with Article II. So long as no Termination Event or Potential Termination Event shall have occurred and be continuing, the Servicer may, in accordance with the Credit and Collection Policy, extend the maturity or adjust the Unpaid Balance of any Receivable, including any Defaulted Receivable, or amend, modify or waive any term or condition of any Contract related thereto, in each case, as the Servicer may determine to be appropriate to maximize Collections thereof; provided that (i) such extension, adjustment or modification shall not alter the status of such Receivable as a Defaulted Receivable or limit the rights of the SPV or any Secured Party under this Agreement and (ii) if a Termination Event is continuing, then the Servicer may make such extension, adjustment or modification only with the approval of the Agent. The SPV shall deliver to the Servicer and the Servicer shall hold in trust for the SPV and the Agent, on behalf of the Investors, in accordance with their respective interests, all Records which evidence or relate to any Affected Asset. Notwithstanding anything to the contrary contained herein, at any time when a Termination Event is continuing, the Agent shall have the right to direct the Servicer to commence or settle any legal action to enforce collection of any Receivable or to foreclose upon or repossess any Affected Asset. The Servicer shall not make the Administrator, the Agent, any Managing Agent or any other Secured Party a party to any litigation without the prior written consent of such Person. At any time when a Termination Event exists and is continuing, the Agent may notify any Obligor of its interest in the Receivables and the other Affected Assets.
(b)The Servicer shall, as soon as practicable following receipt thereof, turn over to the SPV all collections from any Person of indebtedness of such Person which are not on account of a Receivable. Notwithstanding anything to the contrary contained in this Article VII, the Servicer, if not the SPV, an Originator or any Affiliate of the SPV or an Originator, shall have no obligation to collect, enforce or take any other action described in this Article VII with respect to any indebtedness that is not included in the Asset Interest other than to deliver to the SPV the Collections and documents with respect to any such indebtedness as described above in this Section 7.2(b).
(c)Any payment by an Obligor in respect of any indebtedness owed by it to an Originator shall, except as otherwise specified by such Obligor, required by contract or law or clearly indicated by facts or circumstances (including by way of example an equivalence of a payment and the amount of a particular invoice), and unless otherwise instructed by the Agent, be applied as a Collection of any Receivable of such Obligor (starting with the oldest such Receivable) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other indebtedness of such Obligor.
SECTION 7.3    Blocked Account Arrangements. Prior to the Closing Date the Servicer and SPV shall enter into Blocked Account Agreements with all of the Blocked Account Banks, and deliver original counterparts thereof to the Agent. The Agent may at any time after the occurrence and during the continuation of a Termination Event or Potential Termination Event give notice to each Blocked Account Bank that the Agent is exercising its rights under the Blocked Account Agreements to do any or all of the following: (i) to have the exclusive control of the Blocked Accounts and the Collection Account transferred to the Agent and to exercise exclusive dominion and control over the funds deposited therein, (ii) to have the proceeds that are sent to the respective Blocked Accounts and the Collection Account be redirected pursuant to its instructions rather than deposited in the applicable Blocked Account or the Collection Account, and (iii) to take any or all other actions permitted under the applicable Blocked Account Agreement; provided that the Agent shall have no right, title or interest in any Excluded Amounts deposited into Blocked Accounts or the Collection Account and shall cause such Excluded Amounts to be transferred to the applicable Originator at its direction. Each of the Servicer and SPV hereby agrees that if the Agent, at any time, takes any action set forth in the preceding sentence, the Agent shall have exclusive control of the proceeds (including Collections) of all Receivables and each of the Servicer and SPV hereby further agrees to take any other action that the Agent may reasonably request to transfer such control. Except as provided in Section 2.9, any proceeds of Receivables received by any of the Originators, the Servicer or the SPV thereafter shall be sent promptly (but in any event within two (2) Business Days of receipt) to a Blocked Account. The parties hereto hereby acknowledge that if at any time the Agent takes control of any Blocked Account or the Collection Account, the Agent shall distribute or cause to be distributed such funds in accordance with Section 7.2(b) and Article II (in each case as if such funds were held by the Servicer thereunder). The Servicer and the SPV further agree that at any time after the occurrence and during the continuation of a Termination Event or Potential Termination Event, they will not withdraw or transfer any amounts (x) from a Blocked Account, except: (i) to another Blocked Account, (ii) to the Collection Account as and when required hereunder, or (iii) otherwise with the written consent of the Agent or (y) from the Collection Account, except with the written consent of the Agent.
SECTION 7.4    Enforcement Rights. (a) At any time following the occurrence and during the continuation of a Termination Event:
(i)the Agent may direct the Obligors that payment of all amounts payable under any Receivable be made directly to the Agent or its designee;

(ii)the SPV shall, at the Agent’s request and at the SPV’s expense, give notice of the Agent’s, the SPV’s, and/or the Investors’ ownership of the Receivables and (in the case of the Agent) interest in the Asset Interest to each Obligor and direct that payments be made directly to the Agent or its designee, except that if the SPV fails to so notify each obligor, the Agent may so notify the Obligors; and
(iii)the SPV shall, at the Agent’s request, (A) assemble all of the Records and shall make the same available to the Agent or its designee at a place selected by the Agent or its designee, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections in a manner acceptable to the Agent and shall, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Agent or its designee.
(b)Each of the SPV and the Originators hereby authorizes the Agent, and irrevocably appoints the Agent as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the SPV or the Originators, as applicable, which appointment is coupled with an interest, to take any and all steps in the name of the SPV or the Originators, as applicable, and on behalf of the SPV or the Originators, as applicable, necessary or desirable, in the determination of the Agent, to collect any and all amounts or portions thereof due under any and all Receivables or Related Security, including endorsing the name of the applicable Originator on checks and other instruments representing Collections and enforcing such Receivables, Related Security and the related Contracts. Notwithstanding anything to the contrary contained in this subsection (b), none of the powers conferred upon such attorney-in-fact pursuant to the immediately preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever, in each case, other than actions resulting from the gross negligence or willful misconduct of such attorney-in-fact. The Agent hereby agrees only to use such power of attorney following the occurrence and during the continuation of a Termination Event.
SECTION 7.5    Servicer Default. The occurrence of any one or more of the following events shall constitute a “Servicer Default”:
(a)The Servicer (i) shall fail to make any payment or deposit required to be made by it hereunder when due and such failure continues for one (1) Business Day or the Servicer shall fail to observe or perform any term, covenant or agreement on the Servicer’s part to be performed under Sections 6.1(b) (conduct of business, ownership), 6.1(f) (performance and compliance with receivables, contracts and credit and collection policy), 6.1(h) (obligor payments), 6.1(i) (handling collections), 6.2(a) (no sales or liens), 6.2(c) (no change in business or credit and collection policy), 6.2(d) (no subsidiaries, divisions, mergers, etc.), 6.2(e) (change in payment instructions to obligors), or 6.2(f) (deposits to lock-box accounts) (any of the preceding parenthetical phrases in this clause (i) are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof) and such failure continues for two (2) Business Days, or (ii) shall fail to observe or perform any other term, covenant or agreement to be observed or performed by it under Sections 2.8, 2.9, 2.12 or 2.15 and such failure continues for two (2) Business Days, or (iii) shall fail to observe or perform in any material respect any other term, covenant or agreement hereunder or under any of the other Transaction Documents to which such Person is a party or by which such Person is bound, and such failure shall remain unremedied for fifteen (15) days after the earlier to occur of (i) receipt of notice thereof from any Managing Agent, any Investor or the Agent or (ii) actual knowledge thereof by a Responsible Officer; or
(b)any representation, warranty, certification or statement made by the Servicer in this Agreement or in any of the other Transaction Documents or in any certificate or report delivered by it pursuant to any of the foregoing shall prove to have been incorrect in any material respect when made or deemed made (except any representation or warranty qualified by materiality or by reference to a material adverse effect, which shall prove to have been incorrect in any respect) when made or confirmed and such circumstance shall remain uncured for fifteen (15) days after the earlier to occur of (i) receipt of notice thereof from any Managing Agent, any Investor or the Agent or (ii) actual knowledge thereof by a Responsible Officer; provided that no such representation, warranty, or certification hereunder shall be deemed to be incorrect or violated to the extent any affected Receivable is subject to a Deemed Collection and all required amounts with respect to such Receivable have been deposited into a Blocked Account or the Collection Account; or
(c)failure of the Servicer or any of its Subsidiaries (other than the SPV) to pay when due any amounts due under any agreement under which any Indebtedness greater than $90,000,000 (or such other amount as may from time to time be set forth in the Senior Credit Agreement) is governed; or the default by the Servicer or any of its Subsidiaries in the performance of any term, provision or condition contained in any agreement under which any Indebtedness greater than $90,000,000 (or such other amount as may from time to time be set forth in the Senior Credit Agreement) was created or is governed, regardless of whether such event is an “event of default” or “default” under any such agreement; or any Indebtedness of the Servicer or any of its Subsidiaries (other than the SPV) greater than $90,000,000 (or such other amount as may from time to time be set forth in the Senior Credit Agreement) shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the scheduled date of maturity thereof; or

(d)there is entered against the Servicer or any Subsidiary thereof (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $90,000,000 (or such other amount as may from time to time be set forth in the Senior Credit Agreement) (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten (10) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
(e)[Reserved]; or
(f)any Event of Bankruptcy shall occur with respect to the Servicer or any of its Material Subsidiaries; or
(g)[Reserved]; or
(h)a breach of any financial covenant set forth in Section 7.15 of the Senior Credit Agreement has occurred and is continuing; for the avoidance of doubt, if any breach of any financial covenant set forth in Section 7.15 of the Senior Credit Agreement does not constitute an Event of Default (as defined in the Senior Credit Agreement) which is continuing under the Senior Credit Agreement as in effect from time to time, such breach shall not consititute a Servicer Default hereunder.
SECTION 7.6    Servicing Fee. The Servicer shall be paid a Servicing Fee in accordance with 2.12 and subject to the priorities therein.
SECTION 7.7    Protection of Ownership Interest of the Investors. Each of the Originators and the SPV agrees that it shall, from time to time, at its expense, promptly execute and deliver all instruments and documents and take all actions as may be necessary or as the Agent may reasonably request in order to perfect or protect the Asset Interest or to enable the Agent, each Managing Agent or the Investors to exercise or enforce any of their respective rights hereunder. Without limiting the foregoing, each of the Originators and the SPV shall, upon the request of the Agent, any Managing Agent or any of the Investors, in order to accurately reflect the transactions evidenced by the Transaction Documents, (i) execute and file such financing or continuation statements or amendments thereto or assignments thereof (as otherwise permitted to be executed and filed pursuant hereto) as may be requested by the Agent, any Managing Agent or any of the Investors and (ii) mark its respective master data processing records and other documents with a legend describing the conveyance to the Agent, for the benefit of the Secured Parties, of the Asset Interest. Each of the Originators and the SPV shall, upon request of the Agent, any Managing Agent or any of the Investors, obtain such additional search reports as the Agent, any Managing Agent or any of the Investors shall request. To the fullest extent permitted by applicable law, the Agent is hereby authorized to sign and file continuation statements and amendments thereto and assignments thereof without the SPV’s or any Originator’s signature. Carbon, photographic or other reproduction of this Agreement or any financing statement shall be sufficient as a financing statement. The SPV shall not change its name, identity or corporate (or limited liability company) structure nor change its jurisdiction of formation unless it shall have: (A) given the Agent at least thirty (30) days prior notice thereof and (B) prepared at the SPV’s expense and delivered to the Agent all financing statements, instruments and other documents necessary to preserve and protect the Asset Interest or requested by the Agent in connection with such change. Any filings under the UCC or otherwise that are occasioned by such change shall be made at the expense of the SPV.
ARTICLE VIII
TERMINATION EVENTS
SECTION 8.1    Termination Events. The occurrence of any one or more of the following events shall constitute a “Termination Event”:
(a)the SPV or any Originator shall fail to make any payment or deposit to be made by it hereunder or under any other Transaction Document when due hereunder or thereunder and such failure shall continue for two (2) Business Days; or
(b)any representation, warranty, certification or statement made or deemed made by the SPV or any Originator in this Agreement, any other Transaction Document to which it is a party or in any other information, report or document delivered pursuant hereto or thereto shall prove to have been incorrect in any material respect (except any representation or warranty qualified by materiality or by reference to a material adverse effect, which shall prove to have been incorrect in any respect) when made or confirmed and such circumstance shall remain uncured for thirty (30) days after the earlier to occur of (i) receipt of notice thereof from any Managing Agent, any Investor or the Agent or (ii) actual knowledge thereof by a Responsible Officer; provided that no such representation, warranty, or certification hereunder shall be deemed to be incorrect or violated to the extent any affected Receivable is subject to a Deemed Collection and all required amounts with respect to such Receivable have been deposited into a Blocked Account or the Collection Account; or
(c)the SPV or any Originator (i) shall fail to perform or observe in any material respect any other term, covenant or agreement contained in this Agreement on its part to be performed or observed and any such failure remains unremedied for 10 days or (ii) shall fail to perform a covenant listed in Section 6.1(a)(iv) and such failure remains unremedied for 30 days after written notice thereof has been given to the SPV or any Originator by the Agent; or
(d)any Event of Bankruptcy shall occur with respect to the SPV, Greif, Inc., any Originator, or any Material Subsidiary.
(e)the Agent, on behalf of the Secured Parties, shall for any reason (other than as a result of the actions of the Agent or any of the other Secured Parties) fail or cease to have a valid and enforceable perfected first priority ownership or security interest in the Affected Assets, free and clear of any Adverse Claim (it being understood that the forgoing shall not apply to any Receivable subject to a Deemed Collection and all required amounts with respect to which have been deposited into a Blocked Account or the Collection Account); or
(f)a Servicer Default shall have occurred and be continuing; or
(g)the Net Investment (as determined after giving effect to all distributions pursuant to this Agreement on such date) plus the Required Reserves shall exceed the Net Pool Balance for one (1) Business Day; or
(h)the Three-Month Days Sales Outstanding is greater than 55; or
(i)the Two-Month Dilution Ratio is greater than 5.00%; or
(j)the Three-Month Default Ratio is greater than 1.50%; or
(k)the Three-Month Delinquency Ratio is greater than 4.50%; or
(l)[Reserved]; or
(m)failure of the SPV or any Originator to pay when due any amounts due under any agreement to which any such Person is a party and under which any Indebtedness greater than $16,750 in the case of the SPV, or $90,000,000 (or such other amount as may from time to time be set forth in the Senior Credit Agreement), in the case of any Originator; or the default by the SPV or any Originator in the performance of any term, provision or condition contained in any agreement to which any such Person is a party and under which any Indebtedness owing by the SPV or any Originator greater than such respective amounts was created or is governed, regardless of whether such event is an “event of default” or “default” under any such agreement if the effect of such default is to cause, or to permit the holder of such Indebtedness to cause, such Indebtedness to become due and payable prior to its stated maturity; or any Indebtedness owing by the SPV or any Originator greater than such respective amounts shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the date of maturity thereof; or
(n)the SPV is not Solvent and each Originator ceases selling Receivables to the SPV under the First Tier Agreement; or
(o)there shall be a Change of Control; or
(p)any Person shall institute steps to terminate any Pension Plan if the assets of such Pension Plan are insufficient to satisfy all of its benefit liabilities (as determined under Title IV of ERISA), or a contribution failure occurs with respect to any Pension Plan which is sufficient to give rise to a lien under Section 303(k) of ERISA if as of the date thereof or any subsequent date, the sum of each of Greif, Inc.’s and its Subsidiaries’ various liabilities as a result of such events listed in this clause exceeds $90,000,000 (or such other amount as may from time to time be set forth in the Senior Credit Agreement) in the aggregate; or
(q)any material provision of this Agreement or any other Transaction Document to which an Originator, the Servicer or the SPV is a party shall cease to be in full force and effect or such Originator, the Servicer or the SPV shall so state in writing; or
(r)there is entered against any Originator or any Subsidiary thereof (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $90,000,000 (or such other amount as may from time to time be set forth in the Senior Credit Agreement) (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten (10) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect.
SECTION 8.2    Termination. During the continuation of any Termination Event, the Agent may, or at the direction of the Majority Investors shall, by notice to the SPV and the Servicer, declare the Termination Date to have occurred; provided that in the case of any event described in Section 8.1(d), the Termination Date shall be deemed to have occurred automatically upon the occurrence of such event. Upon any such declaration or automatic occurrence, the Agent shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of the applicable jurisdiction and other applicable laws, all of which rights shall be cumulative.
ARTICLE IX
INDEMNIFICATION; EXPENSES; RELATED MATTERS
SECTION 9.1    Indemnities by the SPV. Without limiting any other rights which the Indemnified Parties may have hereunder or under applicable Law, the SPV hereby agrees to indemnify the Investors, the Agent, each Managing Agent, each Administrator, the Program Support Providers, and their respective officers, directors, employees, counsel and other agents (collectively, “Indemnified Parties”) from and against any and all damages, losses, claims, liabilities, costs and expenses, including reasonable attorneys’ fees (which attorneys may be employees of the Indemnified Parties) and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them in any action or proceeding between the SPV or any Originator (including any Originator in its capacity as the Servicer or any Affiliate of an Originator acting as Servicer) and any of the Indemnified Parties or between any of the Indemnified Parties and any third party, in each case arising out of or as a result of this Agreement, the other Transaction Documents, the ownership or maintenance, either directly or indirectly, by the Agent, any Managing Agent or any Investor of the Asset Interest or any of the other transactions contemplated hereby or thereby, excluding, however, (i) Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party, as finally determined by a court of competent jurisdiction, (ii) recourse for uncollectible Receivables or (iii) any Taxes which are covered by Section 9.4 or any Excluded Taxes. Without limiting the generality of the foregoing, the SPV shall indemnify each Indemnified Party for Indemnified Amounts relating to or resulting from:
(a)any representation or warranty made by the SPV, any Originator (including any Affiliate of any Originator in its capacity as the Servicer) or any officers of the SPV, any Originator (including, in its capacity as the Servicer or any Affiliate of an Originator acting as Servicer) under or in connection with this Agreement, the First Tier Agreement, any of the other Transaction Documents, any Servicer Report or any other information or report delivered by the SPV, the Servicer or any Originator pursuant hereto, or pursuant to any of the other Transaction Documents which shall have been incomplete, false or incorrect in any respect when made or deemed made;
(b)the failure by the SPV or any Originator (including, in its capacity as the Servicer or any Affiliate of an Originator acting as Servicer) to comply with any applicable Law with respect to any Receivable or the related Contract, or the nonconformity of any Receivable or the related Contract with any such applicable Law;
(c)the failure (i) to vest and maintain vested in the Agent, on behalf of the Secured Parties, a first priority, perfected ownership interest in the Asset Interest free and clear of any Adverse Claim or (ii) to create or maintain a valid and perfected first priority security interest in favor of the Agent, for the benefit of the Secured Parties, in the Affected Assets, free and clear of any Adverse Claim, in each case, other than as a result of actions of the Agent or any other Secured Creditor;
(d)at the request of the Agent, the failure by the SPV, any Originator or the Servicer to file, or any delay in filing, financing statements, continuation statements, or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any of the Affected Assets;
(e)any dispute, claim, offset or defense (other than discharge in bankruptcy or uncollectibility of a Receivable from the related Obligor) of the Obligor to the payment of any Receivable (including a defense based on such Receivable or the related Contract not being the legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of merchandise or services related to such Receivable or the furnishing or failure to furnish such merchandise or services, or from any breach or alleged breach of any provision of the Receivables or the related Contracts restricting assignment of any Receivables;

(f)any failure of the Servicer to perform its duties or obligations in accordance with the provisions hereof;
(g)any products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with merchandise or services which are the subject of any Receivable;
(h)the failure by the SPV or any of the Originators to comply with any term, provision or covenant contained in this Agreement or any of the other Transaction Documents to which it is a party or to perform any of its respective duties or obligations under the Receivables or related Contracts;
(i)the Net Investment plus the Required Reserves exceeding the Net Pool Balance at any time (other than as a result of the uncollectibility of any Receivable);
(j)the failure of the SPV or any Originator to pay when due any sales, excise or personal property taxes payable in connection with any of the Receivables;
(k)any repayment by any Indemnified Party of any amount previously distributed in reduction of Net Investment which such Indemnified Party believes in good faith is required to be made;
(l)the commingling by the SPV, any Originator or the Servicer of Collections at any time with any other funds;
(m)any investigation, litigation or proceeding related to this Agreement, any of the other Transaction Documents, the use of proceeds of Investments by the SPV or any Originator, the ownership of the Asset Interest, or any Affected Asset;
(n)failure of any Blocked Account Bank to remit any amounts held in the Blocked Accounts or any related lock-boxes or the Collection Account pursuant to the instructions of the Servicer, the SPV, any Originator or the Agent (to the extent such Person is entitled to give such instructions in accordance with the terms hereof and of any applicable Blocked Account Agreement) whether by reason of the exercise of set-off rights or otherwise, or any claim or demand for indemnification made by any Blocked Account Bank to any Indemnified Party pursuant to any  Blocked Account Agreement;
(o)any inability to obtain any judgment in or utilize the court or other adjudication system of, any state in which an Obligor may be located as a result of the failure of the SPV, the Servicer or any Originator to qualify to do business or file any notice of business activity report or any similar report;
(p)any attempt by any Person to void, rescind or set-aside any transfer by any Originator to the SPV of any Receivable or Related Security under statutory provisions or common law or equitable action, including any provision of the Bankruptcy Code or other insolvency law;
(q)any action taken by the SPV, any Originator, or the Servicer (if the Servicer is an Originator or any Affiliate or designee of an Originator) in the enforcement or collection of any Receivable (unless such action is directed by the Agent or the Investors in bad faith or with gross negligence or willful misconduct); or
(r)the use of the proceeds of any Investment or Reinvestment.
SECTION 9.2    Indemnities by the Servicer. Without limiting any other rights which the Servicer Indemnified Parties may have hereunder or under applicable Law, the Servicer hereby agrees, to indemnify the Indemnified Parties and their successors, transferees and assigns and all officers, directors, shareholders, controlling persons, employees, counsel and other agents of any of the foregoing (collectively, “Servicer Indemnified Parties”) from and against any and all damages, losses, claims, liabilities, costs and expenses, including reasonable attorneys’ fees (which attorneys may be employees of any Servicer Indemnified Party) and disbursements (all of the foregoing being collectively referred to as “Servicer Indemnified Amounts”) awarded against or incurred by any of them in any action or proceeding between the Servicer and any of the Servicer Indemnified Parties or between any of the Servicer Indemnified Parties and any third party arising out of the following clauses (a) through (j), excluding however, (i) Servicer Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Servicer Indemnified Party, as finally determined by a court of competent jurisdiction, (ii) recourse for uncollectible Receivables or (iii) any Taxes which are covered by Section 9.4 or any Excluded Taxes. The Servicer shall indemnify each Servicer Indemnified Party for Servicer Indemnified Amounts relating to or resulting from:
(a)any representation or warranty made by the Servicer or any of its officers under or in connection with this Agreement, any of the other Transaction Documents, any Servicer Report or any other information or report delivered by the

Servicer pursuant hereto, or pursuant to any of the other Transaction Documents which shall have been incomplete, false or incorrect in any respect when made or confirmed;
(b)the failure by the Servicer to comply with any applicable Law with respect to any Receivable or the related Contract;
(c)the failure by the Servicer to file, or any delay in filing, financing statements, continuation statements, or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any of the Affected Assets, if such filings were previously requested in writing to be filed by the Agent;
(d)any failure of the Servicer to perform its duties or obligations in accordance with the provisions hereof;
(e)the failure by the Servicer to comply with any term, provision or covenant contained in this Agreement or any of the other Transaction Documents to which it is a party or to perform any of its servicing duties or obligations under the Receivables or related Contracts;
(f)the commingling by the Servicer of Collections at any time with any other funds;
(g)any inability to obtain any judgment in or utilize the court or other adjudication system of, any state in which an Obligor may be located as a result of the failure of the Servicer to qualify to do business or file any notice of business activity report or any similar report;
(h)any dispute, claim, offset or defense of an Obligor to the payment of any Receivable resulting from or related to the collection activities of the Servicer in respect of such Receivable (unless such action is directed by the Agent or Investors in bad faith or with gross negligence or willful misconduct);
(i)any action taken by the Servicer in the enforcement or collection of any Receivable (unless such action is directed by the Agent or Investors in bad faith or with gross negligence or willful misconduct); or
(j)any claim or demand for indemnification made by any Blocked Account Bank to any Indemnified Party pursuant to any  Blocked Account Agreement.
SECTION 9.3    Indemnity for Taxes, Reserves and Expenses. (a) If after the Closing Date, (w) the adoption of any Law or bank regulatory guideline or any amendment or change in the administration, interpretation or application of any existing or future Law or bank regulatory guideline by any Official Body charged with the administration, interpretation or application thereof (including, without limitation, any issuance pursuant to any Existing Law of any regulation that is not in effect on the date hereof or the application or implementation of any Existing Law, whether or not in effect on the date hereof, with respect to any Indemnified Party), (x) any directive, guidance or request of any Official Body (in the case of any bank regulatory guideline, whether or not having the force of Law), (y) the compliance of the Indemnified Party with, or the application or implementation by the Indemnified Party of, any of the foregoing subclauses (w) or (x), or (z) any change as determined in the reasonable discretion of the Indemnified Party after the date hereof, in the compliance of the Indemnified Party with, or the application or implementation by the Indemnified Party of, any Existing Law (a “Change in Law”):
(i)shall subject any Indemnified Party (or its applicable lending office) to any Taxes, duty or other charge (other than Taxes which are covered by Section 9.4 or Excluded Taxes) with respect to this Agreement, the other Transaction Documents, the ownership, maintenance or financing of the Asset Interest, or payments of amounts due hereunder, or shall change the basis of taxation of payments to any Indemnified Party of amounts payable in respect of this Agreement, the other Transaction Documents, the ownership, maintenance or financing of the Asset Interest, or payments of amounts due hereunder or its obligation to advance funds hereunder, under a Program Support Agreement or the credit or liquidity support furnished by a Program Support Provider or otherwise in respect of this Agreement, the other Transaction Documents, the ownership, maintenance or financing of the Asset Interest (except for Taxes which are covered by Section 9.4, and the imposition or changes in the rate of any Excluded Tax imposed on such Indemnified Party); or
(ii)shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including any such requirement imposed by the Board of Governors of the Federal Reserve System) against assets of, deposits with or for the account of, or credit extended by, any Indemnified Party or shall impose on any Indemnified Party or on the United States market for certificates of deposit or the London interbank market any other condition affecting this Agreement, the other Transaction Documents, the ownership, maintenance or financing of the Asset Interest, or payments of amounts due hereunder or its obligation to advance funds hereunder, under a Program Support Agreement or the credit or liquidity support provided by a Program Support

Provider or otherwise in respect of this Agreement, the other Transaction Documents, or the ownership, maintenance or financing of the Asset Interest (other than reserves already taken into account in calculating the Eurodollar Reserve Percentage); or
(iii)shall impose upon any Indemnified Party any other condition or expense (including any loss of margin, reasonable attorneys’ fees and expenses, and expenses of litigation or preparation therefor in contesting any of the foregoing, but excluding Taxes and Excluded Taxes) with respect to this Agreement, the other Transaction Documents, the ownership, maintenance or financing of the Asset Interest, or payments of amounts due hereunder or its obligation to advance funds hereunder or under a Program Support Agreement or the credit or liquidity support furnished by a Program Support Provider or otherwise in respect of this Agreement, the other Transaction Documents, or the ownership, maintenance or financing of the Asset Interests;
and the result of any of the foregoing is to increase the cost to, or to reduce the amount of any sum received or receivable by, such Indemnified Party with respect to this Agreement, the other Transaction Documents, the ownership, maintenance or financing of the Asset Interest, the Receivables, the obligations hereunder, the funding of any Investments hereunder or under a Program Support Agreement, by an amount deemed by such Indemnified Party to be material, then, on the next Settlement Date occurring at least ten (10) days after the demand by such Indemnified Party through the applicable Managing Agent, the SPV shall pay to the applicable Managing Agent, for the benefit of such Indemnified Party, such additional amount or amounts as will compensate such Indemnified Party for such increased cost or reduction.
(b)If any Indemnified Party shall have determined that after the date hereof, (i) the adoption of any applicable Law, bank regulatory guideline regarding capital adequacy or liquidity requirements, or generally accepted accounting standard, or any change therein, or any change in the interpretation or administration thereof by any Official Body, (including, without limitation, any issuance pursuant to any Existing Law of any regulation that is not in effect on the date hereof), (ii) any guidance, request or directive regarding capital adequacy or liquidity requirements (in the case of any bank regulatory guideline, whether or not having the force of law) of any such Official Body, or (iii) the compliance of the Indemnified Party with, or the application or implementation by the Indemnified Party of, any of the foregoing subclauses (i) or (ii), or (iii) any change as determined in the reasonable discretion of the Indemnified Party, after the date hereof, in the compliance of the Indemnified Party with, or the application or implementation by the Indemnified Party of, any Existing Law, has or would have the effect of reducing the rate of return on capital of such Indemnified Party (or its parent) as a consequence of such Indemnified Party’s obligations hereunder or with respect hereto to a level below that which such Indemnified Party (or its parent) could have achieved but for the occurrences described in the foregoing subclauses (i), (ii) or (iii) (taking into consideration its policies with respect to capital adequacy or liquidity requirements) by an amount deemed by such Indemnified Party to be material, then on the next Settlement Date occurring at least ten (10) days after demand, in the form of a notice as set forth in clause (c) below, by such Indemnified Party through the Agent or the applicable Managing Agent, the SPV shall pay to the applicable Managing Agent, for the benefit of such Indemnified Party, such additional amount or amounts as will compensate such Indemnified Party (or its parent) for such reduction.
(c)Each Indemnified Party shall, as soon as practicable, notify the SPV in writing of any event of which it has knowledge, occurring after the date hereof for which such Indemnified Party will or will likely seek compensation pursuant to this Section 9.3; provided that no failure to give or any delay in giving such notice shall affect the Indemnified Party’s right to receive such compensation. A notice by the Agent or a Managing Agent on behalf of the applicable Indemnified Party claiming compensation under this Section 9.3 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Agent or any applicable Indemnified Party may use any reasonable averaging and attributing methods and shall have applied consistent return metrics to other similarly situated Persons (after consideration of, among other things, factors including facility pricing, structure, usage patterns, capital treatment and relationship) with respect to such amount and compensation. Any demand for compensation under this Section 9.3 shall be accompanied by a certificate as to the amount requested which shall set forth a reasonably detailed calculation for such requested amount. Notwithstanding anything in this Agreement to the contrary, the SPV shall not be obligated to make any payment to any Indemnified Party under this Section 9.3 for any period prior to the date on which such Indemnified Party gives written notice to the SPV of its intent to request such payment under this Section 9.3.
(d)Notwithstanding anything herein to the contrary, any indemnity payable under this Section 9.3 shall be payable by the SPV in accordance with the priority of payments in Section 2.12.
SECTION 9.4    Taxes.
All payments and distributions made hereunder by the SPV, the Originators or the Servicer (each, a “payor”) to any Investor, any Managing Agent or any other Secured Party (each, a “recipient”) shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and any other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority on any recipient (or any assignee of such parties) but excluding Excluded Taxes (such non-excluded items being called “Taxes”). In the event that any withholding or deduction from any payment made by the payor hereunder is required in respect of any Taxes, then such payor shall:
(i)pay directly to the relevant authority the full amount required to be so withheld or deducted;
(ii)promptly forward to the applicable Managing Agent an official receipt or other documentation satisfactory to such Managing Agent evidencing such payment to such authority; and
(iii)pay to the recipient such additional amount or amounts as is necessary to ensure that the net amount actually received by the recipient will equal the full amount such recipient would have received had no such withholding or deduction been required.
Moreover, if any Taxes are directly asserted against any recipient with respect to any payment received by such recipient hereunder, the recipient may pay such Taxes and the payor will promptly pay, after written demand therefor by the recipient, such additional amounts (including any penalties interest or expenses, other than those arising from the gross negligence or willful misconduct of the Agent or the recipient) as shall be necessary in order that the net amount received by the recipient after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such recipient would have received had such Taxes not been asserted. Any demand for compensation under this Section 9.4 shall be accompanied by a certificate as to the amount requested which shall set forth a reasonably detailed calculation for such requested amount. Any demand by a recipient under this Section 9.4 shall be made no later than 360 days after the earlier of (i) the date on which the recipient pays such Taxes or (ii) the date on which the relevant taxing authority makes written demand for payment of such Taxes by the recipient.
If the payor fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the recipient the required receipts or other required documentary evidence, the payor shall indemnify the recipient for any incremental Taxes, interest, or penalties that may become payable by any recipient as a result of any such failure.
SECTION 9.5    Status of Investors. Any Foreign Investor that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the SPV is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Transaction Document shall deliver to the SPV (with a copy to the Agent), at the time or times or reasonably requested by the payor or the Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Foreign Investor, if requested by the SPV or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the SPV or the Agent as will enable the SPV or the Agent to determine whether or not such Investor is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution or submission of such documentation (other than such documentation set forth in Section 9.5(i), (ii), (iii) and (iv) below and Section 9.8 below) shall not be required if in the Foreign Investor’s reasonable judgment, such completion, execution or submission would subject such Foreign Investor to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Foreign Investor.
Without limiting the generality of the foregoing, in the event that the SPV is a U.S. Person, any Foreign Investor shall deliver to the SPV and the Agent (in such number of copies as shall be requested) on or prior to the date on which such Foreign Investor becomes an Investor under this Agreement, whichever of the following is applicable:
(i)in the case of a Foreign Investor claiming the benefits of an income tax treaty to which the United States is a party, duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding tax;
(ii)duly completed copies of Internal Revenue Service Form W-8ECI;
(iii)in the case of a Foreign Investor claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate signed under penalties of perjury, in a form reasonably satisfactory to the payor, to the effect that such Foreign Investor is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the payor within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E;
(iv)to the extent a Foreign Investor is not the beneficial owner, executed originals of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W-8ECI, Internal Revenue

Service Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate in a form reasonably satisfactory to the payor, Internal Revenue Service Form W-9, and/or other certification documents that would be required from each beneficial owner if such beneficial owner were an Investor, as applicable; or
(v)any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the payor to determine the withholding or deduction required to be made.
In addition, each such Foreign Investor shall deliver such forms and certificates promptly upon the obsolescence, expiration, or invalidity of any form or certificate previously delivered by the Foreign Investor. Each such Foreign Investor shall promptly notify the payor and the Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the payor and the Agent (or any other form of certification adopted by the United States taxing authorities for such purpose). Notwithstanding any other provision of this Section 9.5, a Foreign Investor shall not be required to deliver any documentation pursuant to this Section 9.5 that such Foreign Investor is not legally able to deliver.
SECTION 9.6    Other Costs and Expenses; Breakage Costs. (a) The SPV agrees, upon receipt of a written invoice, to pay or cause to be paid, and to hold the Investors, the Agent, each Managing Agent and each Administrator harmless against liability for the payment of, all reasonable and documented out-of-pocket expenses (including Mayer Brown LLP’s, any rating agencies’, or any other single law firm’s, accountants’ and other third parties’ fees and expenses, any filing fees and expenses incurred by officers or employees of any Investor, the Agent, each Managing Agent or any Administrator) or intangible, documentary or recording taxes incurred by or on behalf of any Investor, the Agent, any Managing Agent or any Administrator (i) in connection with the preparation, negotiation, execution and delivery of this Agreement, the other Transaction Documents and any documents or instruments delivered pursuant hereto and thereto and the transactions contemplated hereby or thereby (including the perfection or protection of the Asset Interest) and (ii) from time to time (A) relating to any amendments, waivers or consents under this Agreement and the other Transaction Documents, (B) arising in connection with the Agent’s, any Investor’s or any Managing Agent’s enforcement or preservation of rights (including the perfection and protection of the Asset Interest under this Agreement), or (C) arising in connection with any audit, dispute, disagreement, litigation or preparation for litigation involving this Agreement or any of the other Transaction Documents (all of such amounts, collectively, “Transaction Costs”).
(b)The SPV shall pay the Managing Agents for the account of the Investors, as applicable, on demand, such amount or amounts as shall compensate the Investors for any loss (including loss of profit), cost or expense incurred by the Investors (as reasonably determined by its Managing Agent) as a result of any reduction of any Portion of Investment other than on the last day of the related Rate Period or on the maturity date of the Commercial Paper (or other financing source) funding such Portion of Investment, such compensation to be (i) limited to an amount equal to any loss or expense suffered by the Investors during the period from the date of receipt of such repayment to (but excluding) the last day of the related Rate Period or the maturity date of such Commercial Paper (or other financing source) and (ii) net of the income, if any, received by the recipient of such reductions from investing the proceeds of such reductions of such Portion of Investment. The determination by any Managing Agent of the amount of any such loss or expense shall be set forth in a written notice to the SPV in reasonable detail and shall be conclusive, absent manifest error.
SECTION 9.7    Mitigation Obligations. If any Investor requests compensation under Section 9.3, or a payor is required to pay any additional amount to any Investor (or any Official Body for the account of any Investor) pursuant to Section 9.4, then such Investor shall use reasonable efforts to designate a different Funding Office for funding or booking its Investment hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Investor, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 9.3 or 9.4, as the case may be, in the future, and (ii) in each case, would not subject such Investor to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Investor. The SPV hereby agrees to pay all reasonable costs and expenses incurred by any Investor in connection with any such designation or assignment.
SECTION 9.8    FATCA Compliance. If a payment made hereunder to an Investor would be subject to U.S. federal withholding tax imposed by FATCA if such Investor were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Investor shall deliver to the SPV and the Agent at the time or times prescribed by law and at such time or times reasonably requested in writing by the SPV or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested in writing by the SPV or the Agent as may be necessary for the SPV and the Agent to comply with their obligations under FATCA and to determine that such Investor has complied with such Investors’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 9.8, “FATCA” shall include any amendments to FATCA after the date of this Agreement.

ARTICLE X
THE AGENT
SECTION 10.1    Appointment and Authorization of Agent. Each Secured Party hereby irrevocably appoints, designates and authorizes the Agent and its applicable Managing Agent to take such action on its behalf under the provisions of this Agreement and each other Transaction Document and to exercise such powers and perform such duties as are expressly delegated to such Agent or Managing Agent, as applicable, by the terms of this Agreement and any other Transaction Document, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Transaction Document, no Agent or Managing Agent shall have any duties or responsibilities except those expressly set forth in this Agreement, nor shall the Agent or any Managing Agent have or be deemed to have any fiduciary relationship with any Investor or other Secured Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Transaction Document or otherwise exist against any Agent or Managing Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to any Agent or Managing Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
SECTION 10.2    Delegation of Duties. The Agent and each Managing Agent may execute any of its duties under this Agreement or any other Transaction Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither the Agent nor any Managing Agent shall be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.
SECTION 10.3    Liability of Agents and Managing Agents. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any Secured Party for any recital, statement, representation or warranty made by the SPV, any Originator or the Servicer, or any officer thereof, contained in this Agreement or in any other Transaction Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent or such Managing Agent under or in connection with, this Agreement or any other Transaction Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Transaction Document, or for any failure of the SPV, any Originator, the Servicer or any other party to any Transaction Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Secured Party to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Transaction Document, or to inspect the properties, books or records of the SPV, any Originator, the Servicer or any of their respective Affiliates.
SECTION 10.4    Reliance by Agent. (a) The Agent and each Managing Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the SPV, any Originator and the Servicer), independent accountants and other experts selected by the Agent or such Managing Agent. The Agent and each Managing Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of the Managing Agents or the Investors in its Investor Group, as applicable, as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Investors against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent and each Managing Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or consent of the Managing Agents or the Investors in its Investor Group, as applicable, or, if required hereunder, all Investors and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Investors.
(b)For purposes of determining compliance with the conditions specified in Article V on the Closing Date, each Investor that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Agent or the Managing Agent to such Investor for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Investor.
SECTION 10.5    Notice of Termination Event, Potential Termination Event or Servicer Default. Neither the Agent nor any Managing Agent shall be deemed to have knowledge or notice of the occurrence of a Potential Termination Event, a Termination Event or a Servicer Default, unless it has received written notice from an Investor or the SPV referring to this Agreement, describing such Potential Termination Event, Termination Event or Servicer Default and stating that such notice is a “Notice of Termination

Event or Potential Termination Event” or “Notice of Servicer Default,” as applicable. Each Managing Agent will notify the Investors in its Investor Group of its receipt of any such notice. The Agent and each Managing Agent shall (subject to Section 10.4) take such action with respect to such Potential Termination Event, Termination Event or Servicer Default as may be requested by the Managing Agents (or its Investors in its Investor Group), provided that, unless and until the Agent shall have received any such request, the Agent (or Managing Agent) may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Potential Termination Event, Termination Event or Servicer Default as it shall deem advisable or in the best interest of the Secured Parties or Investors, as applicable.
SECTION 10.6    Credit Decision; Disclosure of Information by the Agent. Each Secured Party acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Agent or any Managing Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of the SPV, the Servicer, the Originators or any of their respective Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Secured Party as to any matter, including whether the Agent-Related Persons have disclosed material information in their possession. Each Secured Party, including any Investor by assignment, represents to the Agent and its Managing Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the SPV, the Servicer, each Originator or their respective Affiliates, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the SPV hereunder. Each Secured Party also represents that it shall, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Transaction Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the SPV, the Servicer or the Originators. Except for notices, reports and other documents expressly herein required to be furnished to the Security Parties by the Agent or any Managing Agent herein, neither the Agent nor any Managing Agent shall have any duty or responsibility to provide any Secured Party with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the SPV, the Servicer, any Originator or their respective Affiliates which may come into the possession of any of the Agent-Related Persons.
SECTION 10.7    Indemnification of the Agent. Whether or not the transactions contemplated hereby are consummated, the Committed Investors (or the Committed Investors in the applicable Investor Group) shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of the SPV and without limiting the obligation of the SPV to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Amounts incurred by it; provided that no Committed Investor shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Amounts resulting from such Person’s gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction; provided that no action taken by Agent (or any Managing Agent) in accordance with the directions of the Managing Agents (or the Investors in its Investor Group) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Investor shall reimburse its Managing Agent and the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorney’s fees) incurred in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Transaction Document, or any document contemplated by or referred to herein, to the extent that the Agent or such Managing Agent is not reimbursed for such expenses by or on behalf of the SPV. The undertaking in this Section shall survive payment on the Final Payout Date and the resignation or replacement of the Agent or such Managing Agent.
SECTION 10.8    Agent in Individual Capacity. The Agent and each Managing Agent (and any successor thereto in such capacity) and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with any of the SPV, the Originators, the Servicer, or any of their Subsidiaries or Affiliates as though it were not the Agent, a Managing Agent or an Investor hereunder, as applicable, and without notice to or consent of the Secured Parties. The Secured Parties acknowledge that, pursuant to such activities, any such Person or its Affiliates may receive information regarding the SPV, the Originators, the Servicer or their respective Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Agent shall be under no obligation to provide such information to them. With respect to its Commitment, the Agent and each Managing Agent (and any successor thereto in such capacity) in its capacity as a Committed Investor hereunder shall have the same rights and powers under this Agreement as any other Committed Investor and may exercise the same as though it were not the Agent, a Managing Agent or a Committed Investor, as applicable, and the term “Committed Investor” or “Committed Investors” shall, unless the context otherwise indicates, include the Agent and each Managing Agent in its individual capacity.

SECTION 10.9    Resignation of Agents. The Agent or any Managing Agent may resign upon thirty (30) days’ notice to the applicable Investors. If the Agent resigns under this Agreement, the Majority Investors shall (with the consent of the SPV prior to a Termination Event) appoint from among the Committed Investors a successor agent for the Secured Parties. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Investors and, prior to a Termination Event, the SPV, a successor agent from among the Committed Investors. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Agent” shall mean such successor agent and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 10.9 and Sections 10.3 and 10.7 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is thirty (30) days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Committed Investors shall perform all of the duties of the Agent hereunder until such time, if any, as the Majority Investors appoint a successor agent as provided for above. If a Managing Agent resigns under this Agreement, the Investors in such Investor Group shall appoint a successor agent.
SECTION 10.10    Payments by the Agent. Unless specifically allocated to a Committed Investor pursuant to the terms of this Agreement, all amounts received by the Agent or a Managing Agent on behalf of the Investors shall be paid to the applicable Managing Agent or Investors pro rata in accordance with amounts then due on the Business Day received, unless such amounts are received after 12:00 noon on such Business Day, in which case the applicable agent shall use its reasonable efforts to pay such amounts on such Business Day, but, in any event, shall pay such amounts not later than the following Business Day.
ARTICLE XI
MISCELLANEOUS
SECTION 11.1    Term of Agreement. This Agreement shall terminate on the Final Payout Date; provided that (i) the rights and remedies of the Agent, the Managing Agents, the Investors, the Administrators and the other Secured Parties with respect to any representation and warranty made or deemed to be made by the SPV, the Originators or the Servicer pursuant to this Agreement, (ii) the indemnification and payment provisions of Article IX, (iii) the provisions of Section 10.7 and (iv) the agreements set forth in Sections 11.11 and 11.12, shall be continuing and shall survive any termination of this Agreement.
SECTION 11.2    Waivers; Amendments. (a) No failure or delay on the part of the Agent, any Managing Agent, the Investors, any Administrator or any Committed Investor in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law.
(b)Any provision of this Agreement or any other Transaction Document may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the SPV, the Originators, the Servicer (but only with respect to the provisions applicable to it), the Agent and the Majority Investors; provided that no such amendment or waiver shall, unless signed by each Committed Investor directly affected thereby, (i) increase the Commitment of such Committed Investor, (ii) reduce the Net Investment or rate of Yield to accrue thereon or any fees or other amounts payable hereunder, (iii) postpone any date fixed for the payment of any scheduled distribution in respect of the Net Investment or Yield with respect thereto or any fees or other amounts payable hereunder or for termination of any Commitment, (iv) change the percentage of the Commitments of Committed Investors which shall be required for the Committed Investors or any of them to take any action under this Section or any other provision of this Agreement, (v) release all or substantially all of the property with respect to which a security or ownership interest therein has been granted hereunder to the Agent or the Committed Investors or (vi) extend or permit the extension of the Commitment Termination Date (it being understood that a waiver of a Termination Event shall not constitute an extension or increase in the Commitment of any Committed Investor); and provided further that the signature of the SPV and the Originators shall not be required for the effectiveness of any amendment which modifies the representations, warranties, covenants or responsibilities of the Servicer at any time when the Servicer is not an Originator or any Affiliate of an Originator or a successor Servicer is designated pursuant to Section 7.1.
SECTION 11.3    Notices; Payment Information. Except as provided below, all communications and notices provided for hereunder shall be in writing (including facsimile or electronic transmission or similar writing) and shall be given to the other party at its address or facsimile number set forth in the Notice Letter Agreement or at such other address or facsimile number as such party may hereafter specify for the purposes of notice to such party. Each such notice or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 11.3 and confirmation is received, (ii) if given by mail, three (3) Business Days following such posting, if postage prepaid, and if sent via

U.S. certified or registered mail, (iii) if given by overnight courier, one (1) Business Day after deposit thereof with a national overnight courier service, or (iv) if given by any other means, when received at the address specified in this Section 11.3, provided that an Investment Request shall only be effective upon receipt by the Managing Agents. However, anything in this Section 11.3 to the contrary notwithstanding, the SPV hereby authorizes the Agent and the Managing Agents to make investments in Eligible Investments and to make Investments based on telephonic notices made by any Person which the Agent or the Managing Agents in good faith believe to be acting on behalf of the SPV. The SPV agrees to deliver promptly to the Agent or the Managing Agents a written confirmation of each telephonic notice signed by an authorized officer of SPV. However, the absence of such confirmation shall not affect the validity of such notice. If the written confirmation differs in any material respect from the action taken by the Agent or the Investors, the records of the Agent or the Managing Agents shall govern.
SECTION 11.4    Governing Law; Submission to Jurisdiction; Appointment of Service Agent.
(a)THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO THE CONFLICTS OF LAW PRINCIPLES THEREOF OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW). EACH OF THE SPV, THE ORIGINATORS, THE SERVICER, THE AGENT AND THE INVESTORS HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN THE CITY OF NEW YORK FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH OF THE SPV, THE SERVICER, THE ORIGINATORS, THE AGENT AND THE INVESTORS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING IN THIS SECTION 11.4 SHALL AFFECT THE RIGHT OF THE SECURED PARTIES TO BRING ANY ACTION OR PROCEEDING AGAINST ANY OF THE SPV, THE ORIGINATOR OR THE SERVICER OR ANY OF THEIR RESPECTIVE PROPERTY IN THE COURTS OF OTHER JURISDICTIONS.
(b)EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG ANY OF THEM ARISING OUT OF, CONNECTED WITH, RELATING TO OR INCIDENTAL TO THE RELATIONSHIP BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS.
SECTION 11.5    Integration. This Agreement contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire Agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.
SECTION 11.6    Severability of Provisions. If any one or more of the provisions of this Agreement shall for any reason whatsoever be held invalid, then such provisions shall be deemed severable from the remaining provisions of this Agreement and shall in no way affect the validity or enforceability of such other provisions.
SECTION 11.7    Counterparts; Facsimile Delivery. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Delivery by facsimile of an executed signature page of this Agreement shall be effective as delivery of an executed counterpart hereof.
SECTION 11.8    Successors and Assigns; Binding Effect. (a) This Agreement shall be binding on the parties hereto and their respective successors and assigns; provided that none of the SPV, the Servicer or the Originators may assign any of its rights or delegate any of its duties hereunder or under the First Tier Agreement or under any of the other Transaction Documents to which it is a party without the prior written consent of each Managing Agent. Except as provided in clause (b) below, no provision of this Agreement shall in any manner restrict the ability of any Investor to assign, participate, grant security interests in, or otherwise transfer any portion of the Asset Interest.
(b)Any Committed Investor may assign all or any portion of its Commitment and its interest in the Net Investment, the Asset Interest and its other rights and obligations hereunder to any Person (other than a Disqualified Investor) with the written approval of the applicable Administrator, on behalf of its Conduit Investor, and the applicable Managing Agent and, if no Termination Event is continuing, with the consent of the SPV (such consent not to be unreasonably withheld). In connection with any such assignment, the assignor shall deliver to the assignee(s) an Assignment and Assumption Agreement, duly executed, assigning to such assignee a pro rata interest in such assignor’s Commitment and other obligations hereunder and in the Net Investment, the Asset Interest and other rights hereunder, and such assignor shall promptly execute and deliver all further instruments and documents, and take all further action, that the assignee may reasonably request, in order to protect, or more fully evidence, the assignee’s right, title and interest in and to such interest and to enable the Agent, on behalf of such assignee, to exercise or enforce any rights hereunder and under the other Transaction Documents to which such assignor is or, immediately prior to such assignment, was a party. Upon any such assignment, (i) the assignee shall have all of the rights and obligations of the assignor hereunder and under the other Transaction Documents to which such assignor is or, immediately prior to such assignment, was a party with respect to such assignor’s Commitment and interest in the Net Investment and the Asset Interest for all purposes of this Agreement and under the other Transaction Documents to which such assignor is or, immediately prior to such assignment, was a party (provided that no assignee (including an assignee that is already an Investor hereunder at the time of the assignment) shall be entitled to receive any greater amount pursuant to Section 9.4 than that to which the assignor would have been entitled had no such assignment occurred) and (ii) the assignor shall have no further obligations with respect to the portion of its Commitment which has been assigned and shall relinquish its rights with respect to the portion of its interest in the Net Investment and the Asset Interest which has been assigned for all purposes of this Agreement and under the other Transaction Documents to which such assignor is or, immediately prior to such assignment, was a party. No such assignment shall be effective unless a fully executed copy of the related Assignment and Assumption Agreement shall be delivered to the Agent and the SPV. In addition, if the assignee is not already an Investor, such assignee shall deliver to the Agent, the SPV and the Servicer, all applicable tax documentation (whether pursuant to Section 9.5 or otherwise) requested by the Agent, the SPV or the Servicer. All costs and expenses of the Agent incurred in connection with any assignment hereunder shall be borne by the assignee. No Committed Investor shall assign any portion of its Commitment hereunder without also simultaneously assigning an equal portion of its interest in the Program Support Agreement to which it is a party or under which it has acquired a participation.
(c)By executing and delivering an Assignment and Assumption Agreement, the assignor and assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Assumption Agreement, the assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, the other Transaction Documents or any other instrument or document furnished pursuant hereto or thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value or this Agreement, the other Transaction Documents or any such other instrument or document; (ii) the assignor makes no representation or warranty and assumes no responsibility with respect to the financial condition of the SPV, any Originator or the Servicer or the performance or observance by the SPV, any Originator or the Servicer of any of their respective obligations under this Agreement, the First Tier Agreement, the other Transaction Documents or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, the First Tier Agreement, each other Transaction Document and such other instruments, documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption Agreement and to purchase such interest; (iv) such assignee will, independently and without reliance upon the Agent, any Managing Agent, any Investor or any of their Affiliates, or the assignor and based on such agreements, documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Transaction Documents; (v) such assignee appoints and authorizes the Agent and its Managing Agent to take such action as agent on its behalf and to exercise such powers under this Agreement, the other Transaction Documents and any other instrument or document furnished pursuant hereto or thereto as are delegated to the Agent or its Managing Agent, as applicable, by the terms hereof or thereof, together with such powers as are reasonably incidental thereto and to enforce its respective rights and interests in and under this Agreement, the other Transaction Documents and the Affected Assets; (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Transaction Documents are required to be performed by it as the assignee of the assignor; and (vii) such assignee agrees that it will not institute against any Conduit Investor any proceeding of the type referred to in Section 11.11 prior to the date which is one (1) year and one (1) day after the payment in full of all Commercial Paper of such Conduit Investor.
(d)Without limiting the foregoing, a Conduit Investor may, from time to time, with prior or concurrent notice to the SPV and the Servicer, in one transaction or a series of transactions, assign all or a portion of the Net Investment and its rights and obligations under this Agreement and any other Transaction Documents to which it is a party to a Conduit Assignee. Upon and to the extent of such assignment by a Conduit Investor to a Conduit Assignee, (i) such Conduit Assignee shall be the owner of the assigned portion of the Net Investment, (ii) the related Administrator for such Conduit Assignee will act as the Administrator for such Conduit Assignee, with all corresponding rights and powers, express or implied, granted to the Administrator hereunder or under the other Transaction Documents, (iii) such Conduit Assignee (and any related commercial paper issuer, if such Conduit Assignee does not itself issue commercial paper) and their respective liquidity support provider(s) and credit support provider(s) and other related parties shall have the benefit of all the rights and protections provided to the Conduit Investor and its Program Support Provider(s) herein and in the other Transaction Documents (including any limitation on recourse against such Conduit Assignee or related parties, any agreement not to file or join in the filing of a petition to commence an insolvency proceeding against such Conduit Assignee, and the right to assign to another Conduit Assignee as provided in this paragraph), (iv) such Conduit Assignee shall assume all (or the assigned or assumed portion) of the Conduit Investor’s obligations, if any, hereunder or any other Transaction Document, and the Conduit Investor shall be released from such obligations, in each case to the extent of such assignment, and the obligations of the Conduit Investor and such Conduit Assignee shall be several and not joint, (v) all distributions in respect of the Net Investment shall be made to the applicable Managing Agent or the related Administrator, as applicable, on behalf of the Conduit Investor and such Conduit Assignee on a pro rata basis according to their respective interests, (vi) [reserved], (vii) the defined terms and other terms and provisions of this Agreement and the other Transaction Documents shall be interpreted in accordance with the foregoing, (viii) the Conduit Assignee, if it shall not be an Investor already, shall deliver to the Agent, the SPV and the Servicer, all applicable tax documentation reasonably requested by the Agent, the SPV or the Servicer and (ix) if requested by the related Managing Agent or the related Administrator with respect to the Conduit Assignee, the parties will execute and deliver such further agreements and documents and take such other actions as the related Managing Agent or such Administrator may reasonably request to evidence and give effect to the foregoing. No assignment by a Conduit Investor to a Conduit Assignee of all or any portion of the Net Investment shall in any way diminish the related Committed Investors’ obligations under Section 2.3 to fund any Investment not funded by the related Conduit Investor or such Conduit Assignee or to acquire from the Conduit Investor or such Conduit Assignee all or any portion of the Net Investment pursuant to Section 3.1.
(e)In the event that a Conduit Investor makes an assignment to a Conduit Assignee in accordance with clause (d) above, the Related Committed Investors: (i) if requested by the related Administrator, shall terminate their participation in the applicable Program Support Agreement to the extent of such assignment, (ii) if requested by the related Administrator, shall execute (either directly or through a participation agreement, as determined by such Administrator) the program support agreement related to such Conduit Assignee, to the extent of such assignment, the terms of which shall be substantially similar to those of the participation or other agreement entered into by such Committed Investor with respect to the applicable Program Support Agreement (or which shall be otherwise reasonably satisfactory to the Administrator and the Related Committed Investors), (iii) if requested by the related Conduit Investor, shall enter into such agreements as requested by such Conduit Investor pursuant to which they shall be obligated to provide funding to the Conduit Assignee on substantially the same terms and conditions as is provided for in this Agreement in respect of such Conduit Investor (or which agreements shall be otherwise reasonably satisfactory to such Conduit Investor and the Committed Investors), and (iv) shall take such actions as the Agent shall reasonably request in connection therewith.
(f)Each of the SPV, the Servicer and the Originators hereby agrees and consents to the assignment by any Conduit Investor from time to time pursuant to this Section 11.8 of all or any part of its rights under, interest in and title to this Agreement and the Asset Interest to any Program Support Provider.
(g)The Agent shall, on behalf of the SPV, maintain at its address referred to in ýSection 11.3 a copy of each Assignment and Assumption Agreement delivered to it and a register (the “Register”) on or in which it will record the names and addresses of the Investors and assignees, and the Commitments of, and interest in the Net Investment of each Investor and assignee from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the SPV, the Agent, and the Secured Parties shall treat each person whose name is recorded in the Register as the owner of the interest in the Net Investment recorded therein for all purposes of this Agreement. Any assignment of any Commitment and interest in the Net Investment and Asset Interest shall be effective only upon appropriate entries with respect thereto being made in the Register. The Agent will make the Register available to the SPV and any Investor (with respect to any entry relating to such Investor) at any reasonable time and from time to time upon reasonable prior notice.
(h)Notwithstanding any other provision of this Agreement to the contrary, any Investor may at any time pledge or grant a security interest in all or any portion of its rights (including any portion of the Net Investment and any rights to payment of the outstanding Net Investment and Yield) under this Agreement to secure obligations of such Investor to a Federal Reserve Bank, the U.S. Treasury or the Federal Deposit Insurance Corporation without notice to, or the consent of, any Originator, the SPV, Greif, Inc. or any Agent; provided, however, that no such pledge or grant of a security interest shall release an Investor from any of its obligations hereunder, or substitute any such pledgee or grantee for such Investor as a party hereto.
SECTION 11.9    Waiver of Confidentiality. Each of the SPV, the Servicer and the Originators hereby consents to the disclosure of any non-public information with respect to it received by the Agent, any Managing Agent, any Investor or any Administrator to any other Investor or potential Investor, any Managing Agent, any nationally recognized statistical rating organization rating a Conduit Investor’s Commercial Paper or otherwise in accordance with Rule 17g-5 of the Securities Exchange Act of 1934, any dealer or placement agent of or depositary for the Conduit Investor’s Commercial Paper, any Administrator, any Program Support Provider, any credit/financing provider to any Conduit Investor or any of such Person’s counsel or accountants in relation to this Agreement or any other Transaction Document if they agree to hold it confidential pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to the SPV. Subject to the foregoing, the Agent, the Managing Agents, the Investors, the Program Support Providers and the Administrators hereby agree to maintain the confidentiality of any non-public information.
SECTION 11.10    Confidentiality Agreement. Each of the SPV, the Servicer and the Originators hereby agrees that it will not disclose the contents of this Agreement or any other Transaction Document or any other proprietary or confidential information of or with respect to any Investor, the Agent, any Managing Agent, any Administrator or any Program Support Provider to any other Person except (a) its auditors and attorneys, employees or financial advisors (other than any commercial bank) and any nationally recognized statistical rating organization, provided such auditors, attorneys, employees, financial advisors or rating agencies are informed of the highly confidential nature of such information and agree to use such information solely in connection with their evaluation of, or relationship with, the SPV, the Servicer, the and its affiliates, (b) as otherwise required by applicable law or order of a court of competent jurisdiction or (c) as disclosed in any public filing.
SECTION 11.11    No Bankruptcy Petition Against the Conduit Investor. Each of the SPV, the Servicer and the Originators hereby covenants and agrees that, prior to the date which is one (1) year and one (1) day after the payment in full of all outstanding Commercial Paper or other rated indebtedness of any Conduit Investor (or its related commercial paper issuer), it will not institute against, or join any other Person in instituting against, such Conduit Investor any proceeding of a type referred to in the definition of Event of Bankruptcy.
SECTION 11.12    No Recourse.
(a)Notwithstanding anything to the contrary contained in this Agreement, the obligations of any Conduit Investor under this Agreement and all other Transaction Documents are solely the corporate obligations of such Conduit Investor and shall be payable solely to the extent of funds received from the SPV in accordance herewith or from any party to any Transaction Document in accordance with the terms thereof are in excess of funds necessary to pay its matured and maturing Commercial Paper.
(b)Any amounts which such Conduit Investors does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in §101 of the Bankruptcy Code) against or corporate obligation of such Conduit Investors for any such insufficiency unless and until such Conduit Investors satisfies the provisions above.
(c)This Section 11.12 shall survive termination of this Agreement.
SECTION 11.3    No Proceedings; Limitations on Payments.
(a)Each of the parties hereto, by entering into this Agreement, hereby covenants and agrees that it will not at any time institute against the SPV, or join in any institution against the SPV of, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any United States federal or State bankruptcy or similar law in connection with any of the SPV’s obligations under this Agreement or other Transaction Documents.
(b)Notwithstanding any provisions contained in this Agreement to the contrary, the parties hereto acknowledge and agree that (i) all amounts payable by the SPV hereunder and under the other Transaction Documents shall be paid in accordance with the priorities set forth in Section 2.12 and (ii) the SPV shall only be required to pay amounts payable by the SPV hereunder and under the other Transaction Documents from funds of the SPV other than the proceeds of the Affected Assets to the extent it has such funds. Any amounts which the SPV does not pay pursuant to the operation of clause (ii) of the preceding sentence shall not constitute a claim (as defined in §101 of the Bankruptcy Code) against or corporate obligation of the SPV for any such insufficiency unless and until the SPV satisfies the provisions of clause (ii) above.
(c)This Section 11.13 shall survive termination of this Agreement.
SECTION 11.14    Amendment and Restatement. This Agreement amends, restates, supersedes and replaces the Existing Agreement in its entirety.
SECTION 11.15    USA Patriot Act. Each of the Agent-Related Persons hereby notifies the SPV that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107 56 (signed into law October 26, 2001) (the “Patriot Act”), the Agent-Related Persons may be required to obtain, verify and record information that identifies the SPV, which information includes the name, address, tax identification number and other information regarding the SPV that will allow the Agent-Related Persons to identify the SPV in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act. The SPV shall promptly following a request by such Agent-Related Persons respond to any KYC Request and provide the Agent-Related Persons, from time to time, all documentation and other information that such Agent-Related Person requests in order for such Agent-Related Person to comply with its ongoing obligations under applicable “know your customer” and anti money laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Rule.
SECTION 11.16    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the SPV shall not assert any claim against any Agent-Related Person or their respective members, directors, officers, employees, agents, trustees, administrators, managers or advisors on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Transaction

Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby. No Agent-Related Person or their respective members, directors, officers, employees, agents, trustees, administrators, managers or advisors referred to above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Agent-Related Person through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Agent-Related Persons as determined by a final and nonappealable judgment of a court of competent jurisdiction.
SECTION 11.17    Acknowledgement Regarding Any Supported QFCs. To the extent that the Transaction Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Transaction Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Transaction Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Transaction Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a defaulting Investor or Agent-Related Person shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)    As used in this Section 11.17, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
SECTION 11.18    Acknowledgement and Consent to Bail-In of EEA Financial Institutions.    Notwithstanding anything to the contrary in any Transaction Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Transaction Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)
the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)	the effects of any Bail-in Action on any such liability, including, if applicable:

(i)	a reduction in full or in part or cancellation of any such liability;

(ii)
a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Transaction Document; or

(iii)	the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[Signatures Follow]

In Witness Whereof, the parties hereto have executed and delivered this Agreement as of the date first written above.

GREIF RECEIVABLES FUNDING LLC

By:    /s/ DAVID C. LLOYD
Name:    David C. Lloyd
Title:    Vice President and Treasurer

GREIF PACKAGING LLC,
Individually, as an Originator and as the Servicer

By:    /s/ DAVID C. LLOYD
Name:    David C. Lloyd
Title:    Vice President and Treasurer

DELTA PETROLEUM COMPANY, INC.,
as an Originator

By:    /s/ DAVID C. LLOYD
Name:    David C. Lloyd
Title:    Vice President and Treasurer

AMERICAN FLANGE & MANUFACTURING CO. INC.,
as an Originator

By:    /s/ DAVID C. LLOYD
Name:    David C. Lloyd
Title:    Vice President and Treasurer

CARAUSTAR MILL GROUP, INC.,
as an Originator

By:    /s/ DAVID C. LLOYD
Name:    David C. Lloyd
Title:    Vice President and Treasurer

CARAUSTAR INDUSTRIAL AND CONSUMER PRODUCTS GROUP, INC.,
as an Originator

By:    /s/ DAVID C. LLOYD
Name:    David C. Lloyd
Title:    Vice President and Treasurer

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CARAUSTAR RECOVERED FIBER GROUP, INC.,
as an Originator

By:    /s/ DAVID C. LLOYD
Name:    David C. Lloyd
Title:    Vice President and Treasurer

THE NEWARK GROUP, INC.,
as an Originator

By:    /s/ DAVID C. LLOYD
Name:    David C. Lloyd
Title:    Vice President and Treasurer

CARAUSTAR CONSUMER PRODUCTS GROUP, LLC,
as an Originator

By:    /s/ DAVID C. LLOYD
Name:    David C. Lloyd
Title:    Vice President and Treasurer

CARAUSTAR CUSTOM PACKAGING GROUP, INC.,
as an Originator

By:    /s/ DAVID C. LLOYD
Name:    David C. Lloyd
Title:    Vice President and Treasurer

CASCADE PAPER CONVERTERS CO., converters co.,
as an Originator

By:    /s/ DAVID C. LLOYD
Name:    David C. Lloyd
Title:    Vice President and Treasurer

TAMA PAPERBOARD, LLC,
as an Originator

By:    /s/ DAVID C. LLOYD
Name:    David C. Lloyd
Title:    Vice President and Treasurer

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BANK OF AMERICA, N.A.,
as a Committed Investor, a Managing Agent and an Administrator for the BANA Investor Group and the Agent

By:    /s/ DANIEL GHANEM
Name:    Daniel Ghanem
Title:    Vice President

Commitment: $125,000,000

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MUFG BANK, LTD. F/K/A THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as a Committed Investor, a Managing Agent and an Administrator for the MUFG Investor Group

By:    /s/ YOHSUKE TAKAHASHI
Name:    Yohsuke Takahashi
Title:    Managing Director

Commitment: $75,000,000

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THE TORONTO DOMINION BANK,
as a Committed Investor, a Managing Agent and an Administrator for the TD Bank Investor Group

By:    /s/ BRADLEY PURKIS
Name:    Bradley Purkis
Title:    Managing Director

Commitment: $75,000,000

COMPUTERSHARE TRUST COMPANY OF CANADA, in its capacity as trustee of RELIANT TRUST, by its U.S. Financial Services Agent, THE TORONTO DOMINION BANK, as a Conduit Investor for the TD Bank Investor Group

By:    /s/ BRADLEY PURKIS
Name:    Bradley Purkis
Title:    Managing Director

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